As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-143498

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6035	02-0430695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Main Street

P.O. Box 9

Newport, New Hampshire 03773

(603) 863-0886

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Stephen W. Ensign

President and Chief Executive Officer

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 29

Newport, New Hampshire 03773

(603) 863-0886

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Schaberg, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Ave., NW Suite 800 Washington, D.C. 20006 Phone: (202) 626-5630	Willard F. Pinney, Jr., Esq. Murtha Cullina LLP CityPlace I 185 Asylum Street, 29th Floor Hartford, CT 06103 Phone: (860) 240-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

(Continued on next page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	750,390 shares (1)	(2)	$5,130,897(2)	$157.52(3)

(1)	Represents the maximum number of shares of New Hampshire Thrift Bancshares, Inc. common stock that may be issued in connection with the proposed merger to which this Registration Statement relates.

(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of the aggregate market value of the common stock of First Community Bank to be exchanged or cancelled in connection with the merger and computed by (a) multiplying (i) the book value of such shares as of April 30, 2007, which equaled $6.49, by (ii) 1,254,498, representing the maximum number of shares of First Community Bank common stock expected to be exchanged or cancelled in connection with the merger, and from that total ($8,141,692) (b) subtracting $3,010,795, representing the estimated amount of cash to be paid to stockholders of First Community Bank.
(3)	Registration fee of $157.52 was previously paid with the initial registration statement filed with the Securities and Exchange Act Commission on June 4, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of New Hampshire Thrift Bancshares, Inc. and First Community Bank have each unanimously approved a merger of First Community Bank with and into Lake Sunapee Bank, fsb, a wholly-owned subsidiary of New Hampshire Thrift Bancshares. First Community Bank stockholders will have the opportunity to elect to receive merger consideration in the form of 0.7477 shares of New Hampshire Thrift Bancshares common stock, $12.00 in cash, or a combination of New Hampshire Thrift Bancshares common stock and cash, in exchange for the shares of First Community Bank common stock that they own. However, because 80% of the total number of shares of First Community Bank common stock outstanding at the closing will be converted into New Hampshire Thrift Bancshares common stock and the remaining 20% of the shares outstanding will be converted into cash, First Community Bank stockholders may receive a combination of cash and shares of New Hampshire Thrift Bancshares common stock that is different than what such stockholder elected depending on the elections made by other First Community Bank stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement.

Based on the closing price of $14.80 per share of New Hampshire Thrift Bancshares common stock on June 21, 2007, each share of First Community Bank common stock that is exchanged for New Hampshire Thrift Bancshares common stock would be converted into 0.7477 shares of New Hampshire Thrift Bancshares common stock having a value of $11.07. The market price of New Hampshire Thrift Bancshares common stock will fluctuate over time, which will cause the value of the stock component of the merger consideration to fluctuate. New Hampshire Thrift Bancshares common stock is listed on the Nasdaq Global Market under the symbol “NHTB.” New Hampshire Thrift Bancshares and First Community Bank expect that the merger will generally be tax-free to First Community Bank stockholders with respect to any New Hampshire Thrift Bancshares common stock received and will generally be taxable with respect to any cash received.

The merger cannot be completed unless the stockholders of First Community Bank approve the merger agreement. First Community Bank has scheduled a special meeting of its stockholders in order to vote on the merger agreement. The Board of Directors of First Community Bank unanimously recommends that the stockholders of First Community Bank vote “FOR” approval of the merger agreement and the transactions contemplated therein.

First Community Bank will hold its special meeting of stockholders on Wednesday, August 8, 2007 at 5:00 p.m., Eastern Time, at The Woodstock Inn & Resort, 14 The Green, Woodstock, Vermont.

This document serves as the proxy statement for the special meeting of stockholders of First Community Bank and the prospectus for the shares of New Hampshire Thrift Bancshares to be issued in the merger. This document describes the special meeting, the merger, the documents related to the merger, and other related matters. New Hampshire Thrift Bancshares and First Community Bank urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled “ Risk Factors” beginning on page 27. You can also obtain information about New Hampshire Thrift Bancshares from documents filed with the Securities and Exchange Commission. Additional information about First Community Bank is provided in Appendix D to this proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the special meeting of First Community Bank, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and the other proposals being considered at the meeting. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision, any other bank regulatory agency, or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 22, 2007 and is first being mailed to stockholders of First Community Bank on or about June 29, 2007.

HOW TO GET COPIES OF RELATED DOCUMENTS

This proxy statement/prospectus is accompanied by a copy of the annual report to stockholders of New Hampshire Thrift Bancshares for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 20, 2007. In addition, a copy of New Hampshire Thrift Bancshares’ Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on May 15, 2007, is attached hereto as Appendix E. You should carefully review and consider the information in New Hampshire Thrift Bancshares’ annual report and quarterly report as they include important business and financial information about New Hampshire Thrift Bancshares.

This document incorporates important business and financial information about New Hampshire Thrift Bancshares, Inc. that is not included in or delivered with this document. Stockholders may receive the information free of charge by writing or calling New Hampshire Thrift Bancshares, Inc., 9 Main Street, P.O. Box 9, Newport, New Hampshire 03773, Attention: Stephen R. Theroux; telephone number: (603) 863-0886. New Hampshire Thrift Bancshares will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of First Community Bank’s special meeting of stockholders, any request should be made by July 31, 2007. Additional information about First Community Bank is provided in Appendix D to this proxy statement/prospectus. See also “Where You Can Find More Information” on page 78.

i

Comparison of Stockholders’ Rights for Existing Stockholders of First Community Bank	69
Description of Capital Stock of New Hampshire Thrift Bancshares	74
Provisions of the New Hampshire Thrift Bancshares’ Certificate of Incorporation and Bylaws	75
PROPOSAL II—AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS	78
EXPERTS	78
LEGAL OPINIONS	78
WHERE YOU CAN FIND MORE INFORMATION	78

APPENDICES

A.	Agreement and Plan of Merger by and between New Hampshire Thrift Bancshares, Inc. and First Community Bank dated as of April 16, 2007	A-1

B.	Opinion of RBC Capital Markets	B-1

C.	Chapter 13 of the Vermont Business Corporations Act – Dissenters’ Rights	C-1

D.	First Community Bank Financial Information	D-1

E.	New Hampshire Thrift Bancshares’ Quarterly Report on Form 10-Q	E-1

ii

FIRST COMMUNITY BANK

One Bond Street

Woodstock, Vermont 05091

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 8, 2007

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Community Bank will be held on Wednesday, August 8, 2007, at 5:00 p.m., Eastern Time, at The Woodstock Inn & Resort, 14 The Green, Woodstock, Vermont, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, by and between New Hampshire Thrift Bancshares, Inc. and First Community Bank, dated as of April 16, 2007, and all of the matters contemplated in the agreement, pursuant to which First Community Bank will merge with and into Lake Sunapee Bank, fsb, a wholly-owned subsidiary of New Hampshire Thrift Bancshares, with Lake Sunapee Bank, fsb being the surviving institution; and

2.	To vote on such other matters as may properly come before the First Community Bank special meeting or any adjournment or postponement of the meeting, including any proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals. As of the date of this proxy statement/prospectus, management of First Community Bank is not aware of any other business to be considered.

The merger with New Hampshire Thrift Bancshares is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.

The Board of Directors of First Community Bank has established June 11, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of First Community Bank common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by First Community Bank. A list of stockholders entitled to vote at the special meeting will be available at First Community Bank, One Bond Street, Woodstock, Vermont 05091, beginning two business days after the date of this notice, June 22, 2007, and continuing through the meeting. The list also will be available at the special meeting.

The Board of Directors of First Community Bank unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein as described in the proxy statement/prospectus.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at First Community Bank’s special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Woodstock, Vermont	Jenness L. Chase
June 22, 2007	Corporate Secretary

SUMMARY

This is a summary of certain information regarding the proposed merger and the stockholder meetings to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. First Community Bank urges you to carefully read the entire document, including the Appendices, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

The Boards of Directors of New Hampshire Thrift Bancshares, Inc. and First Community Bank have approved a merger agreement between New Hampshire Thrift Bancshares and First Community Bank pursuant to which First Community Bank will merge with and into Lake Sunapee Bank, fsb, a wholly-owned subsidiary of New Hampshire Thrift Bancshares. The merger cannot be completed unless the stockholders of First Community Bank approve the merger agreement at First Community Bank’s special meeting. This document is the proxy statement used by First Community Bank’s Board to solicit proxies for the special meeting of First Community Bank. This document is also the prospectus of New Hampshire Thrift Bancshares for the shares of New Hampshire Thrift Bancshares common stock to be issued to First Community Bank stockholders if the merger is completed.

THE FIRST COMMUNITY BANK SPECIAL MEETING

Date, Time and Place

First Community Bank will hold its special meeting of stockholders on Wednesday, August 8, 2007, at 5:00 p.m., Eastern time, at The Woodstock Inn & Resort, 14 The Green, Woodstock, Vermont.

Record Date

The record date for stockholders entitled to vote at the special meeting of stockholders of First Community Bank is June 11, 2007.

Shares Entitled to Vote

On the record date, there were 1,168,843 shares of First Community Bank common stock outstanding and entitled to vote at the First Community Bank special meeting.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the merger agreement.

Vote Required

A majority of the outstanding shares of First Community Bank common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Therefore, your failure to vote, your failure to instruct your broker to vote your shares (a “broker non-vote”), or your abstaining from voting will have the same effect as a vote against the merger agreement.

As of the record date, the directors and executive officers of First Community Bank and their affiliates beneficially owned 385,036 shares, or approximately 30.7% of the outstanding shares of First Community Bank common stock. Pursuant to voting agreements entered into at the time the merger agreement with New Hampshire Thrift Bancshares was signed, each director and executive officer of First Community Bank has agreed, among other things, to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

First Community Bank’s Board of Directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein as described in this proxy statement/prospectus.

THE COMPANIES

New Hampshire Thrift Bancshares

New Hampshire Thrift Bancshares, a Delaware corporation formed in July 1989, is the holding company for Lake Sunapee Bank, fsb. Lake Sunapee Bank is a federally-chartered savings bank that operates nineteen branches in Grafton, Hillsborough, Merrimack and Sullivan counties in New Hampshire. The area served by Lake Sunapee Bank is best known for its recreational facilities and its resort/retirement environment. Within the market area are two major ski areas, several lakes, retirement communities, a four-season recreational development center designed to support 3,500 families, Dartmouth-Hitchcock Medical Center, Colby-Sawyer College, New England College, and Dartmouth College and several industrial manufacturing employers. The Federal Deposit Insurance Corporation insures the deposits of Lake Sunapee Bank.

Since its formation, New Hampshire Thrift Bancshares has opened eight de novo branches. In January 1997, New Hampshire Thrift Bancshares acquired Landmark Bank and in October 1999, New Hampshire Thrift Bancshares acquired three branches from New London Trust, fsb. In December 2006, New Hampshire Thrift Bancshares announced that it had entered into a definitive agreement to acquire First Brandon Financial Corporation and First Brandon Financial’s wholly-owned subsidiary, First Brandon National Bank. First Brandon National Bank operates four branches in Rutland County, Vermont. The acquisition of First Brandon Financial was completed on June 1, 2007.

At March 31, 2007, New Hampshire Thrift Bancshares had $654.6 million in total consolidated assets. New Hampshire Thrift Bancshares’ principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773. New Hampshire Thrift Bancshares’ telephone number is (603) 863-0886.

First Community Bank

First Community Bank is a Vermont-chartered commercial bank offering a broad range of banking services. First Community Bank currently serves its customers from five locations in Woodstock, Killington and Rutland, Vermont. First Community Bank accepts deposits and invests the funds in commercial, residential and consumer loans, as well as money market instruments and U.S. government agency debt securities. The Federal Deposit Insurance Corporation insures the deposits of First Community Bank.

At March 31, 2007, First Community Bank had $82.2 million in total assets. First Community Bank’s principal executive offices are located at One Bond Street, Woodstock, Vermont 05091. First Community Bank’s telephone number is (802) 457-4500.

THE MERGER

General Description (page 38)

First Community Bank will merge with and into Lake Sunapee Bank, a wholly-owned subsidiary of New Hampshire Thrift Bancshares, with Lake Sunapee Bank as the surviving institution. One member of the current Board of Directors of First Community Bank will be invited to join the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, respectively. The remaining members of the current Board of Directors of First Community Bank whose primary residences are located in the State of Vermont will be invited to serve as members of an advisory board to be established and maintained by New Hampshire Thrift Bancshares. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Merger Consideration Payable to First Community Bank Stockholders (page 47)

First Community Bank stockholders will be offered the opportunity to elect to receive merger consideration in the form of 0.7477 shares of New Hampshire Thrift Bancshares common stock, $12.00 in cash or a combination of New Hampshire Thrift Bancshares common stock and cash in exchange for their shares of First Community Bank common stock. However, because the merger agreement generally provides that 80% of the total number of shares of First Community Bank common stock outstanding at the closing will be converted into New Hampshire Thrift Bancshares common stock and the remaining 20% of the shares outstanding will be converted into cash, a First Community Bank stockholder may receive a combination of cash and shares of New Hampshire Thrift Bancshares common stock that is different than what such stockholder elected depending on the elections made by other First Community Bank stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement.

Election Procedures (page 48)

No more than 40 business days and no less than 20 business days before the expected date of completion of the merger, New Hampshire Thrift Bancshares will send an election form to First Community Bank stockholders. The election form will entitle you to elect to receive cash, New Hampshire Thrift Bancshares common stock, or a combination of cash and New Hampshire Thrift Bancshares common stock, or to make no election with respect to the merger consideration that you wish to receive.

You should not send in your stock certificates until you receive the election form or subsequent instructions from the exchange agent.

The merger agreement contains allocation and proration provisions that are designed to ensure that 80% of the outstanding shares of common stock of First Community Bank will be exchanged for shares of New Hampshire Thrift Bancshares common stock and the remaining 20% of the outstanding shares of common stock of First Community Bank will be exchanged for cash.

Under the allocation and proration provisions in the merger agreement, if the holders of more than 80% of the outstanding shares of common stock of First Community Bank common stock elect to receive New Hampshire Thrift Bancshares common stock for such shares, the amount of New Hampshire common stock that each such stockholder would receive from New Hampshire Thrift Bancshares will be reduced on a pro rata basis. As a result, these First Community Bank stockholders will receive cash consideration for any First Community Bank shares for which they do not receive New Hampshire Thrift Bancshares common stock.

Similarly, if the holders of more than 20% of the outstanding First Community Bank common stock elect to receive cash for such shares, the amount of cash that each such stockholder would receive from New Hampshire Thrift Bancshares will be reduced on a pro rata basis. As a result, such stockholders will receive New Hampshire Thrift Bancshares common stock for any First Community Bank shares for which they do not receive cash.

The deadline for returning the election form is 5:00 p.m., Eastern time, on the twenty-fifth day following the mailing date of the election form, unless First Community Bank and New Hampshire Thrift Bancshares mutually agree upon another deadline date. If you do not make an election, either cash or shares of New Hampshire Thrift Bancshares common stock, or a combination of cash and shares of New Hampshire Thrift Bancshares common stock will be allocated to you, depending on the elections made by other First Community Bank stockholders.

Treatment of First Community Bank Stock Options (page 50)

At the effective time of the merger, First Community Bank will terminate its stock option plans. Each option granted under the First Community Bank stock option plans, whether vested or unvested, and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from First Community Bank in an amount equal to the product of:

•	the number of First Community Bank shares provided for in the option; and

•	the excess, if any, of $12.00 over the exercise price per share provided in the option.

This cash payment will be made without interest and will be net of all applicable withholding taxes.

Comparative Pro Forma Per Share Data (page 25)

New Hampshire Thrift Bancshares common stock is listed on the Nasdaq Global Market under the symbol “NHTB.” There is no established public trading market for First Community Bank common stock. The table below presents the per share closing prices of New Hampshire Thrift Bancshares’ common stock and the equivalent per share price for First Community Bank common stock on (1) April 13, 2007, the last trading date before public announcement of the merger agreement, and (2) June 21, 2007, the latest practicable date before printing of this document. The equivalent price per share column represents the aggregate consideration to be received by all First Community Bank stockholders on a per share basis and is calculated by valuing New Hampshire Thrift Bancshares common stock at the last reported sale price on the indicated date and multiplying this value by the estimated number of shares of New Hampshire Thrift Bancshares being issued in the merger (750,390 shares). This amount is added to the current estimated cash consideration of $3,010,795, calculated by multiplying the per share cash consideration, $12.00, by 20% of the number of shares of First Community Bank common stock outstanding as of April 13, 2007 and June 21, 2007, the latest practicable date before printing. This total is then divided by the total number of shares of First Community Bank common stock outstanding as of each of such dates (1,254,498 shares). For more information about the exchange ratio, see “Proposal I—The Proposed Merger—Merger Consideration; Cash or Stock Election,” and for more information about the stock prices and dividends of New Hampshire Thrift Bancshares and First Community Bank, see “Stock Trading and Dividend Information.”

	New Hampshire Thrift Bancshares Common Stock	Equivalent First Community Bank Per Share Price
April 13, 2007	$15.22	$11.50
June 21, 2007	14.80	11.25

Stockholders of First Community Bank will receive consideration based on their individual elections and the election procedures described under “The Proposed Merger — Merger Consideration; Cash or Stock Election.” Stockholders who receive only cash will receive $12.00 per share and stockholders who receive only shares of New Hampshire Thrift Bancshares common stock will receive shares that have an equivalent value of $11.50 and $11.25 per share, based on the price of the New Hampshire Thrift Bancshares on April 13, 2007 and June 21, 2007, respectively. Stockholders could also receive a combination of cash and shares of New Hampshire Thrift Bancshares common stock. However, the market price of New Hampshire Thrift Bancshares’ common stock will fluctuate between the date of this document and the date on which the merger takes place, as well as after completion of the merger. First Community Bank stockholders are advised to obtain current market quotations for New Hampshire Thrift Bancshares’ common stock. No assurance can be given as to the market price of New Hampshire Thrift Bancshares’ common stock at the time of the merger or thereafter.

New Hampshire Thrift Bancshares Dividends (page 68)

In the first and second quarters of 2006, New Hampshire Thrift Bancshares paid on its common stock a quarterly cash dividend of $0.125 per share. The quarterly dividend increased to $0.13 per share for the third and fourth quarters of 2006 and for the first quarter of 2007. New Hampshire Thrift Bancshares currently expects to continue to pay a quarterly cash dividend of at least $0.13 per share of common stock. Although there is no present plan or intention to decrease these dividends, the payment and magnitude of any future dividends will be considered in light of changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Dissenters’ Rights for First Community Bank Stockholders (See page 66)

Under Chapter 13 of the Vermont Business Corporation Act, holders of First Community Bank common stock have the right to dissent from, and obtain payment of the fair value of their shares of First Community Bank common stock in connection with, the merger. To perfect such dissenters’ rights, a First Community Bank stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Chapter 13 of Vermont Business Corporation Act. These procedures are described more fully beginning on page 66.

A copy of Chapter 13 of the Vermont Business Corporation Act is included as Appendix C to this document.

Material Federal Income Tax Consequences of the Merger (See page 61)

The merger has been structured to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. It is a condition to the respective obligations of the parties to complete the merger that New Hampshire Thrift Bancshares and First Community Bank each receive a legal opinion to the effect that the merger will so qualify. The consequences described below assume that, as expected, the merger will qualify as a tax-free reorganization for federal income tax purposes. The federal income tax consequences of the merger to First Community Bank stockholders will depend on the form of consideration they receive in the merger.

If a First Community Bank stockholder receives solely New Hampshire Thrift Bancshares common stock in exchange for their First Community Bank common stock, they will generally not recognize any gain or loss for federal income tax purposes (except with respect to cash received in lieu of any fractional shares). If a First Community Bank stockholder receives solely cash in exchange for their First Community Bank common stock, they will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and their tax basis in their shares of First Community Bank common stock exchanged.

If a First Community Bank stockholder receives a combination of New Hampshire Thrift Bancshares common stock and cash in exchange for their shares of First Community Bank common stock, and their tax basis in their shares of First Community Bank common stock is less than the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received, they generally will recognize gain in an amount equal to the lesser of:

(1) the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received minus their tax basis in First Community Bank common stock exchanged in the merger; or

(2) the amount of cash received in the merger.

However, if a First Community Bank stockholder receives a combination of New Hampshire Thrift Bancshares common stock and cash in exchange for their shares of First Community Bank and they realize a loss because their tax basis in their shares of First Community Bank common stock is greater than the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received, the loss will not be recognized for tax purposes until such time as they dispose of the shares received in the merger.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRST COMMUNITY BANK STOCKHOLDERS WILL DEPEND UPON EACH STOCKHOLDER’S SITUATION. IN ADDITION, FIRST COMMUNITY BANK STOCKHOLDERS MAY BE SUBJECT TO STATE, LOCAL OR FOREIGN TAX LAWS THAT ARE NOT DISCUSSED IN THIS DOCUMENT. FIRST COMMUNITY BANK STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

Resale of New Hampshire Thrift Bancshares Common Stock (page 65)

The shares of New Hampshire Thrift Bancshares common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those shares after they receive them. First Community Bank has identified certain of its directors and executive officers who may be deemed “affiliates” of First Community Bank, and those persons have entered into agreements with New Hampshire Thrift Bancshares restricting their ability to transfer the shares they will receive in the merger.

Comparison of Stockholders’ Rights for Existing Stockholders of First Community Bank (page 69)

In the merger, each First Community Bank stockholder who receives New Hampshire Thrift Bancshares common stock will become a New Hampshire Thrift Bancshares stockholder. The rights of First Community Bank stockholders are currently governed by the Vermont banking and insurance law, the Vermont Business Corporation Act (to the extent that the Vermont Business Corporation Act does not conflict with the Vermont banking and insurance law), and First Community Bank’s articles of association and bylaws. The rights of New Hampshire Thrift Bancshares stockholders are currently governed by the Delaware General Corporation Law and New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws. There are differences in the rights of stockholders of First Community Bank and New Hampshire Thrift Bancshares stockholders with respect to special meetings of stockholders, stockholder action by written consent, classification of the Board of Directors, director qualifications, filling vacancies on the Board of Directors, and various other matters.

First Community Bank’s Reasons for the Merger (page 40)

First Community Bank entered into the merger agreement at the conclusion of a process in which First Community Bank determined that a merger with New Hampshire Thrift Bancshares was in the best interests of its stockholders. The Board of Directors of First Community Bank considered a number of factors, which are discussed in more detail in the body of this document, and include, among others, the expanded products and services that would be available to the customers of, and the community surrounding, First Community Bank, and the geographic fit of the branch networks of First Community Bank and New Hampshire Thrift Bancshares.

The First Community Bank Board of Directors believes that the merger is fair to First Community Bank stockholders and urges stockholders to vote “FOR” approval of the merger agreement and the transactions contemplated therein.

Opinion of First Community Bank’s Financial Advisor (page 41)

Among other factors considered in deciding to approve the merger agreement, the Board of Directors of First Community Bank considered the opinion of RBC Capital Markets, its financial advisor, provided to the First Community Bank Board of Directors on April 16, 2007, which stated that as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations in its opinion, the per share merger consideration provided for in the merger agreement was fair from a financial point of view to holders of First Community Bank common stock. Holders of First Community Bank common stock should carefully read RBC Capital Markets’ opinion in its entirety. A copy of the full text of RBC Capital Markets’ fairness opinion dated as of April 16, 2007 is included as Appendix B to this document. RBC Capital Markets’ opinion is not intended to be and does not constitute a recommendation to any holder of First Community Bank or New Hampshire Thrift Bancshares common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between First Community Bank and RBC Capital Markets, First Community Bank agreed to pay RBC Capital Markets a fee of approximately $342,500 for its financial advisory services, including rendering its fairness opinion. The principal portion of the fee is payable upon completion of the merger.

Interests of First Community Bank’s Directors and Executive Officers in the Merger (See page 52)

First Community Bank’s directors and executive officers have financial interests in the merger that are in addition to their interests as stockholders. The First Community Bank Board of Directors considered these interests in deciding to approve the merger agreement.

New Hampshire Thrift Bancshares has agreed that one current director of First Community Bank will be appointed to serve as director of New Hampshire Thrift Bancshares and Lake Sunapee Bank, respectively, when the merger is completed. The remaining members of the current Board of Directors of First Community Bank whose primary residences are located in the State of Vermont will be invited to serve as members of the advisory board to be established and maintained by New Hampshire Thrift Bancshares. Each member of the advisory board will receive a fee of $250 per meeting attended, which fee shall not be paid for meetings attended by telephone.

Prior to entry into the merger agreement, First Community Bank had entered into employment agreements with Charles M. Petersen, its President and Chief Executive Officer, as well as two Senior Vice Presidents providing for certain severance benefits upon a change of control. Contemporaneously with the execution of the merger agreement, each of the three individuals entered into a settlement agreement with New Hampshire Thrift Bancshares and First Community Bank, agreeing to the termination of each individual’s existing employment agreement, in exchange for a lump sum cash payment at the merger effective date of $73,000 to the President and Chief Executive Officer and $100,000 to each of the other two individuals.

In addition, as of the date of the merger agreement, New Hampshire Thrift Bancshares entered into a noncompetition agreement with Mr. Petersen for an eighteen-month period following the effective date of the merger. Mr. Petersen will receive an amount equal to $11,250 per month for the first twelve months of the term, and $9,500 per month for the final six months of the term. The geographic scope of the noncompetition provisions will be the states of Vermont and New Hampshire for the first twelve months of the term and will be those counties in which New Hampshire Thrift Bancshares operates for the final six months of the term.

Pursuant to the terms of the merger agreement, at the effective date of the merger, all unvested First Community Bank stock options will vest and will be cancelled in exchange for payment by First Community Bank of the difference between $12.00 and the exercise price of such option.

First Community Bank maintains executive salary continuation agreements, or SERPs, with Mr. Petersen and two other executive officers under which Mr. Petersen would be entitled to payment of $90,000 per year following retirement at age 65 and the other two officers would be entitled to payment of $45,000 and $30,000 per year following retirement at age 65. Under these SERPs following the effective date of the merger, each of these executives will be treated as if they had continued working until age 65 with payments to commence upon the attainment of age 65 by each executive.

New Hampshire Thrift Bancshares has agreed to indemnify the directors and officers of First Community Bank against certain liabilities following the merger. New Hampshire Thrift Bancshares has also agreed to provide directors’ and officers’ liability insurance for a period of six years following the merger.

On the record date, directors and executive officers of First Community Bank and their affiliates beneficially owned 385,036 shares or 30.7% of the First Community Bank common stock.

Conditions to the Merger (See page 57)

Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement by First Community Bank stockholders and receipt of required regulatory approvals.

Regulatory Approvals Required for the Merger (See page 57)

The merger and related transactions are subject to the approval of the Office of Thrift Supervision and notification to the Vermont Department of Banking, Insurance, Securities & Health Care Administration. New Hampshire Thrift Bancshares and First Community Bank have filed the required application and notification. As of the date of this document, the required approval has not been received. Approval by the Office of Thrift Supervision does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to First Community Bank stockholders.

Terminating the Merger Agreement (page 59)

First Community Bank will be required to pay New Hampshire Thrift Bancshares a termination fee in the amount of $625,000 if, among other things, in connection with First Community Bank’s receipt of a superior proposal (as defined in the merger agreement), the merger agreement is terminated because First Community Bank (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement, or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

The merger agreement may be terminated by First Community Bank if the average of the daily closing sales prices of New Hampshire Thrift Bancshares common stock for the twenty consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than $12.84 and the decrease in the trading price of New Hampshire Thrift Bancshares common stock over a specified period exceeds by 15% or more the decrease in the trading prices of an index group of financial institution holding companies over that period. If First Community Bank elects to exercise its termination right, it must give prompt written notice to New Hampshire Thrift Bancshares, which will have the option to increase the consideration to be received by the holders of First Community Bank common stock who elect to receive New Hampshire Thrift Bancshares common stock by adjusting the ratio of New Hampshire Thrift Bancshares shares to be received for each First Community Bank share pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will be deemed to have occurred.

The merger agreement also may be terminated by mutual consent, by either First Community Bank or New Hampshire Thrift Bancshares if the merger has not occurred by October 31, 2007 and under other limited circumstances described in the merger agreement.

Amending the Merger Agreement (page 59)

The merger agreement may be amended by the written consent of New Hampshire Thrift Bancshares and First Community Bank at any time prior to the special meeting of First Community Bank stockholders. After the stockholders of First Community Bank have voted to approve the merger agreement, no amendment may be made that would require further approval of First Community Bank stockholders without obtaining such approval.

Accounting Treatment of the Merger (page 65)

New Hampshire Thrift Bancshares expects to account for the merger as a purchase for financial reporting purposes. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of First Community Bank will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

No Solicitation by First Community Bank (page 58)

In the merger agreement, First Community Bank has agreed not to solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in any inquiries or the making of any proposal by any person other than New Hampshire Thrift Bancshares concerning an acquisition transaction involving First Community Bank. This restriction may deter other potential acquirers of control of First Community Bank. However, First Community Bank may take certain of these actions if its Board of Directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel.

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE FIRST COMMUNITY BANK SPECIAL MEETING

Q:	WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the First Community Bank special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in favor of the merger agreement and the other proposal to be voted on at the special meeting.

Q:	WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be approved by a majority of the outstanding shares of First Community Bank common stock entitled to vote at the First Community Bank special meeting. Therefore, the failure of a First Community Bank stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. If you do not return your proxy card at or prior to the special meeting, it will be more difficult for First Community Bank to obtain the necessary votes to approve the merger agreement.

Q:	HOW DO I VOTE?

A: You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the meetings. Even if you plan to attend the meetings in person, please take the time to properly return the proxy card to ensure that your vote is counted.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your broker can vote your shares on all other proposals without your instructions.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker non-vote will be counted toward a quorum at the special meeting of First Community Bank, but it will have the same effect as a vote against the merger agreement.

Q:	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. Stockholders of First Community Bank are invited to attend the First Community Bank special meeting. Stockholders of record can vote in person at the meetings. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the meetings in person.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of First Community Bank stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the meetings. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	I AM A FIRST COMMUNITY BANK STOCKHOLDER. SHOULD I SEND IN MY FIRST COMMUNITY BANK STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. New Hampshire Thrift Bancshares will separately send you an election form with instructions for exchanging your First Community Bank stock certificates.

Q: WHEN DO YOU EXPECT TO MERGE?

A: New Hampshire Thrift Bancshares and First Community Bank are working toward completing the merger as quickly as possible. However, New Hampshire Thrift Bancshares and First Community Bank cannot assure you when or if the merger will occur. The approvals of stockholders of First Community Bank and all necessary regulatory approvals must first be obtained.

Q:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A: First Community Bank stockholders should contact:

     First Community Bank

     One Bond Street

     Woodstock, Vermont 05091

     Attention: Jenness L. Chase, Corporate Secretary

     Phone Number: (802) 457-4500

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of New Hampshire Thrift Bancshares and First Community Bank, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions.

The ability of New Hampshire Thrift Bancshares and First Community Bank to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties related to the consummation of the merger and the integration of the businesses of New Hampshire Thrift Bancshares’ subsidiary, Lake Sunapee Bank, and First Community Bank;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	lower than expected revenues following the merger;

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	limitations imposed by the merger agreement on First Community Bank’s ability to pursue alternatives to the merger;

•	loans with a higher risk of loss included in New Hampshire Thrift Bancshares’ loan portfolio;

•	the possibility that New Hampshire Thrift Bancshares’ allowance for loan losses might not be sufficient to cover actual loan losses;

•	changes in the interest rate environment;

•

changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	New Hampshire Thrift Bancshares’ dependence on its executive officers and key personnel;

•	legislative or regulatory changes;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	the need for New Hampshire Thrift Bancshares to maintain an effective system of internal control over financial reporting;

•	limitations on certain transactions imposed by New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws;

•

a possible change in New Hampshire Thrift Bancshares’ ability to pay dividends in the future in accordance with past practice, due to dependence on Lake Sunapee Bank’s earnings and certain legal and regulatory restrictions;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. First Community Bank stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference, or such other relevant historical date in this or incorporated documents.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to New Hampshire Thrift Bancshares or First Community Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, New Hampshire Thrift Bancshares and First Community Bank undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

The following tables set forth selected consolidated historical financial and other data of New Hampshire Thrift Bancshares for the periods and at the dates indicated. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of New Hampshire Thrift Bancshares, incorporated by reference into this document. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 was derived in part from audited consolidated financial statements that are not included or incorporated by reference into this document. See “Where You Can Find More Information” on page 78.

The information at March 31, 2007 and for the three months ended March 31, 2007 and 2006 is derived from unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year.

	At March 31, 2007	At December 31,
		2006	2005	2004	2003	2002
	(unaudited)
	(In thousands, except per share data)
Selected Financial Condition Data:
Total assets	$654,590	$672,031	$650,179	$595,514	$526,246	$496,645
Total deposits	469,899	465,506	464,637	433,072	428,477	429,328
Total securities (1)	91,271	99,063	119,303	123,421	126,179	85,828
Loans, net	493,097	492,712	463,151	413,808	344,573	317,144
Loans held for sale	1,328	1,771	2,263	1,295	870	5,556
Federal Home Loan Bank advances	100,000	120,000	100,000	75,000	22,000	—
Stockholders’ equity	47,069	48,409	46,727	43,835	39,125	33,766
Allowance for loan losses	3,994	3,975	4,022	4,019	3,899	3,876
Nonperforming loans	571	754	278	293	1,158	664
Shares outstanding	4,060,878	4,180,080	4,219,980	4,167,180	4,017,380	3,917,848
Book value per share	$11.59	$11.58	$11.07	$10.52	$9.74	$8.62

(1)	Includes available for sale securities shown at fair value, held to maturity securities at cost and Federal Home Loan Bank stock at cost.

	Three Months Ended March 31,
	2007	2006
	(In thousands, except per share data) (unaudited)
Selected Operating Data:
Interest and dividend income	$8,811	$7,967
Interest expense	4,480	2,999

Net interest and dividend income	4,331	4,968
Provision for loan losses	7	40

Net interest and dividend income after provision for loan losses	4,324	4,928
Total noninterest income	1,530	1,278
Total noninterest expense	4,324	4,116

Income before income taxes	1,530	2,090
Income taxes	505	719

Net income	$1,025	$1,371

Per Share Data
Basic earnings	$0.25	$0.32
Diluted earnings	$0.24	$0.32
Dividends paid	$0.13	$0.13

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$33,674	$28,631	$25,284	$21,494	$25,133
Interest expense	15,261	8,916	6,517	5,736	10,323

Net interest and dividend income	18,413	19,715	18,767	15,758	14,810
Provision for loan losses	230	89	75	100	120

Net interest and dividend income after provision for loan losses	18,183	19,626	18,692	15,658	14,690
Total noninterest income	5,875	4,108	4,075	6,331	4,965
Total noninterest expense	16,518	14,952	14,505	12,711	12,880

Income before income taxes	7,540	8,782	8,262	9,278	6,775
Income taxes	2,500	3,258	3,164	3,507	2,475

Net income	$5,040	$5,524	$5,098	$5,771	$4,300

Per Share Data
Basic earnings	$1.20	$1.31	$1.23	$1.46	$1.10
Diluted earnings	$1.17	$1.29	$1.20	$1.42	$1.09
Dividends paid	$0.52	$0.50	$0.45	$0.36	$0.32

	At or For the Three Months Ended March 31,
	2007	2006
	(unaudited)
Performance Ratios:
Return on average assets	0.60%	0.85%
Return on average equity	8.68%	12.56%
Average equity as a percent of average assets	7.20%	8.21%
Interest rate spread	2.73%	2.98%
Net interest margin	2.88%	3.41%
Average interest-earning assets to average interest-bearing liabilities	105.01%	121.13%
Operating expense as a percent of average total assets	0.67%	0.65%
Dividend payout ratio	52.00%	39.06%

Capital Ratios (Bank Only):
Tier 1 leverage capital ratio	8.29%	8.21%
Total risk based capital ratio	11.95%	12.18%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	0.12%	0.11%
Nonperforming assets as a percent of total assets	0.09%	0.08%
Allowance for loan losses as a percent of loans before allowance for loan losses	0.80%	0.85%
Allowance for loan losses as a percent of nonperforming loans	699.47%	765.20%

Other Data:
Number of branch locations	19	17

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Performance Ratios:
Return on average assets	0.76%	0.89%	0.87%	1.15%	0.88%
Return on average equity	11.08	13.10	12.17	15.83	13.94
Average equity as a percent of average assets	6.91	6.80	7.15	7.28	6.35
Interest rate spread	2.87	3.40	3.48	3.43	3.34
Net interest margin	3.02	3.49	3.54	3.50	3.42
Average interest-earning assets to average interest-bearing liabilities	106.09	105.47	105.10	105.94	103.34
Operating expense as a percent of average total assets	2.51	2.41	2.48	2.54	2.65
Dividend payout ratio	43.33	38.17	36.59	24.66	29.09

Capital Ratios (Bank Only):
Tier 1 leverage capital ratio	8.12	7.80	7.87	7.56	7.02
Total risk based capital ratio	11.92	11.31	12.04	11.88	12.12

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	0.15	0.06	0.07	0.34	0.21
Nonperforming assets as a percent of total assets	0.11	0.04	0.05	0.22	0.14
Allowance for loan losses as a percent of loans before allowance for loan losses	0.80	0.86	0.97	1.12	1.21
Allowance for loan losses as a percent of nonperforming loans	527.21	1,446.76	1,371.67	336.70	583.73

Other Data:
Number of branch locations	18	17	15	14	14

SELECTED HISTORICAL FINANCIAL DATA OF FIRST COMMUNITY BANK

The summary information presented below at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 is derived in part from and should be read in conjunction with the audited financial statements and notes thereto of First Community Bank for the years ended December 31, 2006 and 2005 presented elsewhere in this document. The information at December 31, 2004, 2003 and 2002 and for the years ended December 31, 2004, 2003 and 2002 is derived in part from audited financial statements that are not included or incorporated by reference into this document.

The information at March 31, 2007 and for the three months ended March 31, 2007 and 2006 is derived from unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year.

	At March 31, 2007	At December 31,
		2006	2005	2004	2003	2002
	(unaudited)	(In thousands, except per share data)
Selected Financial Condition Data:
Total assets	$82,161	$83,313	$74,760	$68,257	$61,311	$51,148
Total deposits	68,785	69,758	60,036	54,912	51,079	37,959
Total securities (1)	4,316	4,516	5,342	4,725	6,785	6,965
Loans, net	61,365	63,898	60,801	57,850	50,094	37,873
Loans held for sale	—	—	475	—	93	—
Federal Home Loan Bank advances	4,828	4,927	6,315	5,689	2,750	5,250
Stockholders’ equity	8,147	8,133	7,942	7,291	7,183	7,488
Allowance for loan losses	724	723	716	644	558	468
Nonperforming loans	—	—	—	—	—	—
Shares outstanding	1,254,498	1,254,348	1,253,498	1,246,898	1,246,898	1,246,898
Book value per share	$6.49	$6.48	$6.34	$5.85	$5.76	$6.01

(1)	Includes available for sale securities shown at fair value and Federal Home Loan Bank stock at cost.

	Three Months Ended March 31,
	2007	2006
	(In thousands, except per share data)
	(unaudited)
Selected Operating Data:
Interest and dividend income	$1,292	$1,132
Interest expense	584	375

Net interest and dividend income	708	757
Provision for loan losses	—	—

Net interest and dividend income after provision for loan losses	708	757
Total noninterest income	134	83
Total noninterest expense	843	736

(Loss) Income before income tax (benefit) expense	(1)	104
Income tax (benefit) expense	(8)	32

Net income	$7	$72

Per Share Data
Basic earnings	$.01	$.06
Diluted earnings	$.01	$.06

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$4,865	$4,208	$3,363	$2,930	$2,779
Interest expense	1,897	1,242	937	940	1,097

Net interest and dividend income	2,968	2,966	2,426	1,990	1,682
Provision for loan losses	10	72	86	90	20

Net interest and dividend income after provision for loan losses	2,958	2,894	2,340	1,900	1,662
Total noninterest income	363	306	323	628	386
Total noninterest expense	3,110	2,796	2,561	2,666	1,896

Income (loss) before income tax expense (benefit)	211	404	102	(138)	152
Income tax expense (benefit)	58	(228)	0	0	0

Net income (loss)	$153	$632	$102	$(138)	$152

Per Share Data
Basic earnings (loss)	$.12	$.51	$.08	$(0.11)	$0.12
Diluted earnings (loss)	$.12	$.50	$.08	$(0.11)	$0.12

	At or For the Three Months Ended March 31,
	2007	2006
	(unaudited)
Performance Ratios:
Return on average assets	0.03%	0.39%
Return on average equity	0.35%	3.67%
Average equity as a percent of average assets	10.00%	10.73%
Interest rate spread	3.36%	4.08%
Net interest margin	3.72%	4.37%
Average interest-earning assets to average interest-bearing liabilities	111.71%	113.63%
Operating expense as a percent of average total assets	4.15%	4.02%
Efficiency ratio	100.10%	87.62%

Capital Ratios:
Tier 1 leverage capital ratio	10.09%	11.05%
Total risk based capital ratio	14.11%	15.06%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	0.00%	0.11%
Nonperforming assets as a percent of total assets	0.00%	0.09%
Allowance for loan losses as a percent of loans before allowance for loan losses	1.17%	1.18%
Allowance for loan losses as a percent of nonperforming loans	0.00%	1,104.58%

Other Data:
Number of branch locations	5	3

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Performance Ratios:
Return (loss) on average assets	0.20%	0.89%	0.16%	(0.25)%	0.32%
Return (loss) on average equity	1.90%	8.44%	1.42%	(1.88)%	2.05%
Average equity as a percent of average assets	10.63%	10.52%	11.26%	13.10%	15.55%
Interest rate spread	3.84%	4.07%	3.67%	3.33%	3.17%
Net interest margin	4.17%	4.34%	3.95%	3.72%	3.72%
Average interest-earning assets to average interest-bearing liabilities	112.58%	115.20%	118.41%	121.77%	122.68%
Operating expense as a percent of average total assets	4.10%	3.93%	4.01%	4.76%	3.99%
Efficiency ratio	93.37%	85.45%	93.16%	101.83%	91.68%

Capital Ratios:
Tier 1 leverage capital ratio	10.27%	10.78%	10.93%	12.19%	15.17%
Total risk based capital ratio	13.76%	14.84%	15.22%	17.21%	21.68%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	0.00%	0.00%	0.00%	0.00%	0.00%
Nonperforming assets as a percent of total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses as a percent of loans before allowance for loan losses	1.12%	1.16%	1.10%	1.10%	1.22%
Allowance for loan losses as a percent of nonperforming loans	0.00%	0.00%	0.00%	0.00%	0.00%

Other Data:
Number of branch locations	5	3	3	3	2

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet at March 31, 2007 and unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 give effect to the merger of New Hampshire Thrift Bancshares and First Community Bank based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on unaudited consolidated financial information of New Hampshire Thrift Bancshares at and for the three months ended March 31, 2007, audited consolidated financial information of New Hampshire Thrift Bancshares at and for the year ended December 31, 2006, unaudited financial information of First Community Bank at and for the three months ended March 31, 2007, and audited financial information of First Community Bank at and for the year ended December 31, 2006. The unaudited pro forma consolidated financial information gives effect to the merger of New Hampshire Thrift Bancshares and First Community Bank using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, no pro forma adjustments have been included herein that reflect potential effects of cost savings or synergies which may be obtained by combining the operations of New Hampshire Thrift Bancshares and First Community Bank, or the costs of combining the companies and their operations.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the unaudited consolidated financial statements and notes thereto of New Hampshire Thrift Bancshares incorporated by reference into this document from its Quarterly Report on Form 10-Q for the three months ended March 31, 2007, and the audited consolidated financial statements and the notes thereto of New Hampshire Thrift Bancshares incorporated by reference into this document from its Annual Report on Form 10-K for the year ended December 31, 2006.

The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of New Hampshire Thrift Bancshares common stock or the actual or future results of operations of New Hampshire Thrift Bancshares for any period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At March 31, 2007 (1)
	New Hampshire Thrift Historical (2)	First Community Bank Financial Historical	Acquisition Adjustments (3)(4)		Combined Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$31,058	$11,702		$90	$42,850
Securities available for sale	102,642	3,949			106,591
Restricted equity securities	7,190	368			7,558
Loans, net	560,010	61,365			621,375
Premises and equipment, net	15,565	2,571			18,136
Goodwill	21,811	—		7,629	29,440
Other identifiable intangible assets	2,227	—		1,275	3,502
Other assets	21,467	2,206			23,673

Total assets	$761,970	$82,161		$8,994	$853,125

Liabilities
Deposits	$556,254	$68,785	$		$625,039
Borrowed funds	111,465	4,828			116,293
Subordinated debt	20,620	—		5,000	25,620
Other liabilities	8,732	401		1,125	10,258

Total liabilities	697,071	74,014		6,125	777,210

Stockholders’ equity
Common stock	54	1,254		(1,247)	61

Additional paid-in capital	35,756	7,419		3,590	46,765

Retained earnings (accumulated deficit)	34,581	(477)		477	34,581
Accumulated other comprehensive loss	(1,373)	(49)		49	(1,373)
Treasury stock	(4,119)	—		—	(4,119)

Total stockholders’ equity	64,899	8,147		2,869	75,915

Total liabilities and stockholders’ equity	$761,970	$82,161		$8,994	$853,125

(1)	Assumes that the acquisition of First Community Bank was completed at March 31, 2007.

(2)	Assumes that the acquisition of First Brandon Financial was completed at March 31, 2007.

(3)	Assumes purchase accounting adjustments as of March 31, 2007. Actual adjustments will be based on the fair value of First Community Bank’s assets and liabilities as of the closing date of the acquisition.

(4)	Assumes a purchase price for First Community Bank of $14,452,522 comprised of the following: 20% of the shares of First Community Bank paid for in cash ($3,010,795), 80% of the shares of First Community Bank exchanged for 750,390 shares of New Hampshire Thrift Bancshares common stock and a cash payment of $12.00 per share in lieu of fractional shares. It is assumed that the total of (a) the purchase price to be paid in cash to holders of First Community Bank stock ($3,010,795), (b) the cash to be paid in lieu of fractional shares ($12.00 per share), and (c) estimated non-tax deductible transaction costs of $1,110,000 will come from the redemption or sale of certain debt securities classified as available for sale.

(5)	A reconciliation of the excess consideration paid by New Hampshire Thrift Bancshares over First Community Bank’s net assets acquired (“goodwill”) is as follows (dollars in thousands, except per share data):

Purchase price per share		$12.00
Number of shares acquired		1,254,348
Number of stock options acquired	192,750.00	—
Average exercise price of stock options	$6.349	—
Cost of shares acquired:
20% of purchase price—cash $12.00	$3,010,435
80% of purchase price—New Hampshire Thrift Bancshares common stock based on per share price of $12.00 or 0.7477 shares	11,442,087

Total cost of shares acquired	14,452,522	$14,452,522
Cost of stock options acquired
@$6.00	349,200
@6.50	740,025

Total cost of options acquired	1,089,225	1,089,225

Cost of acquisition		15,541,747
Tax benefit from acquisition of stock options *		425,887

Cost of acquisition, net of tax benefit		15,115,860
Plus estimated non-tax deductible transaction costs		810,000
Less:
Acquired stockholders’ equity(a)		7,022,074
Core deposit intangible	1,275,000
Tax effect of core deposit intangible *	—

Net core deposit intangible	1,275,000	1,275,000

Estimated goodwill		$7,628,786.22

*	Taxes estimated using a combined federal and state rate of 39.1%. The resulting aggregate net deferred tax asset from all the transactions noted is not expected.

(a)	Acquired stockholders’ equity reflects anticipated reduction of capital as a result of the pre-closing expenses.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Three Months Ended March 31, 2007 (1)
	New Hampshire Thrift Historical (2)	First Community Bank Historical	Acquisition Adjustments		Combined Pro Forma
	(Dollars in thousands, except per share data)
Interest and dividend income	$9,347	$1,292		$—	$10,639
Interest expense	4,654	584			5,238

Net interest and dividend income	4,693	708		—	5,401
Provision for loan losses	7	—			7

Net interest and dividend income after provision for loan losses	4,686	708		—	5,394
Non-interest income	1,587	134			1,721
Non-interest expense (3)	4,622	843			5,465

Income (loss) before income tax expense (benefit)	1,651	(1)			1,650
Income tax expense (benefit)	544	(8)			536

Net income	$1,107	$7		$—	$1,114

Earnings per share:
Basic	$0.21	$0.01	$		$0.19
Diluted	$0.21	$0.01	$		$0.18
Shares used for earnings per share calculation:
Basic	5,248,244	1,254,348		(504,047)	5,998,545
Diluted	5,354,426	1,258,825		(504,047)	6,104,727

(1)	Assumes that the acquisition of First Community Bank was completed at the beginning of the period presented.

(2)	Assumes that the acquisition of First Brandon Financial was completed at the beginning of the period presented.

(3)	Non-interest expense does not reflect charges or cost savings anticipated from the merger of the two entities.

	For the Year Ended December 31, 2006 (1)
	New Hampshire Thrift Historical	First Community Bank Historical	Acquisition Adjustments	Combined Pro Forma
	(Dollars in thousands, except per share data)
Interest and dividend income	$33,674	$4,865	$—	$38,539
Interest expense	15,261	1,897		17,158

Net interest and dividend income	18,413	2,968	—	21,381
Provision for loan losses	230	10		240

Net interest and dividend income after provision for loan losses	18,183	2,958	—	21,141
Non-interest income	5,875	363		6,238
Non-interest expense (2)	16,518	3,110		19,628

Income before income tax expense	7,540	211	—	7,751
Income tax expense	2,500	58		2,558

Net income	$5,040	$153	$—	$5,193

Earnings per share:
Basic	$1.20	$0.12	$—	$1.05
Diluted	$1.17	$0.12	$—	$1.02
Shares used for earnings per share calculation:
Basic	4,207,679	1,253,610	503,309	4,957,980
Diluted	4,325,170	1,258,087	507,786	5,075,471

(1)	Assumes that the acquisition of First Community Bank was completed at the beginning of the period presented.

(2)	Noninterest expense does not reflect charges or cost savings anticipated from the merger of the two entities.

Comparative Pro Forma Per Share Data

The table below summarizes selected per share information about New Hampshire Thrift Bancshares and First Community Bank. The New Hampshire Thrift Bancshares per share information is presented on a historical basis and on a pro forma adjusted basis to reflect the acquisition of First Community Bank. The First Community Bank per share information is presented on a historical and on a pro forma equivalent basis to reflect the acquisition.

The data in the table should be read together with the financial information and the financial statements of New Hampshire Thrift Bancshares and First Community Bank incorporated by reference into this document and included elsewhere in this document, respectively. The pro forma per common share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the acquisition had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies that may be obtained by combining the operations of New Hampshire Thrift Bancshares and First Community Bank or the costs of combining the companies and their operations.

	New Hampshire Thrift Historical	First Community Bank Historical	New Hampshire Thrift Combined Pro Forma Amounts (1)	First Community Bank Per Share Equivalent Amounts (80% Stock Allocation) (2)	Pro Forma First Community Bank Per Share Equivalent Amounts (100% Stock Allocation) (3)(4)(5)
Book value per share at December 31, 2006	$11.58	$6.48	$12.12	$7.25	$9.06
Cash dividends paid per share for the year ended December 31, 2006	0.52	—	0.52	0.31	0.39
Basic earnings per share for the year ended December 31, 2006	1.20	0.12	1.07	0.64	0.80
Diluted earnings per share for the year ended December 31, 2006	1.17	0.12	1.04	0.62	0.78
Book value per share at March 31, 2007	$11.59	$6.49	$12.12	$7.25	$9.06
Cash dividends paid per share for the quarter ended March 31, 2007	0.13	—	0.13	0.08	0.10
Basic earnings per share for the quarter ended March 31, 2007	0.25	0.01	0.23	0.14	0.17
Diluted earnings per share for the quarter ended March 31, 2007	0.24	0.01	0.22	0.13	0.17

(1)	Pro forma cash dividends represent the historical dividends of New Hampshire Thrift Bancshares.

(2)	Per equivalent share amounts of First Community Bank’s common stock are calculated by multiplying New Hampshire Thrift Bancshares combined pro forma amounts by 0.7477 and reducing such amount by 20%, which represents the number of shares of New Hampshire Thrift Bancshares common stock a First Community Bank stockholder would receive for each share of stock owned based upon an 80% stock allocation. This exchange ratio does not consider the 20% cash portion of the merger consideration.

(3)

Per equivalent share amounts of First Community Bank’s common stock are calculated by multiplying New Hampshire Thrift Bancshares combined pro forma amounts by 0.7477, which represents the number of shares of New Hampshire Thrift Bancshares common stock a First Community Bank stockholder would receive for each share of stock owned if that stockholder elected, and was allocated, a 100% stock allocation. However, pursuant to the allocation and proration provisions contained in the merger agreement, only 80% of the total shares of First Community Bank common stock outstanding at the closing will be converted into New Hampshire Thrift Bancshares common stock and the remaining 20% of the outstanding shares will be converted into cash.

(4)	Pro forma book value per share is based on the pro forma stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity (4,060,878 shares outstanding of New Hampshire Thrift Bancshares at December 31, 2006 plus 750,390 shares of New Hampshire Thrift Bancshares to be issued in connection with the acquisition of First Community Bank, and 4,180,080 shares outstanding of New Hampshire Thrift Bancshares at March 31, 2007 plus 750,390 shares of New Hampshire Thrift Bancshares to be issued in connection with the acquisition of First Community Bank).

(5)	Reflects the issuance of 750,390 shares of New Hampshire Thrift Bancshares in exchange for the shares of First Community Bank in connection with the acquisition of First Community Bank.

R ISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

New Hampshire Thrift Bancshares may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, New Hampshire Thrift Bancshares’ ability to realize anticipated cost savings and to combine the businesses of Lake Sunapee Bank and First Community Bank in a manner that does not materially disrupt the existing customer relationships of Lake Sunapee Bank or First Community Bank or result in decreased revenues from any loss of customers. If New Hampshire Thrift Bancshares is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

New Hampshire Thrift Bancshares and First Community Bank have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of New Hampshire Thrift Bancshares’ or First Community Bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the ability of New Hampshire Thrift Bancshares to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

First Community Bank stockholders may not receive the form of merger consideration elected.

The merger agreement contains provisions that are generally designed to ensure that 20% of the outstanding shares of First Community Bank common stock are exchanged for cash and the other 80% of the shares are exchanged for shares of New Hampshire Thrift Bancshares common stock. If elections are made by First Community Bank stockholders that would otherwise result in more or less than 80% of such shares being converted into New Hampshire Thrift Bancshares stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of New Hampshire Thrift Bancshares common stock, will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that First Community Bank stockholders will not receive a portion of the merger consideration in the form elected, which could result in, among other things, tax consequences that differ from those that would have resulted had the stockholders received the form of consideration elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If a First Community Bank stockholder does not make an election, that stockholder will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of common stock as determined in accordance with the terms of the merger agreement.

Because the market price of New Hampshire Thrift Bancshares common stock may fluctuate, First Community Bank stockholders cannot be sure of the value of the merger consideration that they will receive.

Upon completion of the merger, each share of First Community Bank common stock will be converted into merger consideration consisting of shares of New Hampshire Thrift Bancshares common stock or cash pursuant to the terms of the merger agreement. The price of New Hampshire Thrift Bancshares common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock portion of the merger consideration may be higher or lower than the implied value of the stock portion of the merger consideration on June 22, 2007, the date of this proxy statement/prospectus, or the closing date of the merger, and the market price of the stock component of the merger consideration may be more or less than the cash component of the merger consideration.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses of New Hampshire Thrift Bancshares, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of New Hampshire Thrift Bancshares.

First Community Bank stockholders who make elections will be unable to sell their shares in the market after making their election.

First Community Bank stockholders may elect to receive the merger consideration in the form of cash or stock. Stockholders making an election must turn in their First Community Bank stock certificates with their election form. During the time between when the election is made and when stock certificates for shares of New Hampshire Thrift Bancshares are received by stockholders following the completion of the merger, First Community Bank stockholders will be unable to sell their First Community Bank common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

First Community Bank directors and executive officers have interests in the merger besides those of a stockholder.

Some of First Community Bank’s executive officers participated in negotiations of the merger agreement with New Hampshire Thrift Bancshares, and the Board of Directors approved the merger agreement and is recommending that First Community Bank stockholders vote for the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that First Community Bank’s executive officers and directors have financial interests in the merger besides being First Community Bank stockholders. See “Interests of Directors and Executive Officers in the Merger.” These interests include:

•	the payment of certain benefits to executive officers in consideration of the termination of existing employment agreements;

•	the appointment of a director of First Community Bank to the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank upon the closing of the merger;

•	the vesting and payment for all unexercised First Community Bank stock options in an amount equal to the difference between $12.00 and the exercise price of such options;

•	the accelerated vesting of the executive salary continuation agreements with the Chief Executive Officer and two Senior Vice Presidents of First Community Bank;

•

the establishment of an advisory board by New Hampshire Thrift Bancshares, of which the members of the current Board of Directors of First Community Bank whose primary residences are located in the State of Vermont, other than the director invited to serve on the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, respectively, will be invited to serve as members; and

•	the agreement by New Hampshire Thrift Bancshares to indemnify First Community Bank directors and officers and to provide such persons with directors’ and officers’ liability insurance.

New Hampshire Thrift Bancshares may not receive required regulatory approval. Such approval, if received, may be subject to adverse regulatory conditions.

Before the merger may be completed, approval must be obtained from the Office of Thrift Supervision and notification made to the Vermont Department of Banking, Insurance, Securities & Health Care Administration. New Hampshire Thrift Bancshares and First Community Bank cannot guarantee receipt of all required regulatory approvals in order to complete the merger. In addition, the Office of Thrift Supervision may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

The merger agreement limits First Community Bank’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for First Community Bank to sell its business to a party other than New Hampshire Thrift Bancshares. First Community Bank has agreed to take action necessary to convene and to hold a meeting of stockholders of First Community Bank to consider and vote upon the approval and adoption of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, First Community Bank’s Board of Directors is required to recommend such approval. The Board of Directors may, however, pursue a bona fide, written acquisition proposal (i) if and only to the extent that the Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties, and (ii) the Board of Directors determines in good faith that such written acquisition proposal is a “Superior Proposal”, as defined in the merger agreement. If the Board of Directors determines that an acquisition proposal satisfies the criteria described above, First Community Bank is required to notify New Hampshire Thrift Bancshares of the receipt of the proposal and negotiate in good faith with New Hampshire Thrift Bancshares to make adjustments to the terms and conditions of the merger agreement such that the proposal would no longer constitute a “Superior Proposal.” If the Board of Directors determines that it desires to accept a written acquisition proposal from a party other than New Hampshire Thrift Bancshares, First Community Bank may terminate the merger agreement, subject to the obligation to pay a termination fee in the amount of $625,000 to New Hampshire Thrift Bancshares.

New Hampshire Thrift Bancshares required First Community Bank to agree to these provisions as a condition to New Hampshire Thrift Bancshares’ willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of First Community Bank from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire First Community Bank than it might otherwise have proposed to pay.

Risks About New Hampshire Thrift Bancshares

You should consider carefully the following risk factors in evaluating an investment in the shares of New Hampshire Thrift Bancshares common stock.

New Hampshire Thrift Bancshares’ loan portfolio includes loans with a higher risk of loss.

New Hampshire Thrift Bancshares originates commercial mortgage loans, commercial business loans, consumer loans, and residential mortgage loans primarily within its market area. Commercial mortgage, commercial business, and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, commercial real estate and commercial business loans may also involve relatively large loan balances to individual borrowers or groups of borrowers. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial Mortgage Loans. Repayment is dependent upon income being generated in amounts sufficient to cover operating expenses and debt service.

•	Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.

•

Consumer Loans. Consumer loans (such as personal lines of credit) may or may not be collateralized with assets that provide an adequate source of payment of the loan due to depreciation, damage, or loss.

Any downturn in the real estate market or local economy could adversely affect the value of the properties securing the loans or revenues from the borrower’s business thereby increasing the risk of non-performing loans.

If New Hampshire Thrift Bancshares’ allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

New Hampshire Thrift Bancshares’ loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. New Hampshire Thrift Bancshares therefore may experience significant loan losses, which could have a material adverse effect on operating results.

Material additions to the allowance for loan losses also would materially decrease net income, and the charge-off of loans may cause management to increase the allowance. Management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. New Hampshire Thrift Bancshares relies on loan quality reviews, experience and evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If any of management’s assumptions prove to be incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in the loan portfolio, resulting in additions to the allowance.

Changes in interest rates could adversely affect New Hampshire Thrift Bancshares’ results of operations and financial condition.

New Hampshire Thrift Bancshares’ profitability, like that of most financial institutions, depends substantially on net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. In addition, as market interest rates rise, there will be competitive pressures to increase the rates paid on deposits, which will result in a decrease of net interest income.

New Hampshire Thrift Bancshares is also subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities as borrowers refinance to reduce borrowing costs. Under these circumstances, New Hampshire Thrift Bancshares is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

Earnings may be adversely impacted by an increase in interest rates because a significant portion of New Hampshire Thrift Bancshares’ interest-earning assets are long-term, fixed rate mortgage-related assets that will not reprice as long- term interest rates increase while a majority of interest-bearing liabilities are expected to reprice as interest rates increase. Therefore, in an increasing interest rate environment, the cost of funds is expected to increase more rapidly than the yields earned on the loan portfolio and securities portfolio. An increasing rate environment is expected to cause a narrowing of the net interest rate spread and a decrease in net interest income.

The local economy may affect future growth possibilities.

New Hampshire Thrift Bancshares’ current market area is principally located in Merrimack, Sullivan, Hillsboro, and Grafton Counties, which are located in west-central New Hampshire. Following New Hampshire Thrift Bancshares’ merger with First Brandon Financial Corporation, which was completed on June 1, 2007, New Hampshire Thrift Bancshares’ market area expanded to include Rutland County, Vermont. The proposed merger with First Community Bank would strengthen New Hampshire Thrift Bancshares’ presence in Rutland County, as well as expand its market area to include Windsor County, Vermont. Future growth opportunities depend on the growth and stability of the regional economy and New Hampshire Thrift Bancshares’ ability to expand its market area. A downturn in the local economy may limit funds available for deposit and may negatively affect borrowers’ ability to repay their loans on a timely basis, both of which could have an impact on profitability.

New Hampshire Thrift Bancshares depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

Management believes that the continued growth and future success of New Hampshire Thrift Bancshares will depend in large part upon the skills of the management team. The competition for qualified personnel in the financial services industry is intense, and the loss of key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect the business. New Hampshire Thrift Bancshares cannot assure you that it will be able to retain existing key personnel or attract additional qualified personnel. The loss of the services of one or more of New Hampshire Thrift Bancshares’ executive officers and key personnel could impair its ability to continue to develop its business strategy.

New Hampshire Thrift Bancshares operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

New Hampshire Thrift Bancshares is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, as Lake Sunapee Bank’s chartering authority and the regulator of New Hampshire Thrift Bancshares as a savings and loan holding company, by the Federal Deposit Insurance Corporation as the insurer of Lake Sunapee Bank’s deposits up to certain limits. Lake Sunapee Bank also belongs to the Federal Home Loan Bank System and, as a member of such system, is subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston. This regulation and supervision limits the activities in which New Hampshire Thrift Bancshares and Lake Sunapee Bank may engage. The purpose of regulation and supervision is primarily to protect Lake Sunapee Bank’s depositors and borrowers and, in the case of Federal Deposit Insurance Corporation regulation, the Federal Deposit Insurance Corporation’s insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, and the Real Estate Settlement Procedures Act. Any change in the laws or regulations applicable to New Hampshire Thrift Bancshares or Lake Sunapee Bank, or in banking regulators’ supervisory policies or examination procedures, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, other state or federal regulators, or the United States Congress could have a material adverse effect on New Hampshire Thrift Bancshares’ business, financial condition, results of operations and cash flows.

Competition in Lake Sunapee Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

Lake Sunapee Bank contends with considerable competition both in generating loans and attracting deposits. Lake Sunapee Bank’s competition for loans is primarily from other thrift institutions, commercial banks, and mortgage banking companies. Competitive factors considered for loan generation include interest rates offered, loan fees charged, loan products offered, services provided, and geographic locations.

In attracting deposits, Lake Sunapee Bank’s primary competitors are other thrift institutions and commercial banks. Lake Sunapee Bank faces additional significant competition for investors’ funds from mutual funds and other corporate and government securities. Competitive factors considered in attracting and retaining deposits include deposit and investment products and their respective rate of return, liquidity, and risk among other factors, convenient branch location and hours of operation, personalized customer service, online access to accounts, and automated teller machines.

If New Hampshire Thrift Bancshares is unable to compete successfully, its business and operations could be adversely affected. Competition for loan originations and deposits may limit future growth and earnings prospects.

If New Hampshire Thrift Bancshares fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in New Hampshire Thrift Bancshares’ financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

Beginning with New Hampshire Thrift Bancshares’ annual report for the fiscal year ending December 31, 2007, New Hampshire Thrift Bancshares will have to include in its annual reports filed with the Securities and Exchange Commission a report of management regarding internal control over financial reporting. As a result, New Hampshire Thrift Bancshares recently began to document and evaluate its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and Securities and Exchange Commission rules and regulations, which require an annual management report on internal control over financial reporting, including, among other matters, management’s assessment of the effectiveness of internal control over financial reporting and an attestation report by New Hampshire Thrift Bancshares’ independent auditors addressing these assessments. Accordingly, management has retained outside consultants to assist in (i) assessing and documenting the adequacy of internal control over financial reporting, (ii) improving control processes, where appropriate, and (iii) verifying through testing that controls are functioning as documented. If New Hampshire Thrift Bancshares fails to identify and correct any significant deficiencies in the design or operating effectiveness of its internal control over financial reporting or fails to prevent fraud, current and potential stockholders and depositors could lose confidence in New Hampshire Thrift Bancshares’ financial reporting, which could adversely affect its business, financial condition and results of operations, the trading price of its stock and its ability to attract additional deposits.

New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of New Hampshire Thrift Bancshares’ common stock to decline.

Certain provisions of New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws and applicable provisions of Delaware or federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of New Hampshire Thrift Bancshares though a tender offer, business combination, proxy contest or some other method, even though you might be in favor of the transaction.

New Hampshire Thrift Bancshares may not be able to pay dividends in the future in accordance with past practice.

New Hampshire Thrift Bancshares pays a quarterly dividend to stockholders. However, New Hampshire Thrift Bancshares is dependent primarily upon Lake Sunapee Bank for its earnings and funds to pay dividends on its common stock. The payment of dividends also is subject to legal and regulatory restrictions. Any payment of dividends in the future will depend, in large part, on Lake Sunapee Bank’s earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors.

THE FIRST COMMUNITY BANK SPECIAL MEETING

This section contains information for First Community Bank stockholders about the special meeting of stockholders First Community Bank has called to consider and approve the merger agreement.

Together with this document, First Community Bank is also sending you a notice of the First Community Bank special meeting of stockholders and a form of proxy that is solicited by its Board of Directors. The special meeting of stockholders will be held on Wednesday, August 8, 2007, at 5:00 p.m., Eastern time, at The Woodstock Inn & Resort, 14 The Green, Woodstock, Vermont. This proxy statement/prospectus is first being mailed to stockholders of First Community Bank on or about June 29, 2007.

Matters to Be Considered

The purpose of the First Community Bank special meeting of stockholders is to vote on a proposal to approve the merger agreement.

You may be asked to vote upon any other matters that may properly be submitted to a vote at the First Community Bank special meeting. You also may be asked to vote upon a proposal to adjourn or postpone the First Community Bank special meeting. First Community Bank could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

Each copy of this document mailed to First Community Bank stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the First Community Bank special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the First Community Bank special meeting. You can revoke your proxy at any time before the vote is taken at the First Community Bank special meeting. If your shares are held in “street name,” your broker will vote your shares on Proposal I only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the President and Chief Executive Officer of First Community Bank prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Community Bank

One Bond Street

Woodstock, Vermont 05733

Attention: Jenness L. Chase, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that First Community Bank receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you sign and return your proxy card, but you make no specification as to how you want your shares voted, your proxy will be voted “FOR” approval of the merger agreement and the transactions contemplated therein. The First Community Bank Board of Directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, First Community Bank intends that shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the proxy card in accordance with the recommendation of the Board of Directors. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

You should NOT submit stock certificates with your proxy cards. You will be sent election forms and instructions, at which time you will be requested to submit your stock certificates. If the merger is completed and you did not make a timely or proper election, you will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange your First Community Bank stock certificates for the merger consideration.

Solicitation of Proxies

First Community Bank will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, First Community Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Community Bank common stock and secure their voting instructions, if necessary. First Community Bank will reimburse the record holders for their reasonable expenses in taking those actions. First Community Bank may use its employees, who will not be specially compensated, to solicit proxies from First Community Bank stockholders, either personally or by telephone, facsimile or letter.

Record Date

The First Community Bank Board of Directors has fixed the close of business on June 11, 2007 as the record date for determining the First Community Bank stockholders entitled to receive notice of and to vote at the First Community Bank special meeting of stockholders. On June 11, 2007, 1,168,843 shares of First Community Bank common stock were outstanding and held by approximately 236 holders of record.

Voting Rights and Vote Required

You are entitled to one vote for each share of First Community Bank common stock you held as of the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Community Bank common stock is necessary to constitute a quorum at the First Community Bank special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Community Bank common stock entitled to vote at the First Community Bank special meeting. Failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the First Community Bank Board of Directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of the record date, directors and executive officers of First Community Bank and their affiliates had the right to vote 385,036 shares of First Community Bank common stock, or 30.7% of the outstanding First Community Bank common stock at that date. As of that date, none of the directors and executive officers of New Hampshire Thrift Bancshares or their affiliates had the right to vote shares of First Community Bank common stock. First Community Bank’s directors and certain executive officers have agreed to vote their shares of First Community Bank common stock in favor of the merger agreement.

Recommendation of the Board of Directors

The First Community Bank Board of Directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The First Community Bank Board of Directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of First Community Bank and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein as described in this proxy statement/prospectus.

See “Proposal I—The Proposed Merger—First Community Bank’s Reasons for the Merger; Recommendation of First Community Bank’s Board of Directors” on page 40 for a more detailed discussion of the First Community Bank Board of Directors’ recommendation.

Attending the First Community Bank Special Meeting

If you wish to vote your shares of First Community Bank common stock held in street name in person at the special meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners and Management of First Community Bank

The following table sets forth certain information as to those persons that First Community Bank believes are beneficial owners of more than 5% of First Community Bank’s outstanding common stock as of May 4, 2007. For purposes of the table below, a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after May 4, 2007. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. As of May 4, 2007, there were 1,254,498 shares of First Community Bank common stock outstanding.

Name	Position with First Community Bank	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Phillip Cabot Camp	Director	4,580	(1)	*
Roger M. Cassin	Director	8,500	(2)	*
Lawrence Curtis	Director	22,329	(3)	1.78%
Mark Foley, Sr.	Director	10		*
James J. Ford, Jr.	Director	5,000		*
Thomas Hayes	Director	6,800	(4)	*
Kenneth E. Howe	Senior Vice President and Senior Lending Officer	42,400	(5)	3.27%
Kevin Meskell	Director	600	(6)	*
James H. Miller	Senior Vice President and Treasurer	45,800	(7)	3.52%
Thomas P. Moore	Director	55,750	(8)	4.42%
Charles M. Petersen	President and Chief Executive Officer	62,480	(9)	4.75%
Michael T. Putziger	Chairman	183,277	(10)	14.61%
Myrna Putziger	Director	78,550	(11)	6.24%
Samuel Ross	Director	8,250	(12)	*
Robert Sennott	Director	38,010		3.03%

All directors and officers as a group (15 persons)		562,336		39.27%

*	Less than 1% of common stock outstanding.

(1)	Includes 3,650 shares subject to outstanding options.

(2)	Includes 3,500 shares subject to outstanding options.

(3)	Includes 700 shares subject to outstanding options.

(4)	Includes 5,800 shares subject to outstanding options.

(5)	Includes 42,100 shares subject to outstanding options.

(6)	Includes 500 shares subject to outstanding options.

(7)	Includes 45,000 shares subject to outstanding options.

(8)	Includes 5,750 shares subject to outstanding options.

(9)	Includes 60,000 shares subject to outstanding options.

(10)	Mr. Putziger’s address is 220 Somerset Street, Belmont, Massachusetts 02478.

(11)	Includes 4,550 shares subject to outstanding options. Ms. Putziger’s address is 3 Channing Street, Cambridge, Massachusetts 02138.

(12)	Includes 5,750 shares subject to outstanding options.

INFORMATION ABOUT THE COMPANIES

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(603) 863-0886

New Hampshire Thrift Bancshares, Inc., formed on July 5, 1989, is a Delaware corporation and the savings and loan holding company for Lake Sunapee Bank, fsb. Currently, New Hampshire Thrift Bancshares’ activities consist solely of managing Lake Sunapee Bank. At March 31, 2007, New Hampshire Thrift Bancshares had total consolidated assets of $654.6 million, net loans of $493.1 million, total deposits of $469.9 million and total stockholders’ equity of $47.1 million.

Lake Sunapee Bank is a federally-chartered savings bank that provides financial services to businesses, individuals and families. It operates nineteen branch offices in Grafton, Hillsborough, Merrimack and Sullivan counties in New Hampshire. The area served by Lake Sunapee Bank is best known for its recreational facilities and its resort/retirement environment. Within the market area are two major ski areas, several lakes, retirement communities, a four-season recreational development center designed to support 3,500 families, Dartmouth-Hitchcock Medical Center, Colby-Sawyer College, New England College, and Dartmouth College and several industrial manufacturing employers.

Lake Sunapee Bank has one subsidiary, Lake Sunapee Financial Services Corporation, through which Lake Sunapee Bank has offered brokerage services to its customers.

Since its formation, New Hampshire Thrift Bancshares has opened eight de novo branches. In January 1997, New Hampshire Thrift Bancshares acquired Landmark Bank and in October 1999, New Hampshire Thrift Bancshares acquired three branches from New London Trust, fsb. In December 2006, New Hampshire Thrift Bancshares announced that it had entered into a definitive agreement to acquire First Brandon Financial Corporation and First Brandon Financial’s wholly-owned subsidiary, First Brandon National Bank. First Brandon National Bank operates four branches in Rutland County, Vermont. The acquisition of First Brandon Financial was completed on June 1, 2007.

Additional information about New Hampshire Thrift Bancshares and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 78.

First Community Bank

One Bond Street

Woodstock, Vermont 05733

(802) 457-4500

First Community Bank is a Vermont-chartered commercial bank incorporated in 1989 and headquartered in Woodstock, Vermont. First Community Bank currently serves its customers from five locations in Woodstock, Killington and Rutland, Vermont. It accepts deposits and invests the funds in commercial, residential and consumer loans, as well as money market instruments and U.S. government agency debt securities.

First Community Bank does not own or lease any property outside of the State of Vermont. First Community Bank maintains its deposit accounts in the Massachusetts and Connecticut, and it has no brokerage accounts. First Community Bank lends money principally in Vermont and New Hampshire, and to a lesser degree, in Massachusetts and New York. First Community Bank’s depositors are principally in Vermont. First Community Bank also receives deposits from customers in New Hampshire and Massachusetts, as well as from seasonal customers from states outside of New England.

Additional information about First Community Bank is provided elsewhere in this proxy statement/prospectus and in Appendix D to this proxy statement/prospectus. See “Where You Can Find More Information” on page 78.

PROPOSAL I—THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A hereto.

First Community Bank encourages you to read the merger agreement in its entirety.

General

Pursuant to the merger agreement, First Community Bank will merge with and into Lake Sunapee Bank, fsb, a wholly-owned subsidiary of New Hampshire Thrift Bancshares, with Lake Sunapee Bank as the surviving institution. Outstanding shares of First Community Bank common stock will be converted into the right to receive cash, shares of New Hampshire Thrift Bancshares common stock or a combination of cash and stock. Cash will be paid in lieu of any fractional share of New Hampshire Thrift Bancshares common stock. See “—Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of First Community Bank will cease and Lake Sunapee Bank will succeed to all of the rights and be responsible for all of the obligations of First Community Bank. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference.

Background of the Merger

The Board of Directors of First Community Bank and its senior management have regularly reviewed First Community Bank’s strategic alternatives and assessed various opportunities for increasing long-term shareholder value, including de novo branching, entering new lines of business (e.g., insurance, trust services) and mergers. At its April 25, 2005 meeting, First Community Bank’s Board of Directors heard a presentation from Robert Cramer of RBC Capital Markets regarding the New England banking environment. Discussion focused on growth and the opportunities to grow organically or through a merger. At subsequent meetings, the Board was kept apprised of informal conversations taking place between First Community Bank’s Chief Executive Officer and those of other Vermont-based banks. At the October 28, 2005 meeting of First Community Bank’s Board of Directors, the Board ratified the payment of a retainer to RBC Capital Markets to have them assist with the ongoing informal merger discussions. From time to time, First Community Bank received inquiries regarding its interest in the acquisition of, or affiliation with, other financial institutions.

On February 12, 2007, First Community Bank received an unsolicited Preliminary Letter of Intent from Company A, offering to purchase all of First Community Bank’s stock for cash. In response to the unsolicited offer, the Executive Committee of the Board of First Community Bank, at its meeting on February 23, 2007, appointed a Merger Sub-Committee to coordinate discussions on behalf of the Board.

In mid-February 2007, RBC Capital Markets prepared a confidential information package to be distributed to potential interested parties and initiated contact with 11 additional financial institutions to explore whether they had an interest in evaluating a potential affiliation with or acquisition of First Community Bank. One of the institutions contacted by RBC Capital Market, on February 15, 2007, was New Hampshire Thrift Bancshares.

Since the formation of New Hampshire Thrift Bancshares in July 1989, the Board of Directors of New Hampshire Thrift Bancshares has regularly reviewed its strategic alternatives and assessed various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. Since its formation, New Hampshire Thrift Bancshares has opened eight de novo branches. In January 1997, New Hampshire Thrift Bancshares acquired Landmark Bank and in October 1999, New Hampshire Thrift Bancshares acquired three branches from New London Trust, fsb. In December 2006, New Hampshire Thrift Bancshares

announced that it had entered into a definitive agreement to acquire First Brandon Financial Corporation and First Brandon Financial’s wholly-owned subsidiary, First Brandon National Bank. First Brandon National Bank operates four branches in Rutland County, Vermont. The acquisition of First Brandon Financial was completed on June 1, 2007.

In response to RBC Capital Markets’ inquiry, management of New Hampshire Thrift Bancshares assessed the opportunity to acquire First Community Bank and determined to further explore the possibility to strengthen and further expand New Hampshire Thrift Bancshares’ presence in the State of Vermont and, in so doing, to further broaden and diversify the geographic and economic communities served by New Hampshire Thrift Bancshares.

As a result of RBC Capital Markets’ contact, 12 financial institutions, including New Hampshire Thrift Bancshares, executed confidentiality agreements with RBC Capital Markets as the agent of First Community Bank and received the confidential information package on or about February 28, 2007.

On February 16, 2007, New Hampshire Thrift Bancshares contacted Keefe, Bruyette & Woods, Inc., its investment banker, with regard to the possible acquisition of First Community Bank and the confidential information package concerning First Community Bank provided by RBC Capital Markets.

At a regular meeting of New Hampshire Thrift Bancshares’ Board of Directors on March 8, 2007, the Board of Directors discussed and analyzed the potential business combination with First Community Bank, including a detailed presentation and analysis by Keefe, Bruyette & Woods, Inc. of the business operations, financial condition and prospects of First Community Bank, as well as the pro forma financial impact of a proposed acquisition of First Community Bank. In addition, the meeting included and a discussion of the Board’s fiduciary duties with Thacher Proffitt & Wood LLP, New Hampshire Thrift Bancshares’ special legal counsel, who also reviewed the potential deal terms. After lengthy deliberations, New Hampshire Thrift Bancshares’ Board authorized the submission of a non-binding indication of interest regarding a possible business combination with First Community Bank.

On March 15, 2007, New Hampshire Thrift Bancshares submitted a non-binding expression of interest to First Community Bank. The expression of interest outlined a proposal to purchase First Community Bank for a mixture of cash and stock at a per share price of $12.00 and other deal terms.

In addition, First Community Bank received non-binding expressions of interest from Company A, Company B, and Company C. Company A outlined a proposal to purchase First Community Bank for cash, at a share price of $9.00. Company B outlined a proposal to purchase First Community Bank for cash, at a share price of $9.17. Company C outlined a proposal to purchase First Community Bank for cash, at a price of $10.00 per share. Following further conversations, Company C increased their cash offer to $11.00 per share.

On March 20, 2007, the Board of Directors of First Community Bank held a special meeting at which it reviewed with RBC Capital Markets the expressions of interest from New Hampshire Thrift Bancshares and Companies A, B, and C. RBC Capital Markets summarized the expressions of interest and presented a financial comparison of the terms of each. After an extensive discussion, First Community Bank’s Board authorized its executive officers and RBC Capital Markets to enter into negotiations with New Hampshire Thrift Bancshares on an exclusive basis.

On March 21, 2007, First Community Bank invited New Hampshire Thrift Bancshares to conduct diligence and to negotiate a definitive merger agreement on an exclusive basis.

On March 27, 2007, the Board of Directors of New Hampshire Thrift Bancshares formally engaged Keefe, Bruyette & Woods to serve as financial advisor to New Hampshire Thrift Bancshares in connection with the proposed transaction with First Community Bank.

On March 28, 2007, New Hampshire Thrift Bancshares’ counsel circulated an initial draft of the merger agreement. New Hampshire Thrift Bancshares and their advisors conducted due diligence at the offices of First Community Bank on April 1, 2007. Through April 16, 2007, the parties and their advisors negotiated the terms of the merger agreement.

On April 9, 2007, First Community Bank’s Board met to review a report from RBC Capital Markets regarding the proposed merger with New Hampshire Thrift Bancshares. The presentation went into great detail on the overall bank merger market and the four preliminary offers that had been received by RBC Capital Markets on behalf of First Community Bank. The view of the Board was that the offer by New Hampshire Thrift Bancshares was the most attractive, based upon consideration, currency, operating philosophies, and treatment of staff. Accordingly, the Board unanimously authorized the Merger Sub-Committee to enter in to a merger agreement with New Hampshire Thrift Bancshares on terms consistent with those discussed and upon receipt and review of a satisfactory fairness opinion from RBC Capital Markets.

On April 12, 2007, New Hampshire Thrift Bancshares’ Board held a regular meeting to discuss the final terms and conditions of the transaction with First Community Bank. At this meeting, Thacher Proffitt & Wood LLP and Keefe, Bruyette & Woods, Inc. discussed the material terms and conditions of the merger agreement, as well as the voting agreement to be entered into by each of the directors and certain of the executive officers of First Community Bank and the affiliate agreement to be entered into by each of the directors and executive officers of First Community Bank. Keefe, Bruyette & Woods, Inc. presented its financial analysis with respect to the proposed merger consideration and delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by New Hampshire Thrift Bancshares was “fair” from a financial point of view to New Hampshire Thrift Bancshares’s shareholders. Following the presentations and a lengthy discussion, the Board of Directors of New Hampshire Thrift Bancshares approved the merger agreement and the transactions contemplated thereby.

On April 12, 2007, First Community Bank’s Board met and learned that the Board of New Hampshire Thrift Bancshares had unanimously approved the merger. RBC Capital Markets indicated that Monday April 16, 2007 was the earliest date at which they could present their fairness opinion. On April 16, 2007, the Board of Directors of First Community Bank met to review the fairness opinion prepared by RBC Capital Markets in consideration of the proposed merger with New Hampshire Thrift Bancshares. Based upon their thorough review of the proposed transaction, RBC Capital Markets was of the opinion that the transaction, as proposed, was in the best interest of First Community Bank’s shareholders. After carefully reviewing the fairness opinion, the Board of Directors of First Community Bank voted unanimously to approve the merger.

First Community Bank and New Hampshire Thrift Bancshares executed the merger agreement and issued a joint press release publicly announcing the transaction on April 16, 2007.

First Community Bank’s Reasons for the Merger; Recommendation of First Community Bank’s Board of Directors

The Board of Directors of First Community Bank has determined that the merger is in the best interests of First Community Bank and its stockholders. Therefore, the Board of Directors has approved the merger agreement and recommends that the stockholders of First Community Bank vote “FOR” the approval of the merger agreement.

First Community Bank’s Board of Directors consulted with RBC Capital Markets Corporation and considered numerous factors. The factors that were considered included but were not limited to those listed below:

•	the historical performance of First Community Bank;

•

a review of First Community Bank’s historical financial statements and New Hampshire Thrift Bancshares’ historical financial statements and other financial information relating to each bank’s respective business and earnings;

•	the business strategies of First Community Bank and New Hampshire Thrift Bancshares and the business prospects of each in the future;

•	the expanded products and services that will be available to the customers of, and the community surrounding, First Community Bank;

•	the geographic fit of the branch networks of First Community Bank and New Hampshire Thrift Bancshares;

•	the current and prospective environment within which First Community Bank operates;

•	the compatibility of the corporate cultures of First Community Bank and New Hampshire Thrift Bancshares;

•	the merger consideration offered;

•

the belief of the Board of Directors of First Community Bank that the merger consideration is a fair amount and that the mixture of cash and stock is favorable and will result in long term value for the stockholders of First Community Bank;

•

the fact that First Community Bank stockholders will have the opportunity to elect to receive shares of New Hampshire Thrift Bancshares common stock or cash (subject to the requirement that 80% of First Community Bank’s common stock will be exchanged for New Hampshire Thrift Bancshares’ shares of common stock and 20% will be exchanged for cash);

•	the fact that New Hampshire Thrift Bancshares’ common stock is traded on the Nasdaq Global Market, which should provide greater liquidity to the stockholders of First Community Bank;

•	the ability of New Hampshire Thrift Bancshares to pay the merger consideration;

•	advise from First Community Bank’s financial advisors, RBC Capital Markets Corporation, that the per share merger consideration is fair financially to First Community Bank’s stockholders;

•

the business and future prospects of New Hampshire Thrift Bancshares and the Board of Director’s view of the quality of New Hampshire Thrift Bancshares’ common stock as an investment by First Community Bank’s stockholders;

•

the terms of the merger agreement, including the representations and warranties, the covenants, the consideration, the benefits to employees, the employee and executive termination benefit and the ability of First Community Bank to terminate the merger agreement if required by the fiduciary responsibilities of its Board of Directors;

•	the terms of the merger proposed by New Hampshire Thrift Bancshares’ offer in comparison to the other offers received;

•	the likelihood of obtaining the approvals necessary to complete the transaction;

•	a review of the prospects of First Community Bank remaining independent.

First Community Bank’s Board of Directors did not give any specific or relative weights to the factors under consideration, and the individual directors may have given different weights to different factors.

Opinion of First Community Bank’s Financial Advisor

By agreements dated September 9, 2005 and March 23, 2007, First Community Bank retained RBC Capital Markets Corporation, a member company of RBC Financial Group, as its financial advisor in connection with a possible business combination involving another financial institution. As part of its investment banking business, RBC Capital Markets is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

On April 16, 2007, the board of directors of First Community Bank met to evaluate the proposed transaction with New Hampshire Thrift Bancshares and the terms of the merger agreement. At this meeting, RBC Capital Markets rendered its oral opinion (subsequently confirmed in writing) that, as of the date of its opinion, the per share merger consideration offered by New Hampshire Thrift Bancshares was fair from a financial point of view to the shareholders of First Community Bank. Except as otherwise disclosed in this proxy statement, there were no limitations imposed by First Community Bank on RBC Capital Markets in connection with its rendering of the fairness opinion.

The full text of RBC Capital Markets’ written fairness opinion, which sets forth the assumptions made and matters considered, is attached as Appendix B to this document. You should read RBC Capital Markets’ opinion in its entirety. You should also consider the following when reading the discussion of RBC Capital Markets’ opinion in this document:

•

RBC Capital Markets’ opinion is directed only to the per share merger consideration offered in the merger and does not constitute a recommendation to any First Community Bank shareholder as to how such shareholder should vote on the proposed transaction;

•

the RBC Capital Markets opinion does not address the relative merits of the merger and the other business strategies considered by the Board of Directors of First Community Bank, nor does it address the decision of the Board of Directors of First Community Bank to proceed with the merger;

•	RBC Capital Markets expressed no opinion as to the prices at which New Hampshire Thrift Bancshares’s common stock will actually trade at any time; and

•

the summary information regarding RBC Capital Markets’ opinion and the procedures followed in rendering such opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at the opinion, RBC Capital Markets, among other things:

•

reviewed financial and other information that was publicly available, including regulatory filings and related disclosures for both First Community Bank and New Hampshire Thrift Bancshares and Securities and Exchange Commission filings for New Hampshire Thrift Bancshares;

•	analyzed certain internal financial projections and other financial and operating data prepared by the management of First Community Bank;

•

discussed with senior management of each of First Community Bank and New Hampshire Thrift Bancshares their views on each company’s respective past and current business operations, results thereof, financial condition and future prospects;

•

compared the historical stock prices and trading volumes for New Hampshire Thrift Bancshares common stock, as well as certain financial and market information for New Hampshire Thrift Bancshares and First Community Bank, with similar information for certain other banking companies whose securities are publicly traded;

•	reviewed the merger agreement;

•

analyzed certain bank mergers and acquisitions of national institutions deemed to be reasonably similar to First Community Bank, and compared the proposed financial consideration in the merger with the consideration paid in other relevant mergers and acquisitions;

•

reviewed the capacity of New Hampshire Thrift Bancshares to fund the cash portion of the aggregate consideration in the merger and analyzed New Hampshire Thrift Bancshares’s pro forma regulatory capital ratios expected after the merger; and

•	conducted such other financial studies, analyses and investigations as RBC Capital Markets deemed appropriate for purposes of its opinion.

In performing its review and arriving at its opinion, RBC Capital Markets assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with RBC Capital Markets. RBC Capital Markets did not make any independent evaluation or appraisal of specific assets or liabilities, the collateral securing the assets or the liabilities of First Community Bank or New Hampshire Thrift Bancshares or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of First Community Bank and New Hampshire Thrift Bancshares). RBC Capital Markets assumed, without independent verification, that the aggregate allowances for loan losses for First Community Bank and New Hampshire Thrift Bancshares are adequate to cover anticipated losses. RBC Capital Markets also assumed the following with regard to its review:

•

The financial projections reviewed with management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of First Community Bank;

•	the merger would be consummated in accordance with the terms of the merger agreement, without material waiver or modification;

•	the representations and warranties of each party in the merger agreement and in all related documents referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party in such documents;

•

the transaction will be treated as a reorganization for United States federal income tax purposes and all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on First Community Bank or New Hampshire Thrift Bancshares or on the anticipated benefits of the merger; and

•

there has been no material change in First Community Bank’s or New Hampshire Thrift Bancshares’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to RBC Capital Markets.

In connection with rendering its fairness opinion to First Community Bank Board, RBC Capital Markets performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the RBC Capital Markets analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RBC Capital Markets believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying RBC Capital Markets’ opinion. You should also understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to these analyses by RBC Capital Markets.

In performing its analyses, RBC Capital Markets made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Community Bank, New Hampshire Thrift Bancshares, or RBC Capital Markets. Any estimates contained in RBC Capital Markets’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in RBC Capital Markets’ analyses was identical to First Community Bank or New Hampshire Thrift Bancshares or the merger. Because such estimates are inherently subject to uncertainty, RBC Capital Markets assumes no responsibility for their accuracy.

The financial forecast information furnished to RBC Capital Markets by First Community Bank was prepared by First Community Bank’s management. As a matter of policy, First Community Bank does not publicly disclose internal management forecasts, projections or estimates of the type furnished to RBC Capital

Markets in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of First Community Bank’s management, including, without limitation, general economic, regulatory and competitive conditions. Therefore, actual results may vary significantly from the projections.

Summary of Proposal. Shareholders of First Community Bank will receive $12.00 in cash or 0.7477 shares of New Hampshire Thrift Bancshares per share of First Community Bank at the election of First Community Bank shareholders, subject to pro ration such that eighty percent (80%) of the total number of shares of First Community Bank stock issued and outstanding at the effective time of the merger, including any dissenting shares, shall each be converted into the right to receive 0.7477 shares of New Hampshire Thrift Bancshares common stock. Holders of First Community Bank options will receive a cash payment equal to the excess of $12.00 per share over the exercise price of such options. Based on 1,254,348 First Community Bank shares outstanding, 193,250 options outstanding with a weighted average exercise price of $6.35, and the closing price of New Hampshire Thrift Bancshares common stock as of April 13, 2007, the aggregate consideration to be paid in the merger is approximately $15.5 million.

The aggregate consideration represents a multiple of 94.6 times trailing twelve months earnings of First Community Bank, and a multiple of 1.77 times First Community Bank’s stated book value and 1.91 times First Community Bank’s diluted book value, as of December 31, 2006.

Discounted Cash Flow Valuation

P/E Terminal Value Multiple. RBC Capital Markets performed a discounted cash flow valuation to estimate a range of present values for First Community Bank, assuming First Community Bank continued to operate as a stand-alone entity. RBC Capital Markets calculated the theoretical per share value of First Community Bank based on the present value of: (i) implied dividends per share over a six-year period, assuming First Community Bank could dividend out all current earnings as long as its ratio of tangible equity to tangible assets remained at 6.50%; and (ii) the terminal value, or the theoretical value of First Community Bank at the end of the six-year period, or calendar year 2012. RBC Capital Markets based the projected earnings for First Community Bank on internal management estimates. The terminal values are based upon a range of earnings multiples at which similarly sized banking institutions could be expected to trade over the long term of 15 to 25 times earnings. RBC Capital Markets used a range of discount rates of 11% to 15%, which it deemed appropriate for a company with First Community Bank’s risk characteristics. RBC Capital Markets determined that the implied value per share of First Community Bank common stock ranged from $4.13 to $6.07 based on the price-to-earnings multiple assumptions for the terminal values as summarized below:

Discount rate	Terminal Value P/E Multiple
	15.0x	17.5x	20.0x	21.5x	25.0x
11.0%	$4.52	$4.91	$5.30	$5.53	$6.07
13.0%	$4.31	$4.66	$5.02	$5.23	$5.72
15.0%	$4.13	$4.45	$4.77	$4.96	$5.41

The results of the discounted cash flow analysis using implied dividends does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Discounted cash flow analysis is a widely used valuation method, but the results of this method are highly dependent upon numerous assumptions, including earnings growth rates, dividend payout rates, multiples to terminal earnings and discount rates.

P/B Terminal Value Multiple. RBC Capital Markets performed a discounted cash flow valuation to estimate a range of present values for First Community Bank, assuming First Community Bank continued to operate as a stand-alone entity. RBC Capital Markets calculated the theoretical per share value of First Community Bank based on the present value of: (i) implied dividends per share over a six-year period, assuming First Community Bank could dividend out all current earnings as long as its ratio of tangible equity to tangible assets remained at 6.50%; and (ii) the terminal value, or the theoretical value of First Community Bank at the end of the six-year period, or calendar year 2012. RBC Capital Markets based the projected earnings for First Community Bank on internal management estimates. The terminal values are based upon a range of book value multiples at which similarly sized banking institutions could be expected to trade over the long term of 1.25 to 1.75 times book value. RBC Capital Markets used a range of discount rates of 11% to 15%, which it deemed appropriate for a company with First Community Bank’s risk characteristics. RBC Capital Markets determined that the implied value per share of First Community Bank common stock ranged from $6.26 to $9.08 based on the price-to-book multiple assumptions for the terminal values as summarized below:

Discount rate	Terminal Value P/B Multiple
	1.25x	1.375x	1.50x	1.625x	1.75x
11.0%	$7.11	$7.61	$8.10	$8.59	$9.08
13.0%	$6.66	$7.11	$7.56	$8.00	$8.45
15.0%	$6.26	$6.67	$7.07	$7.48	$7.88

The results of the discounted cash flow analysis using implied dividends does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Discounted cash flow analysis is a widely used valuation method, but the results of this method are highly dependent upon numerous assumptions, including earnings growth rates, dividend payout rates, multiples to terminal earnings and discount rates.

Comparable Public Company Analysis. RBC Capital Markets reviewed certain financial, operating and stock market performance data of ten publicly traded banks headquartered in New England, each with total assets between $50 million and $150 million using data as of December 31, 2006. The peer companies were as follows:

•	Damariscotta Bankshares, Inc. (Damariscotta, ME)

•	Connecticut Bank & Trust Company (Hartford, CT)

•	Central Financial Corporation (Randolph, VT)

•	Southern Connecticut Bancorp, Inc. (New Haven, CT)

•	Rockport National Bancorp, Inc. (Rockport, MA)

•	Connecticut River Community Bank (Wethersfield, CT)

•	Wilton Bank (Wilton, CT)

•	Rivergreen Bank (Kennebunk, ME)

•	Border Bancshares, Inc. (Augusta, ME)

•	Apple Valley Bank & Trust Company (Cheshire, CT)

RBC Capital Markets analyzed the relative performance and value of First Community Bank by comparing certain publicly available financial data of First Community Bank with that of its peer companies, including total assets, total deposits, loans to deposits, tangible equity to tangible assets, return on average assets and return on average equity. The analyses yielded the following comparison of the medians for the peer companies with First Community Bank, respectively:

New England Peer Median	First Community Bank
Total assets ($M)	$120.3	$83.3
Total deposits ($M)	$96.6	$69.8
Loans to deposits	91.3%	92.6%
Tangible equity to tangible assets	9.99%	9.76%
Return on average assets (MRQ)	0.27%	0.04%
Return on average equity (MRQ)	2.26%	0.39%
Market price to last 12 months earnings per share	16.8	x	NA
Market price to book value per share	145%	NA
Market price to tangible book value per share	145%	NA

Analysis of Selected Merger Transactions. RBC Capital Markets reviewed the proposed consideration paid, or proposed to be paid, in other merger transactions and compared the consideration to be received in the merger to New England bank and thrift transactions announced since January 1, 2004. Specifically, RBC Capital Markets reviewed eight acquisitions involving target banks and thrifts headquartered in New England with assets less than $150 million:

Acquirer	Target
BankFive, MHC (MA)	New Bedford Community Bancorp (MA)
Merrimack Bancorp MHC (NH)	Bow Mills Bank & Trust (NH)
New Hampshire Thrift Bancshares, Inc. (NH)	First Brandon Financial Corporation (VT)
Gardiner Savings Institution, FSB (ME)	First Citizens Bank (ME)
Nutmeg Financial MHC, Inc. (CT)	Castle Bank & Trust Company (CT)
UCBH Holdings, Inc. (CA)	Asian American Bank & Trust Company (MA)
LSB Financial (NH)	Village Financial Corporation (NH)
Fairfield County Bank Corp. (CT)	Bank of Westport (CT)

In reviewing the comparable transactions, RBC Capital Markets examined the multiples at announcement of price to latest twelve months earnings, price to reported tangible book value per share, aggregate price to tangible shareholders’ equity, price to assets and premium to core deposits. These analyses yielded the following comparisons of the medians for the national bank transactions, respectively:

	Comparable Merger
	Transactions		The Merger
Price to LTM earnings (per share)	25.5	x	94.6	x
Price to tangible book value per share (reported)	1.855	x	1.774	x
Aggregate value to tangible shareholders’ equity	1.855	x	1.909	x
Price to assets	18.0%		18.6%
Premium to core deposits	10.3%		13.1%

Pro Forma Merger Analysis. RBC Capital Markets analyzed the impact of the merger on the combined company’s total assets, loan portfolio, deposit base, tangible equity and regulatory capital ratios. This analysis uses the merger consideration as provided in the merger agreement, whereby shareholders of First Community Bank will receive $15.5 million based on First Community Bank’s shares and options outstanding as of December 31, 2006. The analysis is also based upon: (i) December 31, 2006 balance sheet information for New Hampshire Thrift Bancshares and First Community Bank and (ii) assumptions as to one-time costs and restructuring charges associated with the merger. Based upon these assumptions, the merger is expected to be approximately 6.4% dilutive to the tangible book value of New Hampshire Thrift Bancshares, as of December 31, 2006. RBC Capital Markets calculated the pro forma leverage ratio and total risk-based capital ratio of New Hampshire Thrift Bancshares to be 7.42% and 11.87%, respectively, as of December 31, 2006, as compared to estimated stand-alone ratios of 7.80% and 11.91%.

Consideration to RBC Capital Markets. First Community Bank has agreed to pay RBC Capital Markets a cash fee equal to approximately $342,000 at the closing of the merger, of which a non-refundable cash retainer fee of $5,000 has already been paid. Pursuant to the engagement agreement, First Community Bank has agreed to reimburse RBC Capital Markets for all reasonable out-of-pocket expenses incurred in connection with the merger. First Community Bank has also agreed to indemnify RBC Capital Markets and related persons against certain liabilities, including certain liabilities under the federal securities laws, from and arising out of or based upon RBC Capital Market’ engagement on First Community Bank’s behalf with regard to the merger.

Merger Consideration; Cash or Stock Election

Merger Consideration. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of First Community Bank common stock (other than dissenting shares and shares held by New Hampshire Thrift Bancshares) will be converted into the right to receive, at the election of the holder of such share, either:

•	$12.00 in cash (without interest); or

•	0.7477 shares of New Hampshire Thrift Bancshares common stock; or

•	a combination of cash plus New Hampshire Thrift Bancshares common stock.

No fractional shares of New Hampshire Thrift Bancshares common stock will be issued in connection with the merger. Instead, First Community Bank stockholders will receive, without interest, a cash payment from New Hampshire Thrift Bancshares equal to the fractional share interest they otherwise would have received, multiplied by the value of New Hampshire Thrift Bancshares common stock. For this purpose, New Hampshire Thrift Bancshares common stock will be valued at the average of its closing sales prices for the ten consecutive trading days immediately preceding the close of business on the fifth business day prior to the completion date of the merger.

Based on the closing price of $14.80 per share of New Hampshire Thrift Bancshares common stock on June 21, 2007, the latest practicable date prior to the mailing of this proxy statement/prospectus, the value of 0.7477 shares of New Hampshire Thrift Bancshares common stock would be $11.07. New Hampshire Thrift Bancshares and First Community Bank cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for New Hampshire Thrift Bancshares common stock. For more information about the stock prices of New Hampshire Thrift Bancshares, see “Stock Trading and Dividend Information” below.

Cash or Stock Election. All elections by First Community Bank stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 80% of the outstanding shares of First Community Bank common stock will be converted into the right to receive New Hampshire Thrift Bancshares common stock, and the remaining 20% of the outstanding shares of First Community Bank common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First Community Bank stockholders in the aggregate elect to receive more or less New Hampshire Thrift Bancshares common stock than New Hampshire Thrift Bancshares has agreed to issue. These procedures are summarized below.

•	If New Hampshire Thrift Bancshares common stock is oversubscribed: If First Community Bank stockholders elect to receive more shares of New Hampshire Thrift Bancshares common stock than

New Hampshire Thrift Bancshares has agreed to issue in the merger, then all First Community Bank stockholders who have elected to receive cash or who have made no election will receive cash for their First Community Bank shares and all stockholders who elected to receive New Hampshire Thrift Bancshares common stock will receive a pro rata portion of the available New Hampshire Thrift Bancshares shares plus cash for those shares not converted into New Hampshire Thrift Bancshares common stock.

•

If New Hampshire Thrift Bancshares common stock is undersubscribed: If First Community Bank stockholders elect to receive fewer shares of New Hampshire Thrift Bancshares common stock than New Hampshire Thrift Bancshares has agreed to issue in the merger, and

•

this shortfall is less than or equal to the number of shares as to which First Community Bank stockholders have made no election, then all First Community Bank stockholders who have elected to receive New Hampshire Thrift Bancshares common stock will receive New Hampshire Thrift Bancshares common stock, all First Community Bank stockholders who have elected to receive cash will receive cash, and First Community Bank stockholders who have made no election will receive a pro rata portion of New Hampshire Thrift Bancshares shares plus cash for those shares not converted into New Hampshire Thrift Bancshares common stock; or if

•

this shortfall is greater than the number of no election shares, then all First Community Bank stockholders who have elected to receive New Hampshire Thrift Bancshares common stock will receive New Hampshire Thrift Bancshares common stock, all First Community Bank stockholders who have made no election will receive New Hampshire Thrift Bancshares common stock, and First Community Bank stockholders who have elected to receive cash will receive a pro rata portion of the remaining available cash consideration plus New Hampshire Thrift Bancshares’ shares for those First Community Bank shares not converted into cash.

Neither First Community Bank nor New Hampshire Thrift Bancshares is making any recommendation as to whether you should elect to receive cash or New Hampshire Thrift Bancshares common stock in the merger. You must make your own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive New Hampshire Thrift Bancshares common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of First Community Bank common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, New Hampshire Thrift Bancshares common stock, or a combination of cash and New Hampshire Thrift Bancshares common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar & Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern time, on the twenty-fifth day following the mailing of the election form. Registrar & Transfer Company will act as exchange agent in the merger, and in that role will process the exchange of First Community Bank common stock certificates for cash and/or New Hampshire Thrift Bancshares common stock.

Shortly after the merger, the exchange agent will allocate cash and shares of New Hampshire Thrift Bancshares common stock among First Community Bank stockholders, consistent with their elections, the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your First Community Bank stock certificates after the merger is completed.

Please do not forward your First Community Bank stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of First Community Bank common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either New Hampshire Thrift Bancshares common stock and/or cash for your First Community Bank common stock, you should complete and return the election form. If you do not make an election, you will be allocated New Hampshire Thrift Bancshares common stock and/or cash depending on the elections made by other First Community Bank stockholders.

You should be aware that if you make an election, you will not be able to sell or otherwise transfer your shares of First Community Bank common stock unless you properly withdraw your election prior to the election deadline. In addition, please note that during the time between when the election is made and when stock certificates for shares of New Hampshire Thrift Bancshares are received by stockholders following the completion of the merger, First Community Bank stockholders will be unable to sell their First Community Bank common stock.

If stock certificates for First Community Bank common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, First Community Bank shares may be properly exchanged provided that:

(1) such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States; and

(2) the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission).

First Community Bank stockholders who do not submit a properly completed election form accompanied by stock certificates representing all shares of First Community Bank common stock covered by the election form or an appropriate guarantee of delivery or revoke their election form prior to the election deadline will have their shares of First Community Bank common stock designated as non-election shares.

First Community Bank stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

New Hampshire Thrift Bancshares will deposit with the exchange agent the shares representing New Hampshire Thrift Bancshares’ common stock and cash to be issued to First Community Bank stockholders in exchange for their shares of First Community Bank common stock.

First Community Bank stockholders who surrender their stock certificates and complete election forms prior to the election deadline will automatically receive the merger consideration allocated to them. No later than five business days after the completion of the merger, the exchange agent will mail to First Community Bank stockholders who did not previously surrender First Community Bank stock certificates a letter of transmittal, together with instructions for the exchange of their First Community Bank stock certificates for the merger consideration. When such First Community Bank stockholders deliver their First Community Bank stock certificates, together with the signed letter of transmittal, they shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of New Hampshire Thrift Bancshares common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any.

Until you surrender your First Community Bank stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any New Hampshire Thrift Bancshares common stock into which your shares have been exchanged. No interest will be paid or accrued to First Community Bank stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of First Community Bank common stock. First Community Bank stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar & Transfer Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of New Hampshire Thrift Bancshares’ common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•

pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of New Hampshire Thrift Bancshares common stock made available to the exchange agent that remains unclaimed by First Community Bank stockholders for six months after the effective time of the merger will be returned to New Hampshire Thrift Bancshares. After six months, any First Community Bank stockholder who has not exchanged shares of First Community Bank common stock for the merger consideration in accordance with the merger agreement may look only to New Hampshire Thrift Bancshares for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, New Hampshire Thrift Bancshares, First Community Bank, the exchange agent or any other person will not be liable to any First Community Bank stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of First Community Bank Stock Options

At the effective time of the merger, First Community Bank will terminate its stock option plans. Each option granted under the First Community Bank stock option plans, whether vested or unvested, and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from First Community Bank in an amount equal to the product of:

•	the number of shares of First Community Bank common stock provided for in the option; and

•	the excess, if any, of $12.00 over the exercise price per share provided in the option.

This cash payment will be made without interest and will be net of all applicable withholding taxes. First Community Bank will obtain prior to the effective time of the merger, from each holder of a then-outstanding option, a written acknowledgment with respect to the termination of and payment for such option as described in this section. As of March 31, 2007, there were outstanding options to purchase 193,550 shares of First Community Bank common stock.

Employee Matters

Employee Plans. New Hampshire Thrift Bancshares will review all First Community Bank compensation and employee benefit plans that do not automatically terminate to determine whether to maintain, terminate or continue such plans. In the event that employee compensation or benefits as currently provided by First Community Bank are changed or terminated for which there is a comparable benefit plan of general applicability at New Hampshire Thrift Bancshares or Lake Sunapee Bank, New Hampshire Thrift Bancshares will take all reasonable action so that former First Community Bank employees will be entitled to participate in the New Hampshire Thrift Bancshares or Lake Sunapee Bank benefit plan to the same extent as similarly situated employees of New Hampshire Thrift Bancshares or Lake Sunapee Bank. New Hampshire Thrift Bancshares will continue to maintain First Community Bank benefit plans to be terminated and for which there is a comparable plan at New Hampshire Thrift Bancshares or Lake Sunapee Bank until such time as the First Community Bank employees are permitted to participate in the corresponding New Hampshire Thrift Bancshares or Lake Sunapee Bank benefit plan.

All First Community Bank employees who become employees of New Hampshire Thrift Bancshares or Lake Sunapee Bank at the effective time will generally be given credit for service at First Community Bank for eligibility to participate in and the satisfaction of vesting requirements (but not for benefit accrual purposes) under New Hampshire Thrift Bancshares’ or Lake Sunapee Bank’s compensation and benefit plans (but not to the extent that providing such credit would result in a duplication of benefits already received under the plans of First Community Bank).

If First Community Bank employees become eligible to participate in a medical, dental or health plan of New Hampshire Thrift Bancshares or Lake Sunapee Bank, New Hampshire Thrift Bancshares will make all commercially reasonable efforts to cause such plans to (i) waive any preexisting condition limitations to the extent such conditions are covered under such plans, (ii) honor any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement otherwise applicable, to the extent the employee satisfied any similar limitation or requirement under the analogous First Community Bank plan.

Vacation Policies. If the vacation policies of First Community Bank are more favorable to employees than the vacation policies of New Hampshire Thrift Bancshares, the First Community Bank vacation policies will be continued with respect to former First Community Bank employees employed by New Hampshire Thrift Bancshares or Lake Sunapee Bank. Any accrued but unused vacation time of First Community Bank employees at the effective time of the merger will be assumed and honored by New Hampshire Thrift Bancshares.

Severance Plan. Employees of First Community Bank (other than the officers covered by a settlement agreement with Lake Sunapee Bank or New Hampshire Thrift Bancshares) whose employment is terminated (other than for cause) prior to the effective time of the merger at the request of New Hampshire Thrift Bancshares or within one year thereafter will be entitled to receive severance payments in an amount equal to two weeks pay for each year of service, with a minimum of four and a maximum of twenty-six weeks of pay.

Retention Bonuses. The merger agreement provides that New Hampshire Thrift Bancshares and First Community Bank may wish to provide retention bonuses to employees of First Community Bank who remain employed at First Community Bank through the effective time of the merger, or at New Hampshire Thrift Bancshares for an interim period following the effective time. Any such retention bonuses would be paid pursuant to a retention agreement to be agreed upon by New Hampshire Thrift Bancshares and First Community Bank.

Interests of Directors and Executive Officers in the Merger

Settlement Agreements. Prior to entry into the merger agreement, First Community Bank had entered into employment agreements with its President and Chief Executive Officer as well as two Senior Vice Presidents providing for certain severance benefits upon a change of control. Contemporaneously with the execution of the merger agreement, each of the three individuals entered into a settlement agreement with New Hampshire Thrift Bancshares and First Community Bank, agreeing to the termination of each individual’s existing employment agreement, in exchange for a lump sum cash payment at the merger effective date of $73,000 to the President and Chief Executive Officer and $100,000 to each of the other two individuals.

Noncompetition Agreement. As of the date of the merger agreement, New Hampshire Thrift Bancshares entered into a noncompetition agreement with the President and Chief Executive Officer of First Community Bank for an eighteen-month period following the effective date of the merger. Mr. Petersen will receive an amount equal to $11,250 per month for the first twelve months of the term, and $9,500 per month for the final six months of the term. The geographic scope of the noncompetition provisions will be the states of Vermont and New Hampshire for the first twelve months of the term and will be those counties in which New Hampshire Thrift Bancshares operates for the final six months of the term.

Severance Plan. Employees of First Community Bank (other than the officers covered by a settlement agreement with Lake Sunapee Bank or New Hampshire Thrift Bancshares) whose employment is terminated (other than for cause) prior to the effective time of the merger at the request of New Hampshire Thrift Bancshares or within one year thereafter will be entitled to receive severance payments in an amount equal to two weeks pay for each year of service, with a minimum of four and a maximum of twenty-six weeks of pay.

Retention Bonuses. The merger agreement provides that New Hampshire Thrift Bancshares and First Community Bank may wish to provide retention bonuses to employees of First Community Bank who remain employed at First Community Bank through the effective time of the merger, or at New Hampshire Thrift Bancshares for an interim period following the effective time. Any such retention bonuses would be paid pursuant to a retention agreement to be agreed upon by New Hampshire Thrift Bancshares and First Community Bank.

Vesting and Payment of First Community Bank Stock Options. Pursuant to the terms of the merger agreement, at the effective date of the merger, all unvested First Community Bank stock options will vest and will be cancelled in exchange for payment by First Community Bank of the difference between $12.00 and the exercise price of such option. As of March 31, 2007, all options previously granted to executive officers and non-employee directors of First Community Bank had vested in accordance with their terms irrespective of the merger agreement between New Hampshire Thrift Bancshares and First Community Bank and the amounts payable in cancellation of such options would equal $340,000, $522,600, and $170,150 for (i) Mr. Petersen, (ii) the two other executive officers of First Community Bank and (iii) for all non-employee directors of First Community Bank as a group, respectively.

Executive Salary Continuation Agreements. First Community Bank maintains executive salary continuation agreements, or SERPs, with Mr. Petersen and two other executive officers under which Mr. Petersen would be entitled to payment of $90,000 per year following retirement at age 65 and the other two officers would be entitled to payment of $45,000 and $30,000 per year following retirement at age 65. Under these SERPs following the effective date of the merger, each of these executives will be treated as if they had continued working until age 65 with payments to commence upon the attainment of age 65 by each executive. The lump sum present value of the SERP benefit which is attributable to the merger is estimated to be approximately $316,000 for Mr. Petersen and $165,000 in aggregate for the two other officers (these amounts do not include amounts already vested under the SERPs irrespective of the merger).

Indemnification. Pursuant to the merger agreement, New Hampshire Thrift Bancshares has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of First Community Bank against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Community Bank if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under New Hampshire Thrift Bancshares’ bylaws.

Directors’ and Officers’ Insurance. New Hampshire Thrift Bancshares has further agreed to use its reasonable best efforts to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of First Community Bank immediately prior to the effective date continue to be covered by First Community Bank’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to First Community Bank’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will New Hampshire Thrift Bancshares be required to expend more than 150% of the annual cost currently expended by First Community Bank with respect to such insurance.

Appointment of One First Community Bank Board Member to the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank. When the merger is completed, one member of the current Board of Directors of First Community Bank will be appointed to serve on the Board of Directors of New Hampshire Thrift Bancshares and to the Board of Directors of Lake Sunapee Bank.

Advisory Board. The members of the current Board of Directors of First Community Bank whose primary residences are located in the State of Vermont, other than the director invited to serve on the Boards of Directors of New Hampshire Thrift Bancshares and Lake Sunapee Bank, respectively, will be invited to serve as members of an advisory board to be established and maintained by New Hampshire Thrift Bancshares. Each member of the advisory board will receive a fee of $250 per meeting attended, which fee shall not be paid for meetings attended by telephone.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of First Community Bank and New Hampshire Thrift Bancshares before the effective time of the merger. In general, the merger agreement obligates First Community Bank and New Hampshire Thrift Bancshares to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, First Community Bank has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of New Hampshire Thrift Bancshares, it will not, among other things:

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock, or authorize the creation of, or permit any shares of capital stock to become subject to, any options, warrants, rights, convertible securities or other arrangements obligating First Community Bank to issue or dispose of its capital stock;

•	declare or pay any dividend;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of First Community Bank capital stock;

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enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of First Community Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for normal increases in the ordinary course of business consistent with past practice, provided that increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of

First Community Bank’s total salary expense, that First Community Bank may make cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice, and that First Community Bank may pay accrued bonuses upon the closing of the merger consistent with past practice and prorated through the date of the merger closing;

•

hire any person as an employee of First Community Bank or promote any employee, except that First Community Bank may hire or promote persons in accordance with contractual obligations existing as of the date of the merger agreement and may hire persons to fill vacancies arising after the date of the merger agreement, provided the annual salary is less than $50,000 and such employment is terminable at will.

•

enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of First Community Bank, except as may be required by law or to satisfy contractual obligations existing as of the date of the merger agreement;

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice, and other than pursuant to agreements or arrangements in effect on the date of the merger agreement;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to First Community Bank taken as a whole.

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acquire all or any portion of the assets, business, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

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make any capital expenditures other than capital expenditures previously disclosed to New Hampshire Thrift Bancshares, or in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•	amend its articles of association or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP;

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enter into, amend, modify or terminate any material contract, lease or insurance policy, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which First Community Bank is or becomes a party after the date of the merger agreement, unless the settlement, agreement or action involves an amount less than $25,000 and would not impose any material restriction on the business of First Community Bank;

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enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation;

•	enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;

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incur any indebtedness for borrowed money, other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

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acquire any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment with a final maturity of more than three years; or any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements;

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make, renegotiate, renew, increase, extend, modify or purchase any loan other than in accordance with First Community Bank’s loan policies and procedures, except to satisfy contractual obligations existing as of the date of the merger agreement;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

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make, change, file, enter into, settle, compromise, agree to or consent to any tax election, amended tax return, closing agreement, liability with respect to taxes, adjustment of any tax attribute, claim for a refund of taxes, extension or waiver of the limitation period applicable to any tax claim or assessment, in each case unless affecting or relating to less than $25,000 of taxable income;

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commit any act or omission which constitutes a material breach or default by First Community Bank under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

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foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which, if such foreclosure were to occur, would be material; or

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take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

New Hampshire Thrift Bancshares has agreed that, without the prior written consent of First Community Bank, it will not, among other things, take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for federal income tax purposes.

Representations and Warranties

The merger agreement contains a number of representations and warranties by New Hampshire Thrift Bancshares and First Community Bank regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the consents and approvals and filings with governmental entities required in connection with the merger agreement and the consummation of the merger;

•	the financial statements of each of the companies;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the financial controls and procedures;

•

the timely filing of all reports, registrations and statements with governmental authorities, and the absence of any proceedings, investigations, orders, decrees, agreements or memorandum of understanding by or with governmental authorities;

•	the absence of materially adverse litigation;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts and the absence of any default under any contract;

•	the use of brokers in connection with the proposed merger;

•	labor and employee benefit matters with respect to First Community Bank;

•	First Community Bank’s compliance with applicable environmental laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	First Community Bank’s loan and investment portfolio matters;

•	First Community Bank’s derivative transactions;

•	the existence of First Community Bank’s properties and assets, absence of encumbrances, existence of good title, and leased property;

•	ownership or existence of valid license for First Community Bank intellectual property;

•	administration of First Community Bank’s fiduciary accounts;

•	First Community Bank’s maintenance of insurance;

•	First Community Bank’s receipt of a “fairness opinion” from RBC Capital Markets;

•	preparation of this proxy statement/prospectus;

•	New Hampshire Thrift Bancshares’ ability to pay the merger consideration; and

•	issuance of the New Hampshire Thrift Bancshares’ common stock in accordance with the merger agreement.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of New Hampshire Thrift Bancshares and First Community Bank to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of First Community Bank;

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

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effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the common stock to be issued by New Hampshire Thrift Bancshares in accordance with the merger agreement;

•	the absence of any litigation, statute, law, regulation, order or decree that would enjoin or prohibit the merger;

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the receipt of tax opinions delivered by counsel to New Hampshire Thrift Bancshares and First Community Bank, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

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the absence of any condition, restriction or requirement to a required regulatory approval that would individually or in the aggregate materially reduce the benefits of the merger to such a degree that New Hampshire Thrift Bancshares or First Community Bank would not have entered into the merger agreement had such condition, restriction or requirement been known on the date of the merger agreement; and

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, subject to the standards set forth in the merger agreement.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. First Community Bank and New Hampshire Thrift Bancshares have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval of or notice to, the Office of Thrift Supervision and the Vermont Department of Banking, Insurance, Securities & Health Care Administration. New Hampshire Thrift Bancshares has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. New Hampshire Thrift Bancshares and First Community Bank cannot assure you that all required regulatory approvals and non-objection will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. New Hampshire Thrift Bancshares and First Community Bank also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

New Hampshire Thrift Bancshares and First Community Bank are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein.

Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. New Hampshire Thrift Bancshares and First Community Bank have filed the required application, but the Office of Thrift Supervision’s approval has not yet been received.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary depository institutions, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each depository institution in meeting the credit needs of its entire community, including low-and moderate-income neighborhoods, served by each depository institution. Lake Sunapee Bank has a “satisfactory” Community Reinvestment Act rating with the Office of Thrift Supervision. First Community Bank also has a “satisfactory” Community Reinvestment Act rating with the Federal Deposit Insurance Corporation, its primary federal regulator.

Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Lake Sunapee Bank for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

Vermont Department of Banking, Insurance, Securities & Health Care Administration. The merger does not require the approval of the Vermont Department of Banking, Insurance, Securities & Health Care Administration because, following the merger of First Community Bank with and into Lake Sunapee Bank, Lake Sunapee Bank will be a federal savings bank, regulated by the Office of Thrift Supervision, and Lake Sunapee Bank has submitted an application to the Office of Thrift Supervision for approval of the merger. However, First Community Bank is required to submit a notice to the Vermont Department of Banking, Insurance, Securities & Health Care Administration of its intention to merge with and into Lake Sunapee Bank. The Vermont Department of Banking, Insurance, Securities & Health Care Administration may file an objection with the Office of Thrift Supervision if the transaction does not comply with applicable law. First Community Bank has filed a preliminary notice with the Vermont Department of Banking, Insurance, Securities & Health Care Administration regarding the merger. Upon consummation of the merger, First Community Bank’s Vermont commercial bank charter will be surrendered.

No Solicitation

Until the merger is completed or the merger agreement is terminated, First Community Bank has agreed that it, its subsidiary, its officers and its directors will not:

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Solicit, initiate or encourage, or take any other action designed to facilitate any inquiries or the making of any proposal to acquire First Community Bank, whether by merger, consolidation, business combination, tender offer or exchange offer for 10% or more of First Community Bank’s stock or otherwise;

•	enter into or participate in any discussions or negotiations regarding any such acquisition proposal; or

•	make or authorize any statement in support of any such other acquisition proposal.

First Community Bank may, however, furnish information regarding First Community Bank to, or enter into discussions or negotiations with, any person or entity in response to, or authorize any statement or recommendation in support of an unsolicited acquisition proposal if:

•

First Community Bank’s Board of Directors determines in good faith, after consultation with its financial advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable from a financial point of view to First Community Bank’s stockholders than the merger with New Hampshire Thrift Bancshares;

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First Community Bank’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such actions would be required in order for First Community Bank’s directors to comply with their fiduciary obligations under applicable law;

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First Community Bank promptly notifies New Hampshire Thrift Bancshares of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

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During the three day period following notification to New Hampshire Thrift Bancshares, First Community Bank negotiates in good faith with New Hampshire Thrift Bancshares to make adjustments to the merger agreement such that the other acquisition proposal is not reasonably likely to result in a transaction more favorable from a financial point of view to First Community Bank’s stockholders than the merger with New Hampshire Thrift Bancshares, and such negotiations fail to result in the necessary adjustments to the merger agreement.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by First Community Bank’s stockholders, as follows:

•	by mutual agreement of New Hampshire Thrift Bancshares and First Community Bank, if the Board of Directors of each so determines by vote of a majority of the members of the entire Board;

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by either party if any required regulatory approvals for consummation of the merger or the bank merger are denied in a final nonappealable action or are permanently withdrawn at the request of a governmental authority;

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by either party if the stockholders of First Community Bank do not approve the merger agreement, provided that First Community Bank is not in material breach of its obligation to convene a meeting of stockholders to vote upon the merger agreement and to solicit and recommend the stockholders’ approval of the merger agreement;

•

by the non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;

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by either party if the closing of the merger has not occurred on or before October 31, 2007, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

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by First Community Bank if the average of the daily closing sales prices of New Hampshire Thrift Bancshares common stock for the twenty consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than $12.84 and the decrease in the trading price of New Hampshire Thrift Bancshares common stock over a specified period exceeds by 15% or more the decrease in the trading prices of an index group of financial institution holding companies over that period, provided that New Hampshire Thrift Bancshares will have the option to increase the ratio of New Hampshire Thrift Bancshares common stock to be exchanged for First Community Bank common stock pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will be deemed to have occurred; and

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by either party if First Community Bank breaches its obligation not to solicit another acquisition proposal, as discussed above under “—No Solicitation,” breaches its obligation to recommend approval of the merger with New Hampshire Thrift Bancshares to the First Community Bank stockholders, recommends, proposes or publicly announces the intention to recommend or propose to engage in an acquisition transaction with any party other than New Hampshire Thrift Bancshares or Lake Sunapee Bank, or breaches its obligation to convene the meeting of First Community Bank stockholders to vote upon the merger agreement.

If the merger agreement is terminated under the last scenario described above, First Community Bank shall pay to New Hampshire Thrift Bancshares a fee in the amount of $625,000. The fee would also be payable to New Hampshire Thrift Bancshares if First Community Bank enters into a merger agreement with a third party within eighteen months of the termination of the merger agreement by New Hampshire Thrift Bancshares, due to a willful breach of a representation, warranty, covenant or agreement contained in the merger agreement by First Community Bank after another acquisition proposal has been publicly announced or otherwise made known to First Community Bank.

The merger agreement may be amended by an agreement in writing between the parties at any time before or after approval of the merger agreement by the New Hampshire Thrift Bancshares stockholders and the First Community Bank stockholders. However, after approval by the First Community Bank stockholders, no amendment which by law requires further approval of the First Community Bank stockholders, may be made without the approval of the First Community Bank stockholders.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

Upon closing of the merger between First Community Bank and New Hampshire Thrift Bancshares, First Community Bank will be merged into New Hampshire Thrift Bancshares and the separate existence of First Community Bank will cease. The directors and officers of New Hampshire Thrift Bancshares and Lake Sunapee Bank immediately prior to the merger will continue as directors and officers of New Hampshire Thrift Bancshares and Lake Sunapee Bank after the merger. One First Community Bank director will be added to the Boards of New Hampshire Thrift Bancshares and Lake Sunapee Bank, respectively. The remaining First Community Bank directors whose primary residences are in the State of Vermont will be invited to serve on an advisory board to be established by New Hampshire Thrift Bancshares.

Effective Date of Merger

The parties expect that the merger will be effective in the third calendar quarter of 2007 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of articles of merger with the Office of Thrift Supervision and upon the filing of articles of merger with the Secretary of State of the State of Vermont. If the merger is not consummated by October 31, 2007, the merger agreement may be terminated by either First Community Bank or New Hampshire Thrift Bancshares, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger” above.

Under the terms of the merger agreement, the charter and bylaws Lake Sunapee Bank will be the charter and bylaws of the combined entity which will retain the name of Lake Sunapee Bank, fsb. Lake Sunapee Bank, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by First Community Bank will immediately become the property of Lake Sunapee Bank.

Public Trading Markets

New Hampshire Thrift Bancshares common stock is currently traded on the Nasdaq Global Market under the symbol “NHTB.” There is no established public trading market for First Community Bank common stock. The shares of New Hampshire Thrift Bancshares common stock issued pursuant to the merger agreement will be traded on the Nasdaq Global Market.

The shares of New Hampshire Thrift Bancshares common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of First Community Bank, as discussed in “—Resale of New Hampshire Thrift Bancshares Common Stock” below.

New Hampshire Thrift Bancshares may from time to time repurchase shares of its common stock and purchase shares of First Community Bank common stock.

New Hampshire Thrift Bancshares Dividends

In the first and second quarters of 2006, New Hampshire Thrift Bancshares paid on its common stock a quarterly cash dividend of $0.125 per share. The quarterly dividend increased to $0.13 per share for the third and fourth quarters of 2006. New Hampshire Thrift Bancshares paid a quarterly cash dividend of $0.13 per share of common stock in the first quarter of 2007 and currently expects to continue to pay a quarterly cash dividend of at least $0.13 per share of common stock, although the New Hampshire Thrift Bancshares Board of Directors may change this dividend policy at any time.

New Hampshire Thrift Bancshares stockholders will be entitled to receive dividends when and if declared by the New Hampshire Thrift Bancshares Board of Directors out of funds legally available for dividends. The New Hampshire Thrift Bancshares Board of Directors will periodically consider the payment of dividends, taking into account New Hampshire Thrift Bancshares’ financial condition and level of net income, changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Fees and Expenses

New Hampshire Thrift Bancshares and First Community Bank will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated therein, except for the payment by First Community Bank to New Hampshire Thrift Bancshares of a termination fee in certain circumstances, as described above.

In addition, the merger agreement provides that if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of First Community Bank common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that First Community Bank stockholders hold their shares of First Community Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to First Community Bank stockholders in light of their particular circumstances or that may be applicable to such stockholders if they are subject to special treatment under the United States federal income tax laws, including if they are:

•	a financial institution;

•	a tax-exempt organization;

•	an S-corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a First Community Bank stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a First Community Bank stockholder who received First Community Bank common stock as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any First Community Bank benefit plan; or

•	a First Community Bank stockholder who holds First Community Bank common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds First Community Bank common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

New Hampshire Thrift Bancshares and First Community Bank have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that New Hampshire Thrift Bancshares and First Community Bank will receive opinions from Thacher Proffitt & Wood LLP and Murtha Cullina LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the merger agreement allows New Hampshire Thrift Bancshares and First Community Bank to waive this condition, the companies currently do not anticipate doing so. If either of New Hampshire Thrift Bancshares or First Community Bank does waive this condition and the tax consequences of the merger are materially different from those described in this document, New Hampshire Thrift Bancshares and First Community Bank will inform you of this decision and ask you to vote on the merger taking this into consideration. In rendering these opinions, counsel may require and rely upon representations contained in representation letters to be received from New Hampshire Thrift Bancshares and First Community Bank. Neither of these tax opinions will be binding on the Internal Revenue Service. New Hampshire Thrift Bancshares and First Community Bank have not and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

•

if First Community Bank common stock is exchanged solely for New Hampshire Thrift Bancshares common stock, the First Community Bank stockholder will not recognize gain or loss except with respect to any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock;

•

if First Community Bank common stock is exchanged solely for cash, the First Community Bank stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the shares of First Community Bank common stock surrendered;

•

if First Community Bank common stock is exchanged for a combination of New Hampshire Thrift Bancshares common stock and cash and the tax basis in the First Community Bank common stock surrendered is less than the sum of the fair market value of the New Hampshire Thrift Bancshares common stock and the amount of cash received, the First Community Bank stockholder generally will recognize gain in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock) and the fair market value of the New Hampshire Thrift Bancshares common stock received (including any fractional share of New Hampshire Thrift Bancshares common stock deemed received and exchanged for cash), minus the tax basis in the First Community Bank common stock surrendered in the merger; and (2) the amount of cash receive by the First Community Bank stockholder in the merger. However, if the First Community Bank stockholder’s tax basis in the First Community Bank common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the New Hampshire Thrift Bancshares common stock received, the First Community Bank stockholder’s loss will not be recognized for tax purposes until the shares received in the merger are disposed of.

•

the First Community Bank stockholder’s tax basis in the New Hampshire Thrift Bancshares common stock received in the merger (including any fractional shares deemed received and exchange for cash), will equal the tax basis in the First Community Bank common stock surrendered, increased by the amount of taxable gain, if any, recognized on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock) and decreased by the amount of any cash received by the First Community Bank stockholder in the merger (excluding any cash received in lieu of a fractional share of New Hampshire Thrift Bancshares common stock); and

•

the First Community Bank stockholder’s holding period of the New Hampshire Thrift Bancshares common stock that received in the merger (including any fractional shares deemed received and exchanged for cash) will include the First Community Bank stockholder’s holding period for the shares of First Community Bank common stock exchanged in the merger.

If the First Community Bank stockholder acquired different blocks of First Community Bank common stock at different times or at different prices, any gain or loss recognized will be determined separately with respect to each block of First Community Bank common stock, and the cash and New Hampshire Thrift Bancshares common stock received will be allocated pro rata to each such block of common stock. In addition, the First Community Bank stockholder’s tax basis and holding period in the New Hampshire Thrift Bancshares common stock received in the merger may be determined with reference to each block of First Community Bank common stock exchanged.

Cash in Lieu of Fractional Shares. If a First Community Bank stockholder receives cash in lieu of a fractional share of New Hampshire Thrift Bancshares common stock, the stockholder will be treated as having first received such fractional New Hampshire Thrift Bancshares share in the merger and then as having received cash in exchange for the fractional share. Thus, the First Community Bank stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders. Holders of First Community Bank common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights of Appraisal” below, and who receive cash in respect of their shares of First Community Bank common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of First Community Bank common stock.

Taxation of Capital Gain. Subject to the discussion under “—Additional Considerations—Recharacterization of Gain as a Dividend” and “—Stock Options and Incentive Stock Option Shares” below, any gain or loss recognized by a First Community Bank stockholder in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the stockholder’s holding period in their First Community Bank common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

Additional Considerations—Recharacterization of Gain as a Dividend. In some cases, if a First Community Bank stockholder actually owns or, under constructive ownership rules is deemed to own, shares of New Hampshire Thrift Bancshares stock, other than those received as a result of the merger, all or a portion of the gain recognized in connection with the merger could be taxable as a dividend rather than capital gain under the tests set forth in Section 302 of the Internal Revenue Code. Because the possibility of dividend treatment depends upon the stockholder’s particular circumstances, including the application of certain constructive ownership rules, First Community Bank stockholders should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Stock Options and Incentive Stock Option Shares. If you acquired shares of First Community Bank common stock as a result of the exercise of an incentive stock option that was granted within two years of the effective time of the merger or exercised within one year of the effective time of the merger and receive cash in exchange for those shares, you will recognize a portion of your gain in the merger as ordinary income. If you hold incentive or nonqualified stock options and do not exercise your options prior to the completion of the merger, you will receive the $12.00 per share cash merger consideration (minus the exercise price and any applicable withholding taxes) in exchange for your options pursuant to the terms of the merger agreement. This will generally result in ordinary income equal to the difference between the $12.00 per share cash merger consideration and the exercise price of the options cancelled.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of First Community Bank common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such stockholder or other payee is not subject to backup withholding on the substitute Form W-9 that will be included as part of the election form transmittal letter or (ii) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the stockholder’s or other payee’s federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax consequences that may be important to First Community Bank stockholders. First Community Bank stockholders are urged to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of New Hampshire Thrift Bancshares Common Stock

All shares of New Hampshire Thrift Bancshares common stock received by First Community Bank stockholders in the merger will be registered under the Securities Act of 1933, and listed on the Nasdaq Global Market, and will be freely transferable, except for shares of New Hampshire Thrift Bancshares common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of New Hampshire Thrift Bancshares or First Community Bank at the time of the annual meeting and special meeting, respectively. The term “affiliate” generally means any person who controls, is controlled by or is under common control with, and for purposes hereof could be deemed to include all executive officers, directors and potentially certain 10% or greater stockholders of, New Hampshire Thrift Bancshares or First Community Bank.

Shares of New Hampshire Thrift Bancshares common stock received by persons who are deemed to be “affiliates,” of New Hampshire Thrift Bancshares or First Community Bank at the time of the annual meeting and special meeting, respectively, may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Generally speaking, during the one-year period following the effective time of the merger, those persons who are affiliates of First Community Bank at the time of the meetings, provided they do not become affiliates of New Hampshire Thrift Bancshares at or following the consummation of the merger, may publicly resell New Hampshire Thrift Bancshares common stock received by them in the merger, subject to certain limitations, including, among other things, that the amount of New Hampshire Thrift Bancshares common stock sold by them in any three-month period may not exceed the greater of 1% of the outstanding shares of New Hampshire Thrift Bancshares common stock or the average weekly reported volume of trading in New Hampshire Thrift Bancshares common stock, and that the stock must be sold through a registered broker/dealer. After the one-year period, such affiliates generally may resell their shares without such restrictions. Persons who are affiliates of New Hampshire Thrift Bancshares after the consummation of the merger may publicly resell the New Hampshire Thrift Bancshares common stock received by them in the merger subject to similar limitations (except that the restrictions do not lapse after the one-year period) and subject to certain filing requirements specified in Rule 144. Affiliates also would be permitted to resell the New Hampshire Thrift Bancshares shares received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act’s registration requirements.

Affiliates of both parties have previously been notified of their status. Each affiliate of First Community Bank has delivered to New Hampshire Thrift Bancshares a written agreement restricting the transferability of any shares of New Hampshire Thrift Bancshares common stock to be received in the merger.

This proxy statement/prospectus does not cover resales of New Hampshire Thrift Bancshares common stock received by any person who may be deemed to be an affiliate of First Community Bank or New Hampshire Thrift Bancshares.

Accounting Treatment of the Merger

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of New Hampshire Thrift Bancshares will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of First Community Bank will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets (such as a core deposit intangible) will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of New Hampshire Thrift Bancshares common stock to be issued to former First Community Bank stockholders at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of First Community Bank at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment periodically. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of First Community Bank being included in the consolidated income of New Hampshire Thrift Bancshares beginning from the date of consummation of the merger.

Dissenters’ Rights of Appraisal

Under Vermont law, stockholders of First Community Bank have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of First Community Bank common stock instead of the merger consideration. Fair value for these purposes means the value of the shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. First Community Bank stockholders electing to do so must comply with the provisions of Chapter 13 of the Vermont Business Corporation Act in order to perfect their dissenters’ rights. A copy of the applicable Vermont statute is attached as Appendix C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A First Community Bank stockholder who does not comply with these procedural rules may not be entitled to payment of the fair value of his or her shares under Chapter 13 of the Vermont Business Corporation Act.

The following is intended as a brief summary of the material provisions of the Vermont statutory procedures that a First Community Bank stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of First Community Bank common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the Vermont Business Corporation Act, the full text of which appears in Appendix C of this document.

Under Section 13.20 of Vermont Business Corporation Act, the notice of First Community Bank’s special meeting, at which the approval of the proposed merger will be submitted to First Community Bank’s stockholders, must state that stockholders are or may be entitled to assert dissenter’s rights under Chapter 13 of the Vermont Business Corporation Act and include a copy of Chapter 13 of the Vermont Business Corporation Act with the notice. First Community Bank intends that this document constitutes this notice.

First Community Bank stockholders who wish to exercise their dissenters’ rights must satisfy the provisions of Subchapter 2 of Chapter 13 of the Vermont Business Corporation Act. Subchapter II requires the following:

Dissenting First Community Bank stockholders must deliver to First Community Bank written notice of intent to demand payment. First Community Bank stockholders who intend to demand payment of the fair value of their First Community Bank common stock must deliver, before the vote on the merger agreement is taken at the First Community Bank annual meeting of stockholders, a written notice of intent to demand payment for their shares if the proposed merger is consummated. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment.

First Community Bank stockholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: First Community Bank, P.O. Box 30, Woodstock, Vermont 05091, Attention: Jenness L. Chase.

It is important that First Community Bank receive all written notices of intent before the vote concerning the merger agreement is taken at the First Community Bank special meeting of stockholders. The written notice of intent should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder intends to demand payment for such stockholder’s shares under Chapter 13 of the Vermont Business Corporation Act.

Dissenting First Community Bank stockholders must NOT vote for approval of the merger agreement. First Community Bank stockholders who intend to demand payment of the fair value of their First Community Bank common stock must not vote for approval of the merger agreement. If a First Community Bank stockholder votes, by proxy or in person, in favor of the merger agreement, this will terminate his or her right to demand payment for his or her shares under Chapter 13 of the Vermont Business Corporation Act. A First Community Bank stockholder will also terminate his or her right to demand payment if he or she returns a signed proxy card and:

•	fails to vote against adoption of the merger agreement; or

•	fails to note that he or she is abstaining from voting.

If a First Community Bank stockholder does either of these two things, his or her dissenters’ rights will terminate even if he or she previously filed a written notice of intent to demand payment. However, if no proxy card is returned and the First Community Bank stockholder does not deliver a written notice of intent to demand payment, a First Community Bank stockholder will not have terminated his or her right to demand payment.

Dissenting First Community Bank stockholders must demand payment for their First Community Bank common stock and deposit certificates for certificated shares. If the proposed merger is approved by First Community Bank’s stockholders, First Community Bank will be required to deliver a written dissenters’ notice to all stockholders who delivered a written notice of intent to demand payment for their shares of First Community Bank common stock and who did not vote for the approval of the merger agreement. The written dissenters’ notice must be sent by First Community Bank no later than ten days after the approval of the merger agreement and must state where a demand for payment must be sent, where and when certificates for certificated shares must be deposited, and to what extent transfer of uncertificated shares will be restricted after the payment demand is received. The written dissenters’ notice must also supply a form for demanding payment, indicating the date of the first announcement to news media of the terms of the proposed merger, which was April 16, 2007, and set a date by which First Community Bank must receive the payment demand, which date must be no less than 30 and no more than 60 days after the date the written dissenters’ notice is delivered.

Dissenting First Community Bank stockholders must demand payment for their First Community Bank common stock using the form provided with First Community Bank’s written dissenters’ notice, certifying whether or not they acquired beneficial ownership of their shares before April 16, 2007, and depositing certificates for certificated shares in accordance with the terms of the written dissenters’ notice. If dissenting First Community Bank stockholders do not demand payment or deposit their certificates for certificated shares as required by the written dissenters’ notice, they will not be entitled to payment for their shares under Chapter 13 of the Vermont Business Corporation Act.

If First Community Bank stockholders fail to comply with any of these conditions and the merger becomes effective, they will only be entitled to receive the consideration provided in the merger agreement for their shares.

If the merger is completed, each holder of First Community Bank common stock who acquired those shares prior to April 16, 2007 and who has perfected dissenters’ rights in accordance with Chapter 13 of the Vermont Business Corporation Act will be paid by New Hampshire Thrift Bancshares for such stockholder’s shares of First Community Bank common stock the fair value in cash of those shares, as estimated by New Hampshire Thrift Bancshares, plus accrued interest from the date of the consummation of the merger until the date of the payment, at the average rate paid by New Hampshire Thrift Bancshares on its principal bank loans, or, if none, a rate that is fair and equitable under all the circumstances. The payment must be accompanied by First Community Bank’s balance sheet, income statement, and statement of changes in stockholders’ equity as of and for the fiscal year ended not more than 16 months before the date of payment, and the latest available interim financial statements. The payment must also be accompanied by a statement of New Hampshire Thrift Bancshares’ estimate of the fair value of the shares and how such estimate was calculated, an explanation of how the interest was calculated and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the payment.

If the merger is completed, New Hampshire Thrift Bancshares may elect to withhold payment from holders of First Community Bank common stock who acquired those shares after April 16, 2007 and who perfected dissenters’ rights in accordance with Chapter 13 of the Vermont Business Corporation Act. If New Hampshire Thrift Bancshares elects to withhold payment, New Hampshire Thrift Bancshares will be required to estimate the fair value of the dissenting stockholders’ shares of First Community Bank common stock, plus accrued interest and to send an offer to pay this amount in full satisfaction of the stockholder’s demand, accompanied by a statement of the estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the offer. Dissenting First Community Bank stockholders who agree to accept the offer of payment in full satisfaction of their demand will be sent that amount in payment by New Hampshire Thrift Bancshares.

If a dissenting First Community Bank stockholder believes that the amount paid or offered to be paid by New Hampshire Thrift Bancshares is less than the fair value of their shares or that the interest due is incorrectly calculated, the dissenting stockholder may, within 30 days of receipt of the payment or offer or payment, notify New Hampshire Thrift Bancshares in writing of their own estimate of the fair value of the their shares and amount of interest due and demand payment of their estimate of the fair value of their shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of New Hampshire Thrift Bancshares’ receipt thereof, New Hampshire Thrift Bancshares is required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount demanded to each dissenter whose demand remains unsettled.

Stockholders considering demanding payment of the fair value of their shares should note that the fair value of their shares determined under Chapter 13 of the Vermont Business Corporation Act could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not demand payment of the fair value of their shares. If New Hampshire Thrift Bancshares petitions the court to determine the fair value of the shares and accrued interest, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, against New Hampshire Thrift Bancshares, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against New Hampshire Thrift Bancshares if the court finds that New Hampshire Thrift Bancshares did not substantially comply with the requirements of Chapter 13 of the Vermont Business Corporation Act, or against either New Hampshire Thrift Bancshares or the dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against New Hampshire Thrift Bancshares, the court may award reasonable fees to such counsel to be paid out of the amounts awarded to the dissenters who benefited.

If First Community Bank stockholders fail to comply strictly with the procedures described above they will lose their dissenters’ rights. Consequently, if First Community Bank stockholders wish to exercise their dissenters’ rights, they are strongly urged to consult a legal advisor before attempting to do so.

Stock Trading and Dividend Information

There is no established public trading market for First Community Bank’s capital stock. First Community Bank does not pay dividends on its capital stock.

New Hampshire Thrift Bancshares common stock is currently listed on the Nasdaq Global Market under the symbol “NHTB.” The following table sets forth the high and low trading prices for a share of New Hampshire Thrift Bancshares common stock and cash dividends paid per share for the periods indicated. As of June 21, 2007, there were 5,396,840 shares of New Hampshire Thrift Bancshares common stock issued and outstanding, and approximately 525 stockholders of record. Amounts below have been adjusted for the 2-for-1 stock split paid on February 28, 2005.

Quarter Ended	High	Low	Dividend Paid Per Share
March 31, 2007	$16.33	$14.69	$0.13

Year Ended December 31, 2006	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2006	$16.95	$14.64	$0.13
September 30, 2006	16.99	14.99	0.13
June 30, 2006	16.50	15.19	0.125
March 31, 2006	16.19	14.30	0.125

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2005	$14.99	$12.50	$0.125
September 30, 2005	15.51	13.76	0.125
June 30, 2005	20.25	13.00	0.125
March 31, 2005	18.45	16.00	0.125

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2004	$16.50	$13.805	$0.1125
September 30, 2004	15.875	13.95	0.1125
June 30, 2004	16.50	14.25	0.1125
March 31, 2004	17.835	13.83	0.1125

On April 13, 2007, the business day immediately preceding the public announcement of the merger, the closing price of New Hampshire Thrift Bancshares common stock as reported on the Nasdaq Global Market was $15.22 per share. On June 21, 2007, the closing price was $14.80 per share. Based on the closing price of $14.80 per share of New Hampshire Thrift Bancshares common stock on that date, the equivalent per share market value of each share of First Community Bank common stock to be exchanged solely for New Hampshire Thrift Bancshares common stock would be $11.07, based on the exchange ratio of 0.7477 shares of New Hampshire Thrift Bancshares common stock for each share of First Community Bank common stock, and the equivalent per share market value of each share of First Community Bank common stock to be exchanged solely for cash would be $12.00.

Comparison of Stockholders’ Rights for Existing Stockholders of First Community Bank

As a result of the acquisition of First Community Bank, certain stockholders of First Community Bank will receive shares of common stock of New Hampshire Thrift Bancshares as merger consideration and will, therefore, become stockholders of New Hampshire Thrift Bancshares. The rights of First Community Bank stockholders are governed by First Community Bank’s articles of association, as currently in effect, First Community Bank’s bylaws, as currently in effect, and by Vermont law because First Community Bank is organized under the laws of Vermont. The rights of New Hampshire Thrift Bancshares stockholders are governed by New Hampshire Thrift Bancshares’ certificate of incorporation, as currently in effect, New Hampshire Thrift Bancshares’ bylaws, as currently in effect, and by Delaware law because New Hampshire Thrift Bancshares is organized under the laws of Delaware. The rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of stockholders of a Vermont corporation, although there are also differences.

The following discussion of the similarities and material differences between the rights of First Community Bank stockholders under Vermont law and the articles of association and bylaws of First Community Bank and the rights of New Hampshire Thrift Bancshares stockholders under Delaware law and the certificate of incorporation and bylaws of New Hampshire Thrift Bancshares is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences affecting the rights of stockholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This discussion is qualified in its entirety by reference to Vermont law and Delaware law and the full texts of the articles of association and certificate of incorporation and bylaws of both First Community Bank and New Hampshire Thrift Bancshares. See “Where You Can Find Additional Information” on page 78.

Capitalization. The total authorized capital stock of First Community Bank consists of 2,650,000 shares of Class A common stock, par value $1.00 per share, and 123,310 shares of Class B common stock, par value $1.00 per share. As of June 18, 2007, there were 1,168,843 shares of Class A common stock issued and outstanding, and 85,655 shares of Class B common stock issued and outstanding. All shares of First Community Bank’s outstanding Class A common stock and Class B common stock are non-assessable.

The total authorized capital stock of New Hampshire Thrift Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. New Hampshire Thrift Bancshares can issue preferred stock without stockholder approval. As of June 21, 2007, there were 5,396,840 shares of common stock and no shares of preferred stock issued and outstanding. All shares of New Hampshire Thrift Bancshares’ outstanding common stock are non-assessable.

Notice of Stockholder Meetings. In accordance with Vermont law, First Community Bank’s bylaws provide that written notice of any stockholder’s meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting.

While Delaware law provides that written notice of any stockholder’s meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting, New Hampshire Thrift Bancshares’ bylaws reduce the window for providing notice to not less than 20 nor more than 50 days before the meeting.

Special Meetings of Stockholders. First Community Bank Bank’s bylaws provide, consistent with the Vermont Business Corporation Act, that special meetings of stockholders may be called by (i) the Board of Directors or (ii) by stockholders owning in the aggregate not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

New Hampshire Thrift Bancshares stockholders are not entitled to call special meetings of stockholders. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the Board of Directors or such other person or persons as may be authorized by the certificate of incorporation or bylaws. The New Hampshire Thrift Bancshares’ certificate of incorporation provides that special meetings of stockholders may be called by the chairman of the board, the president or a majority of the Board of Directors.

Actions by Written Consent of Stockholders. Under the Vermont Business Corporation Act, unless otherwise precluded in First Community Bank’s articles of association, stockholders may act by a written consent in lieu of a meeting, provided the written consent is signed by all holders of outstanding stock entitled to vote at a meeting. If the articles of association contain specific authority to do so, action may be taken by stockholders without a meeting if the holders of at least a majority of all the shares entitled to vote deliver signed written consents to the corporation and if each shareholder is given prior notice of the action proposed to be taken. First Community Bank’s articles of association do not preclude or provide for action by written consent of the stockholders. Under Vermont banking law, however, the stockholder vote on a plan of merger must occur at an annual meeting or special meeting of stockholders.

Under the Delaware General Corporation law, unless a corporation’s certificate of incorporation provides otherwise, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action and delivered to the corporation. Stockholders may act by written consent to elect directors; provided, however, that, if the consent is less than unanimous, action by written consent may be used only if all of the directorships to which directors could be elected at the effective time of such action are vacant and are filled by such action. New Hampshire Thrift Bancshares’ certificate of incorporation does not contradict stockholders’ right to take action by written consent.

Inspection of List of Stockholders. The Vermont Business Corporation Act provides that stockholders are entitled to inspect and copy, during regular business hours at the corporation’s principal office, First Community Bank’s articles of association, bylaws, any resolutions adopted by the Board of Directors creating one or more classes or series of shares, minutes of all stockholder meetings, all consent actions taken by stockholders without a meeting, all written communications to stockholders generally within the past three years, the names and business addresses of all directors and officers and its most recent annual report to the secretary of state. Stockholders who wish to inspect these documents must give at least five business days’ written notice to the corporation. It also provides that a stockholder may inspect and copy the corporation’s accounting records or the record of stockholders if the stockholder gives at least five business days’ written notice to the corporation, the stockholder establishes that the demand to inspect and copy the records is made in good faith and for a proper purpose, the stockholder describes its purpose and the records to be inspected are directly connected with such purpose.

In addition, the Vermont Business Corporation Act provides that a list of all stockholders who are entitled to notice of a meeting of stockholders must be made available for inspection by any stockholder beginning two days after notice of the meeting is given and continuing through the meeting at First Community Bank’s principal office or a location identified in the notice in the city where the meeting will be held. The list must also be available at the meeting for inspection by any stockholder at any time during the meeting or at any adjournment.

The Delaware General Corporation Law provides that any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during usual business hours to inspect for any proper purpose the corporation’s stock ledger, a list of stockholders, and its other books and records, and to make copies or extracts therefrom. New Hampshire Thrift Bancshares’ bylaws provide that, at least 10 days before each meeting of stockholders, a list of the stockholders of New Hampshire Thrift Bancshares entitled to vote at that meeting shall be on file in the city where the meeting is to be held and subject to inspection by any stockholder during usual business hours.

Classification of the Board of Directors. First Community Bank’s bylaws provide that its Board of Directors may consist of not less than seven nor more than 25 directors, the exact number to be determined by the Board of Directors or stockholders, who are divided into three classes. Each director holds office for three years and until a successor is elected and qualified. One class is elected each year.

New Hampshire Thrift Bancshares’ Board of Directors is also classified. New Hampshire Thrift Bancshares’ bylaws provide that the Board of Directors consists of eight directors divided into three classes. The members of each class are elected for a term of three years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year.

Cumulative Voting for Directors. The Vermont Business Corporation Act provides that stockholders do not have a right to cumulate their votes for directors unless the corporation’s articles of association so provides. First Community Bank’s articles of association do not address cumulative voting.

The Delaware General Corporation Law provides that the certificate of incorporation of any corporation may provide for cumulative voting for directors. New Hampshire Thrift Bancshares’ certificate of incorporation states that there shall be no cumulative voting rights in the election of directors of New Hampshire Thrift Bancshares.

Preemptive Rights. Unless the articles of association of a Vermont corporation provide otherwise, stockholders have no preemptive rights. First Community Bank’s articles of association do not address preemptive rights.

The certificate of incorporation of New Hampshire Thrift Bancshares provides that the holders of the capital stock of New Hampshire Thrift Bancshares are not entitled to preemptive rights with respect to any shares of New Hampshire Thrift Bancshares which may be issued.

Qualification of Directors. Under First Community Bank’s articles of association, directors are required to be stockholders of First Community Bank, owning not less than ten shares of First Community Bank stock. Directors of First Community Bank, while serving as director, may not be a director, officer, or employee of a bank or savings and loan association organized under the laws of Vermont or the United States and domiciled in Vermont or a state contiguous to Vermont.

The bylaws of New Hampshire Thrift Bancshares provide that each director shall hold at least 100 shares of the capital stock of New Hampshire Thrift Bancshares.

Removal of Directors. Under the Vermont Business Corporation Act, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the articles of association provide that directors can only be removed for cause. First Community Bank’s articles of association do not address the removal of directors.

The Delaware General Corporation Law provides that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that, in the case of a corporation whose Board is classified, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides. New Hampshire Thrift Bancshares’ certificate of incorporation does not address removal of directors and, as discussed above, New Hampshire Thrift Bancshares has a classified Board. Accordingly, the New Hampshire Thrift Bancshares bylaws permit the removal of a director only for cause and then only by an affirmative vote of a majority of the total votes eligible to be cast at a meeting of stockholders held upon at least 30 days notice expressly for such purpose.

Vacancies on the Board of Directors. The Vermont Business Corporation Act provides that, unless otherwise provided in the articles of association, vacancies, including a vacancy resulting from an increase in the number of directors, may be filled by the stockholders, by the Board of Directors, or, if the remaining directors constitute less than a quorum of the Board, by a majority of the directors then in office. First Community Bank’s articles of association do not address filling vacancies on the Board of Directors.

New Hampshire Thrift Bancshares’ bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled, for the unexpired term, by the vote of a majority of the directors then in office, whether or not a quorum.

Advance Notice Requirements for Business Brought by a Stockholder at an Annual Meeting. First Community Bank’s articles of association and bylaws do not address the advance notice requirements for business to be properly brought before an annual meeting by a stockholder.

New Hampshire Thrift Bancshares’ bylaws also provide that only such business shall be conducted at an annual meeting of stockholder as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice of the business in writing to the corporate secretary of New Hampshire Thrift Bancshares not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the business in writing not later than the close of business on the 10th day following the day notice of the date of the annual meeting was given. The stockholder’s written notice must contain the same information required by First Community Bank.

Advance Notice Requirements for Director Nominations. First Community Bank’s articles of association and bylaws do not address the advance notice requirements for director nominations by stockholders.

New Hampshire Thrift Bancshares’ bylaws provide that stockholders who wish to nominate persons for election to the Board of Directors of New Hampshire Thrift Bancshares must provide notice in writing to the corporate secretary of New Hampshire Thrift Bancshares not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the nomination in writing not later than the close of business on the 10th day following the day notice of the date of the meeting was given. The stockholder’s notice must contain (i) the name, age, business address and residence address of the person to be nominated; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of New Hampshire Thrift Bancshares beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee as to serving as a director if elected. In addition, the notice must contain, with respect to the nominating stockholder (i) the stockholder’s name and address, as they appear on the books of New Hampshire Thrift Bancshares and (ii) the class and number of shares of New Hampshire Thrift Bancshares common stock beneficially owned by the stockholder.

Amendments to Articles of Association/Certificate of Incorporation. Under the Vermont Business Corporation Act, the Board of Directors of First Community Bank may adopt one or more amendments to the articles of association to make certain ministerial changes without stockholder action, including certain changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to the articles of association must be recommended to the stockholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified in the articles of association, by the board of directors as a condition to its recommendation or by the provisions of the Vermont Business Corporation Act.

The certificate of incorporation of New Hampshire Thrift Bancshares provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first proposed by the Board of Directors and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of Article 8 of the certificate of incorporation titled “Certain Business Combinations,” discussed below, must be first proposed by the Board of Directors and thereafter approved by the stockholder by no less than 75% of the total votes eligible to be cast at a legal meeting.

Amendments to Bylaws. First Community Bank’s bylaws provide that the bylaws may be amended or repealed by a majority vote of the Board of Directors or the stockholders. A notice of any amendment or repeal of the bylaws by the directors must be delivered to stockholders prior to the next meeting of stockholders.

Under New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws, the bylaws may be amended from time to time by the Board of Directors or the stockholders. Such action by the Board of Directors requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board called for such purpose. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of stockholders called for such purpose.

Description of Capital Stock of New Hampshire Thrift Bancshares

New Hampshire Thrift Bancshares is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. At June 21, 2007, there were 5,396,840 shares of New Hampshire Thrift Bancshares common stock issued and outstanding. New Hampshire Thrift Bancshares has no outstanding shares of preferred stock. Each share of New Hampshire Thrift Bancshares common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock. The common stock of New Hampshire Thrift Bancshares represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Dividends. New Hampshire Thrift Bancshares may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by New Hampshire Thrift Bancshares is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of New Hampshire Thrift Bancshares will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of New Hampshire Thrift Bancshares out of funds legally available for the payment of dividends. If New Hampshire Thrift Bancshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of New Hampshire Thrift Bancshares have exclusive voting rights in New Hampshire Thrift Bancshares. They elect New Hampshire Thrift Bancshares’ Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If New Hampshire Thrift Bancshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require a two-thirds or 75% stockholder vote. Additionally, a provision in New Hampshire Thrift Bancshares’ certificate of incorporation provides that stockholders who acquire more than 10% of the stock of New Hampshire Thrift Bancshares without approval of the Board of Directors and the applicable regulatory agency are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation. In the event of any liquidation, dissolution or winding up of Lake Sunapee Bank, New Hampshire Thrift Bancshares, as the holder of 100% of New Hampshire Thrift Bancshares’ capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Lake Sunapee Bank, including all deposit accounts and accrued interest thereon, all assets of Lake Sunapee Bank available for distribution. In the event of liquidation, dissolution or winding up of New Hampshire Thrift Bancshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of New Hampshire Thrift Bancshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Hampshire Thrift Bancshares are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock. None of the shares of New Hampshire Thrift Bancshares’ authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. New Hampshire Thrift Bancshares’ Board of Directors may, without stockholder approval, authorize the issuance of shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Provisions of the New Hampshire Thrift Bancshares’ Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of New Hampshire Thrift Bancshares. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws, reference should be made in each case to the document in question.

New Hampshire Thrift Bancshares’ certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, which might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of New Hampshire Thrift Bancshares more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Directors. The Board of Directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of New Hampshire Thrift Bancshares’ Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the chairman of the board, the president or a majority of the Board of Directors. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation does not restrict beneficial ownership. The certificate of incorporation, however, provides that any person who acquires more than 10% of the stock of New Hampshire Thrift Bancshares without approval of the Board of Directors and the applicable regulatory agency is not entitled to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed only for cause and then only by an affirmative vote of a majority of the total votes eligible to be cast (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”) at a meeting of stockholders held upon at least 30 days notice expressly for such purpose.

Authorized but Unissued Shares. New Hampshire Thrift Bancshares has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New Hampshire Thrift Bancshares” above. The certificate of incorporation authorizes 2,500,000 shares of serial preferred stock. New Hampshire Thrift Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of New Hampshire Thrift Bancshares that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of New Hampshire Thrift Bancshares. The Board of Directors has no present plan to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. The certificate of incorporation of New Hampshire Thrift Bancshares provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first proposed by the Board of Directors and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of Article 8 of the certificate of incorporation titled “Certain Business Combinations,” discussed below, must be first proposed by the Board of Directors and thereafter approved by the stockholder by no less than 75% of the total votes eligible to be cast at a legal meeting.

The bylaws may be amended by the Board of Directors or the stockholders. Such action by the Board of Directors requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board called for such purpose. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”) at a duly constituted meeting of stockholders called for such purpose.

Business Combinations with Interested Stockholders. New Hampshire Thrift Bancshares’ certificate of incorporation provides that any “business combination” (as defined below) involving New Hampshire Thrift Bancshares and an “interested stockholder” must be approved by (i) the holders of at least 75% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, excluding for purposes of calculating the affirmative vote and the number of outstanding shares of stock all shares of voting stock of which the beneficial owner is an “interested stockholder” or an affiliate of an “interested stockholder.” The higher vote requirement, however, is not applicable if the “continuing directors” have approved the “business combination” or if the transaction meets certain “fair price” provisions set forth in the certificate of incorporation.

For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate of incorporation) of more than 10% of New Hampshire Thrift Bancshares outstanding common stock;

•	any affiliate of New Hampshire Thrift Bancshares which is the beneficial owner of more than 10% of New Hampshire Thrift Bancshares outstanding common stock at anytime during the prior two years; or

•	any transferee of any shares of New Hampshire Thrift Bancshares common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of New Hampshire Thrift Bancshares or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•

the disposition of the assets of New Hampshire Thrift Bancshares or any subsidiary having an aggregate value of $1,000,000 or more to or with any interested stockholder or affiliate of an interested stockholder;

•

the issuance or transfer by New Hampshire Thrift Bancshares or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of $1,000,000 or more;

•	the adoption of any plan for the liquidation or dissolution of New Hampshire Thrift Bancshares proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder; and

•

any reclassification of securities or recapitalization or merger or consolidation of New Hampshire Thrift Bancshares with any subsidiary or any other transaction that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of New Hampshire Thrift Bancshares. However, it is not intended to, and will not, prevent or deter all tender offers for shares of New Hampshire Thrift Bancshares.

Evaluation of Offers. New Hampshire Thrift Bancshares’ certificate of incorporation provides that the Board of Directors, when evaluating any offer to (i) make a tender or exchange offer for New Hampshire Thrift Bancshares’ common stock; (ii) merge or consolidate New Hampshire Thrift Bancshares with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of New Hampshire Thrift Bancshares may, in connection with the exercise of its judgment in determining what is in the best interest of New Hampshire Thrift Bancshares and its stockholders, consider all relevant factors, including the possible effects on the business of New Hampshire Thrift Bancshares and its subsidiaries, on depositors, borrowers, employees, its financial institution subsidiary, and on the communities in which New Hampshire Thrift Bancshares’ and its subsidiaries’ facilities are located. By having these standards in the certificate of incorporation, the Board of Directors may be in a stronger position to oppose a transaction if the Board concludes that the transaction would not be in the best interest of New Hampshire Thrift Bancshares, even if the price offered is significantly greater than the market price of New Hampshire Thrift Bancshares’ common stock.

Anti-Greenmail. The certificate of incorporation provides that any direct or indirect purchase or other acquisition by New Hampshire Thrift Bancshares of any voting stock of New Hampshire Thrift Bancshares from the beneficial owner of more than 5% of New Hampshire Thrift Bancshares’ common stock who has been the beneficial owner of such common stock for less than two years shall require the vote of at least a majority of the total number of the outstanding voting stock, excluding shares held by such beneficial owner, except with respect to a purchase or other acquisition of voting stock made as part of a tender or exchange offer on the same terms from all holders of the same class of voting stock and complying with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or with respect to any purchase of voting stock determined by the Board of Directors to not exceed the fair market value of the voting stock.

Business Combination Statutes and Provisions. Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the Board of Directors of the target prior to the transaction;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the Board of Directors and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested stockholder; or

•

the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the Board of Directors, as specified in the Delaware General Corporation Law.

Neither of New Hampshire Thrift Bancshares’ certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to exempt New Hampshire Thrift Bancshares from the requirements of Section 203.

PROPOSAL II—AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

First Community Bank knows of no other business which will be presented for consideration at the special meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with the determination of First Community Bank’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise. In order to allow proxies that have been received by First Community Bank at the time of the special meeting to be voted for an adjournment, if necessary, First Community Bank has submitted the question of adjournment to its stockholders as a separate matter for consideration. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to First Community Bank’s stockholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

EXPERTS

The consolidated financial statements of New Hampshire Thrift Bancshares, Inc. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 have been incorporated by reference herein in reliance upon the reports of Shatswell, MacLeod & Co., P.C., independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of First Community Bank as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, have been included herein in reliance upon the report of Shatswell, MacLeod & Co., P.C., independent registered public accounting firm, which report appears elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger will be passed upon by Thacher Proffitt & Wood LLP, Washington, D.C., counsel to New Hampshire Thrift Bancshares. Thacher Proffitt & Wood LLP and Murtha Cullina LLP, special counsel to First Community Bank, will each deliver its opinion to New Hampshire Thrift Bancshares and First Community Bank, respectively, as to material federal income tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus is accompanied by a copy of the annual report to stockholders of New Hampshire Thrift Bancshares for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 20, 2007. In addition, a copy of New Hampshire Thrift Bancshares’ Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on May 15, 2007, is attached hereto as Appendix E. You should carefully review and consider the information in New Hampshire Thrift Bancshares’ annual report and quarterly report as they include important business and financial information about New Hampshire Thrift Bancshares.

New Hampshire Thrift Bancshares has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the New Hampshire Thrift Bancshares common stock to be issued to First

Community Bank stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New Hampshire Thrift Bancshares in addition to being a proxy statement of First Community Bank. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New Hampshire Thrift Bancshares and First Community Bank. The rules and regulations of the Securities and Exchange Commission permit the omission of certain information included in the registration statement from this proxy statement/prospectus. Statements made in this proxy statement/prospectus as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

In addition, New Hampshire Thrift Bancshares files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like New Hampshire Thrift Bancshares, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by New Hampshire Thrift Bancshares with the Securities and Exchange Commission are also available at New Hampshire Thrift Bancshares’ website. The address is www.lakesunbank.com. Except as specifically incorporated by reference into this proxy statement/prospectus, information on New Hampshire Thrift Bancshares’ website is not part of this proxy statement/prospectus.

You should also be able to inspect reports, proxy statements and other information about New Hampshire Thrift Bancshares at the offices of the Nasdaq Global Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

Additional financial information about First Community Bank is included in Appendix D to this proxy statement/prospectus. In addition, First Community Bank has filed a copy of its articles of association and bylaws as exhibits to the registration statement filed with the Securities and Exchange Commission registering the New Hampshire Thrift Bancshares common stock to be issued to First Community Bank stockholders in the merger. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission or through the internet website maintained by the Securities and Exchange Commission at www.sec.gov, as described above.

The Securities and Exchange Commission allows New Hampshire Thrift Bancshares to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. Incorporation by reference means that New Hampshire Thrift Bancshares can disclose important information by referring to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by New Hampshire Thrift Bancshares with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below. The documents that are incorporated by reference contain important information about New Hampshire Thrift Bancshares and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by New Hampshire Thrift Bancshares (File No. 0-17859):

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 16, 2007, April 20, 2007, April 23, 2007, May 9, 2007 and June 1, 2007;

•

The description of New Hampshire Thrift Bancshares common stock set forth in the registration statement on Form 8-A, as amended, filed on June 30, 1989 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, New Hampshire Thrift Bancshares is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the later of the date of the New Hampshire Thrift Bancshares annual meeting and the First Community Bank special meeting or the date on which the offering of shares of New Hampshire Thrift Bancshares common stock under this document is completed or terminated.

You can obtain, at no cost, any of the documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, as well as additional copies of this proxy statement/prospectus, and related Appendices, by contacting New Hampshire Thrift Bancshares at:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

Attention: Stephen R. Theroux, Corporate Secretary

You should rely only on the information contained or incorporated by reference in this document. New Hampshire Thrift Bancshares has supplied all information contained or incorporated by reference in this document relating to New Hampshire Thrift Bancshares, and First Community Bank has supplied all information contained in this document relating to First Community Bank. We have not authorized anyone to provide you with information that is different from what is contained in this document.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This document is dated June 22, 2007. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 16, 2007

BY AND BETWEEN

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND

FIRST COMMUNITY BANK

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibit C	Affiliate Agreement

Bank Disclosure Schedules

Schedule 3.11	Options
Schedule 4.02	Organization, Standing and Authority of Bank
Schedule 4.03	Bank Capital Stock
Schedule 4.09	Absence of Certain Changes or Events
Schedule 4.10	Financial Controls and Procedures
Schedule 4.11	Regulatory Matters
Schedule 4.12	Legal Proceedings
Schedule 4.13	Compliance With Laws
Schedule 4.14	Material Contracts; Defaults
Schedule 4.16	Employee Benefit Plans
Schedule 4.19	Tax Matters
Schedule 4.20	Investment Securities
Schedule 4.21	Derivative Transactions
Schedule 4.22	Loans; Nonperforming and Classified Assets
Schedule 4.23	Tangible Properties and Assets
Schedule 4.24	Intellectual Property
Schedule 4.26	Insurance
Schedule 6.01(d)	Hiring
Schedule 6.01(i)	Capital Expenditures
Schedule 6.01(e)	Benefit Plans
Schedule 6.01(r)	Loans
Schedule 6.15(e)	Settlement Agreements
Schedule 6.15(f)	Retention Bonuses

Buyer Disclosure Schedules

Schedule 5.03	Organization, Standing and Authority of Buyer Bank
Schedule 5.12	Regulatory Matters
Schedule 5.13	Legal Proceedings
Schedule 5.14	Compliance With Laws

A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 16, 2007, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”), and First Community Bank, a Vermont-chartered commercial bank (“Bank”).

W I T N E S S E T H

WHEREAS, the Board of Directors of Buyer and the Board of Directors of Bank have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, Bank will merge with and into Lake Sunapee Bank, fsb, a federal savings association and wholly-owned subsidiary of Buyer;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and executive officers of Bank has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Bank Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Advisory Board” has the meaning set forth in Section 2.01(g).

“Agreement” has the meaning set forth in the preamble to this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank Benefit Plans” has the meaning set forth in Section 4.16(a).

“Bank Board” means the Board of Directors of Bank.

“Bank Disclosure Schedule” means the disclosure schedule delivered by Bank to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article VI.

“Bank Division” has the meaning set forth in Section 2.01(b).

“Bank Employees” has the meaning set forth in Section 4.16(a).

“Bank Financial Statements” has the meaning set forth in Section 4.08.

“Bank Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Bank.

“Bank Loan Property” has the meaning set forth in Section 4.18(a).

“Bank Meeting” has the meaning set forth in Section 6.04.

“Bank Option” shall mean an option to purchase shares of Bank Stock granted pursuant to the First Community Bank 1998 Stock Incentive Plan and First Community Bank 2004 Stock Incentive Plan and outstanding as of the date hereof, as set forth in Bank Disclosure Schedule 4.03.

“Bank Pension Plan” has the meaning set forth in Section 4.16(b).

“Bank Stock” means the Class A common stock, $1.00 par value per share, of Bank and the Class B common stock, $1.00 par value per share, of the Bank.

“BOLI” has the meaning set forth in Section 4.26.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the States of New Hampshire or Vermont are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the recitals to this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 6.15(a).

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Bank on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article V or its covenants in Article VI.

“Buyer Financial Statements” has the meaning set forth in Section 4.02(h).

“Buyer Option Plans” means the Lake Sunapee Bank, fsb 1987 Stock Option Plan, the New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan, the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan, and the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

“Buyer Share Price” means the average of the closing sales prices of one share of Buyer Stock for the ten (10) trading days immediately preceding the Determination Date on NASDAQ as reported by The Wall Street Journal.

“Buyer Stock” means the common stock, par value $0.01 per share, of Buyer.

“Cash Consideration” has the meaning set forth in Section 3.03.

“Cash Election Shares” has the meaning set forth in Section 3.07(a).

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of Bank Stock.

“Change in Recommendation” has the meaning set forth in Section 6.04.

“Closing” and “Closing Date” have the meanings set forth in Section 2.10(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.10(b).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the close of business on the fifth (5th) Business Day prior to the Effective Date.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“Effective Date” has the meaning set forth in Section 2.10(a).

“Effective Time” has the meaning set forth in Section 2.10(a).

“Election Deadline” has the meaning set forth in Section 3.07(c).

“Election Form” has the meaning set forth in Section 3.07(b).

“Election Form Record Date” has the meaning set forth in Section 3.07(b).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conversation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.16(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Bank to act as agent for purposes of conducting the exchange procedures described in Article III.

“Exchange Ratio” has the meaning set forth in Section 3.02.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.14(a).

“Informational Systems Conversion” has the meaning set forth in Section 6.19.

“Insurance Amount” has the meaning set forth in Section 6.14(c).

“Insurance Policies” has the meaning set forth in Section 4.26(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Leases” has the meaning set forth in Section 4.23(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.22(a).

“Mailing Date” has the meaning set forth in Section 3.07(b).

“Material Adverse Effect” means (a) with respect to Bank, any effect that is material and adverse to the financial position, results of operations or business of Bank or that would materially impair the ability of Bank to perform its obligations under this Agreement or otherwise materially impairs the ability of Bank to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement and (vi) the effects of any action or omission taken with the prior consent of Buyer or as otherwise expressly permitted or contemplated by this Agreement; and (b) with respect to Buyer, any effect that materially impairs the ability of Buyer to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Consideration” means the cash or Buyer Stock, or combination thereof, in an aggregate per share amount to be paid by Buyer for each share of Bank Stock, pursuant to the terms of Article III.

“Merger Registration Statement” has the meaning set forth in Section 6.06(a).

“Mixed Election” has the meaning set forth in Section 3.07(b).

“NASDAQ” means The Nasdaq Stock Market, LLC.

“Non-Election Shares” has the meaning set forth in Section 3.07(a).

“OREO” has the meaning set forth in Section 4.22(a).

“OTS” means the Office of Thrift Supervision.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Buyer and Bank and as delivered to holders of Bank Stock in connection with the solicitation of their approval of this Agreement.

“Regulatory Order” has the meaning set forth in Section 4.11(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Agreement” has the meaning set forth in Section 6.15(d).

“Shortfall Number” has the meaning set forth in Section 3.07(e).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 3.02.

“Stock Conversion Number” has the meaning set forth in Section 3.07(a).

“Stock Election Shares” has the meaning set forth in Section 3.07(a).

“Stock Election Number” has the meaning set forth in Section 3.07(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Bank Stock then outstanding or all or substantially all of the assets of Bank and otherwise (a) on terms which the Bank Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Bank’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Bank Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 8.01(f).

“Voting Agreement” has the meanings set forth in the recitals to this Agreement.

ARTICLE II

THE MERGER

Section 2.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Bank shall merge with and into Buyer Bank, and Buyer Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the United States. Buyer will cause Buyer Bank, and Bank shall execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of Bank Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

Section 2.02 Alternative Structure. Buyer may, at any time prior to the Effective Time, change the method of effecting the combination of Buyer and Bank (including the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Buyer’s shareholders or Bank’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Buyer or Bank pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Buyer makes such a change, Bank agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 2.03 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Section 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Bank and Buyer each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 7.01(e).

Section 2.04 Name of the Surviving Bank. The name of the Surviving Bank upon consummation of the Merger shall be “Lake Sunapee Bank, fsb.”

Section 2.05 Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Buyer Bank as in effect immediately prior to consummation of the Merger.

Section 2.06 Directors and Officers of the Surviving Bank. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Buyer Bank in office immediately prior to the Effective Time. At the Effective Time, the number of persons constituting the Board of Directors of Surviving Bank shall be increased by one member to be selected by Buyer and agreed to by Bank shall be appointed to the Board of Directors of Surviving Bank for a term to expire at the Surviving Bank’s next annual meeting, and renominated for such position until at least the third anniversary of the Effective Date. The officers of the Surviving Bank shall consist of the officers of Buyer in office immediately prior to the Effective Time. Each of the directors and executive officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2.07 Buyer Board Member and Advisory Board. At the Effective Time, the number of persons constituting the Board of Directors of Buyer shall be increased by one member to be selected by Buyer and agreed to by Bank shall be appointed to the Board of Directors of Buyer. In addition, Buyer shall establish an Advisory Board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 2.07, and which shall meet quarterly. At or prior to the Effective Time, all of the directors of Bank in office immediately prior to the Effective Time whose primary residences are located in the State of Vermont, excluding that Bank director appointed to the Board of Directors of Buyer and Surviving Bank, shall be invited to serve as members of such Advisory Board for a term to expire at Buyer’s next annual meeting, and renominated for such position until at least the third anniversary of the Effective Date; each member of the Advisory Board shall receive a fee of $250 per meeting attended, which fee shall not be paid for meetings attended by telephone.

Section 2.08 Authorized Capital Stock. The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the charter of Buyer Bank immediately prior to the Merger.

Section 2.09 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under federal law, Title 8 of the Vermont Statutes Annotated, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Bank shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Bank shall be vested in and assumed by Buyer Bank.

Section 2.10 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective upon the acceptance by the OTS of the filing of articles of combination as provided in 12 C.F.R. § 552.13(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OTS on the articles of combination.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern time, at the principal offices of Thacher Proffitt & Wood LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Bank the certificates and other documents required to be delivered under Article VII hereof.

Section 2.11 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Bank, or (ii) otherwise carry out the purposes of this Agreement, Bank and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Bank or otherwise to take any and all such action.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of Bank Stock held in the treasury of Bank and each share of Bank Stock owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer or of Bank immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of Bank Stock, excluding Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article III.

Section 3.02 Stock Consideration. Each outstanding share of Bank Stock that under the terms of Section 3.07 is to be converted into the right to receive shares of Buyer Stock (the “Stock Consideration”) shall be converted into and become the right to receive from Buyer 0.7477 shares of Buyer Stock (the “Exchange Ratio”).

Section 3.03 Cash Consideration. Each outstanding share of Bank Stock that under the terms of Section 3.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $12.00.

Section 3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Bank Stock shall cease to be, and shall have no rights as, shareholders of Bank other than the right to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Bank of shares of Bank Stock.

Section 3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Stock shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of Buyer Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Bank Stock owned by such holder at the Effective Time) by the Buyer Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 3.06 Dissenting Shares. Each outstanding share of Bank Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 11A of the Vermont Statutes Annotated and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Vermont Statutes Annotated. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 3.07 hereof. Bank shall give Buyer prompt notice upon receipt by Bank of any such written demands for payment of the fair value of shares of Bank Stock and of withdrawals of such demands and any other instruments provided pursuant to Chapter 11A of the Vermont Statutes Annotated. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 3.07 Election Procedures.

(a) Holders of Bank Stock may elect to receive shares of Buyer Stock or cash (in either case without interest) in exchange for their shares of Bank Stock in accordance with the following procedures, provided that, in the aggregate, eighty percent (80%) of the total number of shares of Bank Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Bank Stock shall be converted into the Cash Consideration. Shares of Bank Stock as to which a holder of Bank Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Bank Stock as to which a holder of Bank Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Bank Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”

(b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Bank and Buyer shall mutually agree (“Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as Bank and Buyer shall mutually agree (the “Mailing Date”) to each holder of record of Bank Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.07, (i) to elect to receive all cash with respect to each share of Bank Stock held by such holder, (ii) to elect to receive all Buyer Stock with respect to each share of Bank Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s Bank Stock and Buyer Stock with respect to the remaining part of such holder’s Bank Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Buyer Stock for such shares. A holder of record of shares of Bank Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of Bank Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of Bank Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Buyer Stock, subject to Section 3.06; provided, however, that for purposes of making the proration calculations provided for in this Section 3.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Acquirer and Buyer may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Bank shall make available up to two separate Election Forms, or such additional Election Forms as Buyer may permit, to all Persons who become holders (or beneficial owners) of Bank Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Bank Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Bank shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Bank Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Buyer shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 3.08 Exchange of Certificates; Payment of the Consideration.

(a) Until the six (6) month anniversary of the Effective Time, Buyer shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III, and (ii) certificates, or at Buyer’s option, evidence of shares in book entry form, representing the shares of Buyer Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article III, each to be given to the holders of Bank

Stock in exchange for Certificates pursuant to this Article III. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Buyer. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article III shall thereafter be entitled to look exclusively to Buyer, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article III. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Bank Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Bank to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b) The Exchange Agent or Buyer shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Buyer such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Buyer shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Bank Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article III, plus any amounts due pursuant to Section 3.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d) If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of Buyer Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Stock.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Bank or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of Bank Stock formerly represented by such Certificate pursuant to this Article III.

Section 3.09 Reservation of Shares. Effective upon the date of this Agreement, Buyer shall reserve for issuance a sufficient number of shares of the Buyer Stock for the purpose of issuing shares of Buyer Stock to Bank shareholders in accordance with this Article III.

Section 3.10 Listing of Additional Shares. Prior to the Effective Time, Buyer shall notify NASDAQ of the additional shares of Buyer Stock to be issued by Buyer in exchange for the shares of Bank Stock.

Section 3.11 Options. Bank Disclosure Schedule 3.11 sets forth all of the outstanding Bank Options as of the date hereof. At the Effective Time, and pursuant to the terms of the Bank Benefit Plans under which Bank Options are granted, each Bank Option that is unexercised and outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such Bank Option multiplied by (ii) the number of shares of Bank Stock subject to the Bank Option (the “Option Payment”). The Bank shall make the Option Payment immediately prior to the Effective Time and the Bank shall give written notice to each holder of a then outstanding Bank Option that such holder will receive the payment described herein in exchange for such holder’s outstanding Bank Options and the Bank shall obtain the written acknowledgment of each such holder of the receipt of such notice. Prior to making any Option Payment, the Bank shall obtain an executed cancellation agreement from the holder of each Bank Option acknowledging and agreeing to the cancellation of the Bank Option and all rights thereunder in exchange for the Option Payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANK

Section 4.01 Making of Representations and Warranties. Except as set forth in the Bank Disclosure Schedule, Bank hereby represents and warrants to Buyer that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of Bank. Bank is a Vermont-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Vermont. Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank when due. Bank is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Bank Disclosure Schedule 4.02.

Section 4.03 Bank Capital Stock. The authorized capital stock of Bank consists solely of 2,650,000 shares of Class A common stock, par value $1.00 per share of the Bank, of which 1,168,575 shares are outstanding as of the date hereof, and 135,965 shares of Class B common stock, par value $1.00 per share of the Bank, of which 85,655 shares are outstanding as of the date hereof. As of the date hereof, there are no shares of Bank Stock held in treasury by Bank. The outstanding shares of Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable. Bank does not have any Rights issued or outstanding with respect to Bank Stock and Bank does not have any commitment to authorize, issue or sell any Bank Stock or Rights other than 193,550 Bank Options. Bank Disclosure Schedule 4.03 sets forth the name of each holder of an Bank Option, identifying the nature of the award (incentive or non-qualified), the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held.

Section 4.04 Subsidiaries. Bank has no Subsidiaries.

Section 4.05 Corporate Power; Minute Books. Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Bank’s shareholders of this Agreement. The minute books of Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Bank and the Bank Board (including committees of the Bank Board).

Section 4.06 Corporate Authority. Subject to the approval of this Agreement by the shareholders of Bank, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Bank and the Bank Board on or prior to the date hereof. The Bank Board has directed that this Agreement be submitted to Bank’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bank Stock, no other vote of the shareholders of Bank is required by law, the Articles of Incorporation of Bank, the Bylaws of Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Bank in connection with the execution, delivery or performance by Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the Vermont Department of Banking, Insurance, Securities & Health Care Administration and the FDIC, and (ii) the approval of this Agreement by the a majority of the holders of the outstanding shares of Bank Stock. As of the date hereof, Bank is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 4.08 Financial Statements. Bank has previously made available to Buyer copies of (i) the statements of condition of Bank as of December 31 for the fiscal year 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year 2006 in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the registered public accounting firm of Bank; (ii) the statements of condition of Bank as of December 31 for the fiscal years 2005 and 2004, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2005 and 2004, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the registered public accounting firm of Bank; and (iii) the unaudited statements of condition of Bank as of March 31, 2007 and the related unaudited statements of income, cash flows and changes in shareholders’ equity for the three-month period then ended (the “Bank Financial Statements”). The Bank Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Bank for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Bank have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of Bank as a result of or in connection with any disagreements with Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Any financial statements of Bank included in the Bank Board packages to be delivered by Bank to Buyer pursuant to Section 6.17 of this Agreement will be complete and not misleading.

Section 4.09 Absence of Certain Changes or Events.

(a) Except as reflected in Bank’s unaudited balance sheet as of March 31, 2007, since December 31, 2006, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Bank.

(b) Since December 31, 2006, Bank has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Except as set forth in Bank Disclosure Schedule 4.09, since March 31, 2007, Bank has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of March 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Bank’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Bank’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Bank’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of Bank affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Bank or any settlement or compromise of any income tax liability by Bank, (vi) made any material change in Bank’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any

Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.10 Financial Controls and Procedures. During the periods covered by the Bank Financial Statements, Bank has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Bank or its accountants.

Section 4.11 Regulatory Matters.

(a) Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2004 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Bank, and except as set forth in Bank Disclosure Schedule 4.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of Bank, investigation into the business or operations of Bank, since December 31, 2004. Other than as set forth in Bank Disclosure Schedule 4.11, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Bank. Bank is “well capitalized” as defined in applicable laws and regulations, and Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Other than as set forth in Bank Disclosure Schedule 4.11, neither Bank, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Bank has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in Bank Disclosure Schedule 4.12, there are no pending or, to Bank’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank.

(b) Bank is not a party to any, nor are there any pending or, to Bank’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank in which, to the Knowledge of Bank, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Bank or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Bank, or the assets of Bank, and Bank has not been advised of, or is aware of, the threat of any such action.

Section 4.13 Compliance With Laws.

(a) Bank is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Bank has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Bank’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Bank Disclosure Schedule 4.13, Bank has received, since December 31, 2004, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Bank’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.14 Material Contracts; Defaults.

(a) Other than as set forth in Bank Disclosure Schedule 4.14, Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Bank to indemnification from Bank, (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum or (iv) which materially restricts the conduct of any business by Bank. Bank has previously delivered to Buyer true, complete and correct copies of each such document.

(b) To its Knowledge, Bank is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Bank is currently outstanding.

Section 4.15 Brokers.

Neither Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Bank has engaged, and will pay a fee or commission to, RBC Capital Markets in accordance with the terms of a letter agreement between RBC Capital Markets and Bank, a true, complete and correct copy of which has been previously delivered by Bank to Buyer.

Section 4.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Bank (the “Bank Employees”) and current or former directors of Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Bank Benefit

Plans”), are identified in Bank Disclosure Schedule 4.16. True and complete copies of all Bank Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Bank Benefit Plans and all amendments thereto, have been provided to Buyer.

(b) All Bank Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Bank Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Bank Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Bank Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of Bank, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Bank Pension Plan under Section 401(a) of the Code. There is no pending or, to Bank’s Knowledge, threatened litigation relating to the Bank Benefit Plans. Bank has not engaged in a transaction with respect to any Bank Benefit Plan or Bank Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Bank to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bank with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Bank has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Bank Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d) All contributions required to be made under the terms of any Bank Benefit Plan have been timely made or have been reflected on the financial statements of Bank. No Bank Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Bank has not provided, and is not required to provide, security to any Bank Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Bank has no obligations for retiree health and life benefits under any Bank Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Bank may amend or terminate any such Bank Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Bank Disclosure Schedule 4.16, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Bank Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Bank Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Bank Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(g) Each Bank Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. Any voluntary election by a participant to defer post-2004 compensation into any such deferred compensation plan was effected in a time and manner in compliance with Section 409A of the Code.

(h) Each Bank Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Bank Stock on the date of such grant, (iii) has a grant date identical to the date on which the Bank Board or the Bank’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Bank Tax Returns and the Bank Financial Statements, respectively.

Section 4.17 Labor Matters. Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Bank’s Knowledge, threatened, nor is Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.18 Environmental Matters.

(a) To Bank’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Bank, or any property in which Bank has held a security interest, Lien or a fiduciary or management role (“Bank Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law.

(b) To Bank’s Knowledge, Bank is in compliance with applicable Environmental Law.

(c) Bank has not been deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Bank Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(d) To Bank’s Knowledge, Bank has no liability for any Hazardous Substance disposal or contamination on any third party property.

(e) Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law.

(f) Bank is not, and has not been, subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

(g) To Bank’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Bank, any currently or formerly owned or operated property, or any Bank Loan Property, that could reasonably be expected to (i) result in any claims, liability or investigations against Bank, (ii) result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or (iii) adversely affect the value of any Bank Loan Property.

(h) Bank has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Bank and any currently or formerly owned or operated property or any Bank Loan Property.

(i) There is no litigation pending or, to the knowledge of Bank, threatened before any court, Governmental Authority or board or other forum in which any defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(j) To the Knowledge of Bank, there are no underground storage tanks on, in or under any Bank Loan Property that are not in compliance with Environmental Laws.

Section 4.19 Tax Matters.

(a) Bank has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Bank (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Bank and which Bank is contesting in good faith. Bank is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Bank Disclosure Schedule 4.19, neither Bank nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Bank.

(b) Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Bank are pending with respect to Bank. Bank has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Bank.

(d) Bank has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Bank for taxable periods ended December 31, 2005, 2004 and 2003. Bank has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Bank filed for the years ended December 31, 2005, 2004 and 2003. Bank has timely and properly taken such actions in response to and in compliance with notices Bank has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Bank has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Bank has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Bank is not a party to or bound by any Tax allocation or sharing agreement. Bank (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Bank) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Bank (i) did not, as of the end of the most recent period covered by Bank’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Bank’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bank in filing its Tax Returns. Since the end of the most recent period covered by Bank’s call reports filed prior to the date hereof, Bank has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Bank shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Bank has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. Section 1.368-1(d) of the Code.

Section 4.20 Investment Securities. Bank Disclosure Schedule 4.20 sets forth the book and market value as of March 31, 2007 of the investment securities, mortgage backed securities and securities held for sale of Bank, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 4.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Bank or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Bank has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Bank Disclosure Schedule 4.21, no Derivative Transactions, were it to be a Loan held by Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Bank under or with respect to each such Derivative Transactions has been reflected in the books and records of Bank in accordance with GAAP consistently applied, and no open exposure of Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

Section 4.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Bank Disclosure Schedule 4.22, as of the date hereof, Bank is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2007, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Bank, or to the Knowledge of Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Bank Disclosure Schedule 4.22 identifies (x) each Loan that as of March 31, 2007 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Bank that as of March 31, 2007 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Bank, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and Bank’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Except as set forth in Bank Disclosure Schedule 4.22, Bank is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Bank to repurchase from any such Person any Loan or other asset of Bank.

Section 4.23 Tangible Properties and Assets.

(a) Bank Disclosure Schedule 4.23 sets forth a true, correct and complete list of all real property owned by Bank. Except as set forth in Bank Disclosure Schedule 4.23, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Bank has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Bank Disclosure Schedule 4.23 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Bank uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, Bank has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Bank of, or material default by Bank in, the performance of any covenant, agreement or condition contained in any Lease, and to Bank’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Bank Disclosure Schedule 4.23, there is no pending or, to Bank’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Bank uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Bank has paid all rents and other charges to the extent due under the Leases.

Section 4.24 Intellectual Property. Bank Disclosure Schedule 4.24 sets forth a true, complete and correct list of all Bank Intellectual Property. Bank owns or has a valid license to use all Bank Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Bank Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Bank as currently conducted. Bank Intellectual Property owned by Bank, and to the Knowledge of Bank, all other Bank Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and Bank has not received notice challenging the validity or enforceability of Bank Intellectual Property. To the Knowledge of Bank, the conduct of the business of Bank does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of Bank to own or use any of the Bank Intellectual Property.

Section 4.25 Fiduciary Accounts. Since December 31, 2003, Bank has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.26 Insurance.

(a) Bank Disclosure Schedule 4.26 identifies all of the material insurance policies, binders, or bonds currently maintained by Bank, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. Bank is insured with reputable insurers against such risks and in such amounts as the management of Bank reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, Bank is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Bank Disclosure Schedule 4.26 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Bank, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the Bank Financial Statements in accordance with GAAP.

Section 4.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.28 Fairness Opinion. The Bank Board has received the written opinion of RBC Capital Markets to the effect that as of the date hereof the Merger Consideration is fair to the holders of Bank Stock from a financial point of view.

Section 4.29 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of Bank to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Buyer included in the Proxy Statement/Prospectus.

Section 4.30 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01 Making of Representations and Warranties. Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Bank that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 5.02 Organization, Standing and Authority of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 5.03 Organization, Standing and Authority of Buyer Bank. Buyer Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Buyer Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on Buyer Disclosure Schedule 5.03.

Section 5.04 Buyer Capital Stock. The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Stock, of which 4,060,878 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, of which no shares have been issued or are outstanding. As of the date hereof, 268,312 shares of Buyer Stock are held in treasury by Buyer. The outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the Buyer Option Plans pursuant to which there are outstanding options to acquire 411,190 shares of Buyer Stock, and (b) the Buyer Stock to be issued pursuant to this Agreement, Buyer does not have any Rights issued or outstanding with respect to Buyer Stock and Buyer does not have any commitments to authorize, issue or sell any Buyer Stock or Rights.

Section 5.05 Subsidiaries. Buyer has no Subsidiaries other than Lake Sunapee Bank, fsb, NHTB Capital Trust I, NHTB Capital Trust II, NHTB Capital Trust III, Lake Sunapee Group, Inc., and Lake Sunapee Financial Services Corp.

Section 5.06 Corporate Power; Minute Books. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Buyer and the Buyer Board (including committees of the Buyer Board).

Section 5.07 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Buyer Board on or prior to the date hereof. Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Bank, this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 5.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer or Buyer Bank of this Agreement, or to consummate the transactions contemplated hereby, except for filings of applications or notices with, and consents, approvals or waivers by, the OTS and the Vermont Department of Banking, Insurance, Securities & Health Care Administration. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 5.09 Financial Statements. Buyer has previously made available to Bank copies of (a) the consolidated statements of condition of Buyer and its Subsidiaries as of December 31 for the fiscal years 2006, 2005, and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2006, 2005, and 2004, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., Buyer’s registered public accounting firm, and (ii) the unaudited consolidated statements of condition of Buyer and its Subsidiaries as of March 31, 2007 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month period then ended (the “Buyer Financial Statements”). The Buyer Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 5.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s unaudited balance sheet as of March 31, 2007, since December 31, 2006, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

Section 5.11 Financial Controls and Procedures. During the periods covered by the Buyer Financial Statements, Buyer has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations,

(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Buyer’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or its accountants.

Section 5.12 Regulatory Matters.

(a) Buyer has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2004 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Buyer, and except as set forth in Buyer Disclosure Schedule 5.12, no Governmental Authority has initiated any proceeding, or to the Knowledge of Buyer, investigation into the business or operations of Buyer, since December 31, 2004. Other than as set forth in Buyer Disclosure Schedule 5.12, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Buyer Bank. Buyer Bank is “well capitalized” as defined in applicable laws and regulations, and Buyer Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Buyer has timely filed with the SEC and NASDAQ all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

(c) Other than as set forth in Buyer Disclosure Schedule 5.12, neither Buyer, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Buyer has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 5.13 Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 5.13, there are no pending or, to Buyer’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer.

(b) Buyer is not a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer in which, to the Knowledge of Buyer, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Buyer, or the assets of Buyer, and Buyer has not been advised of, or is aware of, the threat of any such action.

Section 5.14 Compliance With Laws.

(a) Buyer is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Buyer has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Buyer Disclosure Schedule 5.14, Buyer has received, since December 31, 2004, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 5.15 Brokers. Neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and Buyer, a true, complete and correct copy of which has been previously delivered by Buyer to Bank.

Section 5.16 Tax Matters.

(a) Buyer has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) It is the present intention of Buyer to continue at least one significant historic business line of Bank, or to use at least a significant portion of Bank’s historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d) of the Code.

Section 5.17 Financial Ability. On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of Bank Stock pursuant to Article III hereof.

Section 5.18 Buyer Stock. The shares of Buyer Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 5.19 Disclosure. The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI

COVENANTS

Section 6.01 Covenants of Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Bank shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Bank will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Bank and (iii) preserve for itself and Buyer the goodwill of the customers of Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Bank Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, Bank shall not:

(a) Capital Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed in the Bank Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(b) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Bank Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of Bank’s total salary expense, (ii) Bank shall be permitted to make cash contributions to the Bank 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) Bank shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date.

(d) Hiring. Hire any person as an employee of Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Bank Disclosure Schedule 6.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of Bank, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on

Bank Disclosure Schedule 6.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Bank.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Bank taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Other than as set forth on Bank Disclosure Schedule 6.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend Bank’s Articles of Incorporation or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Bank of an amount which exceeds $25,000 and/or would impose any material restriction on the business of Bank.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Bank Disclosure Schedule 6.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in accordance with Bank’s loan policies and procedures in effect as of the date hereof.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), “material” shall mean affecting or relating to $25,000 of taxable income.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02 Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Bank, Buyer will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

Section 6.04 Bank Shareholder Approval. Bank agrees to take, in accordance with applicable law, the Articles of Incorporation of Bank and the Bylaws of Bank, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Bank’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Bank Meeting”) and, subject to Section 6.08, shall take all lawful action to solicit such approval by such shareholders. Bank agrees to use its best efforts to convene the Bank Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Bank pursuant to Section 6.08, and in any event shall convene the Bank Meeting within forty-five (45) days after such mailing. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Bank shareholders at the Bank Meeting. The Bank Board shall at all times prior to and during the Bank Meeting recommend adoption of this Agreement by the shareholders of Bank and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 6.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Bank for their approval at the Bank Meeting and nothing contained herein shall be deemed to relieve Bank of such obligation.

Section 6.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering Buyer Stock to be offered to holders of Bank Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Bank Meeting, Buyer shall draft and prepare, and Bank shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Buyer in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. Buyer shall provide Bank and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Buyer shall file the Merger Registration Statement with the SEC. Each of Buyer and Bank shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Bank shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Bank shall furnish to Buyer all information concerning Bank and the holders of Bank Stock as may be reasonably requested in connection with such action.

Section 6.06 Cooperation and Information Sharing. Bank shall provide Buyer with any information concerning Bank that Buyer may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Bank promptly copies of all correspondence between it or any of its representatives and the SEC. Buyer shall provide Bank and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Buyer and Bank agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Bank agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Bank Stock entitled to vote at the Bank Meeting at the earliest practicable time.

Section 6.07 Supplements or Amendment. Bank and Buyer shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Bank shall cooperate with Buyer in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and Buyer shall file an amended Merger Registration Statement with the SEC, and each of Buyer and Bank shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 6.08 Regulatory Approvals. Each of Bank and Buyer will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Bank and Buyer will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer, Buyer Bank, or Bank to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer, Buyer Bank, and Bank shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 6.09 Press Releases. Bank and Buyer shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Bank and Buyer shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 6.10 Access; Information.

(a) Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Bank and to such other information relating to Bank as Buyer may reasonably request and, during such period, it shall furnish promptly to Buyer all information concerning the business, properties and personnel of Bank as Buyer may reasonably request.

(b) All information furnished to Buyer by Bank pursuant to Section 6.10(a) shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of March 15, 2007, by and between Bank and Buyer (the “Confidentiality Agreement”).

(c) No investigation by Buyer of the business and affairs of Bank shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

Section 6.11 No Solicitation by Bank.

(a) From the date of this Agreement through the Effective Time, Bank shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (x) the Bank Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of Bank to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.11(a) that the Bank Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following Buyer’s notification of the Superior Proposal, Bank and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) Bank provides notice to Buyer of its decision to take such action in accordance with the requirements of Section 6.11(b), Bank may (1) furnish information with respect to Bank to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by Bank after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to Buyer than, the terms contained in any such agreement between Bank and Buyer, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 6.04.

(b) Bank shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Bank or for access to the properties, books or records of Bank by any Person that informs the Bank Board or a member of the senior management of Bank that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Bank, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. Bank shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Bank also shall promptly, and in any event within twenty-four (24) hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.11(a).

(c) Bank shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Buyer who have been furnished confidential information regarding Bank in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Bank agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Bank is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) Bank shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Bank are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Bank, at the direction or with the consent of Bank, shall be deemed to be a breach of this Section 6.11 by Bank.

Section 6.12 Affiliate Agreements. Not later than the 15th calendar day prior to the mailing of the Proxy Statement/Prospectus, Bank shall deliver to Buyer a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Bank Meeting, deemed to be an “affiliate” of Bank within the meaning of Rule 145 promulgated under the Securities Act. Bank shall use its reasonable best efforts to cause each such person who may be deemed to be an “affiliate” of Bank within the meaning of Rule 145 to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement/Prospectus a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Stock received in the Merger, in the form attached hereto as Exhibit C.

Section 6.13 Certain Policies. Prior to the Effective Date, Bank shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that Bank shall not be obligated to take any action pursuant to this Section 6.13 unless and until Buyer acknowledges, and Bank is satisfied, that all conditions to Bank’s obligation to consummate the Merger have been satisfied and that Buyer shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Bank pursuant to this Section 6.13 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Bank or its management with any such adjustments.

Section 6.14 Indemnification.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Bank or is or was serving at the request of Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of Buyer as in effect on the date hereof (subject to change as required by law). Buyer’s obligations under this Section 6.14(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such

Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Buyer shall use its reasonable best efforts to cause the persons serving as directors and officers of Bank immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Bank (provided that Buyer may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Bank’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Buyer be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by Bank to maintain such insurance (the “Insurance Amount”), and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.14(c) as a result of the preceding provision, Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.14.

Section 6.15 Employees; Benefit Plans.

(a) Following the Closing Date, Buyer may choose to maintain any or all of the Bank Benefit Plans in its sole discretion. However, for any Bank Benefit Plan terminated for which there is a comparable benefit plan of general applicability at Buyer or any Subsidiary of Buyer (each, a “Buyer Benefit Plan”), Buyer shall take all reasonable action so that employees of Bank shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of Bank in the Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall cause each Buyer Benefit Plan in which employees of Bank are eligible to participate to take into account for purposes of eligibility and vesting under the Buyer Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Bank to the same extent as such service was credited for such purpose by Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Buyer to amend or terminate any of the Bank Benefit Plans or Buyer Benefit Plans (including the frozen defined benefit plan maintained by Buyer) in accordance with their terms at any time; provided, however, that Buyer shall continue to maintain the Bank Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Buyer Benefit Plan until the Bank Employees are permitted to participate in the Buyer Benefit Plans, unless such Buyer Benefit Plan has been frozen or terminated with respect to similarly situated employees of Buyer or any Subsidiary of Buyer.

(b) To the extent that the vacation policies of Bank, as set forth on Bank Disclosure Schedule 4.16, are more favorable to employees than are the vacation policies of Buyer, the Bank vacation policies will be continued with respect to employees of the Surviving Bank who were employees of Bank prior to the Effective Time. Buyer shall assume and honor, under the vacation policies of Bank, as disclosed on Bank Disclosure Schedule 4.16, the accrued but unused vacation time of employees of the Surviving Bank or a Subsidiary thereof who were employees of Bank prior to the Effective Time.

(c) If employees of Bank become eligible to participate in a medical, dental or health plan of Buyer upon termination of such plan of Bank, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Bank Benefit Plan prior to the Effective Time.

(d) Any employee of Bank (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Buyer (but by and in the sole discretion of Bank) prior to the Effective Time, or is terminated by Buyer or a Subsidiary of Buyer within one (1) year following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks salary for each year of service (including all service with Bank, Buyer and any Subsidiary of Buyer), with a minimum of four (4) and a maximum of twenty-six (26) weeks of salary.

(e) Bank shall obtain from each of the individuals named in Bank Disclosure Schedule 6.15(e) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in Bank Disclosure Schedule 6.15(e)) and pay such amounts to such individuals who are employed at the Effective Time. As to, and only as to, each individual who enters into a Settlement Agreement, Buyer acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such change of control agreements; and (ii) in light of Buyer’s plans relating to management assignments and responsibilities with respect to the business of Buyer from and after the Effective Time, each officer or employee who is a party to, or is otherwise subject to, any such agreement will, upon consummation of the Merger, be considered to have terminated employment thereunder and receive the severance or other similar benefits as if there was a termination of employment for “good reason,” regardless of whether such termination of employment has occurred or subsequently occurs. Any officer or employee of Bank who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided under such Settlement Agreement as a result of such deemed termination on the Closing Date, and Buyer agrees to provide the non-cash benefits provided in the Settlement Agreement. In the case of any employee whose is an employee as of the Effective Time and who has executed and delivered a Settlement Agreement, payment of the monetary amounts specified for such person in Bank Disclosure Schedule 6.15(e) shall be made on the Closing Date.

(f) In addition, Buyer and Bank may wish to provide retention bonuses to employees of Bank who remain employed at Bank through the Effective Time, or at the Surviving Bank for an interim period following the Effective Time as disclosed in Bank Disclosure Schedule 6.15(f), and pursuant to a retention agreement to be agreed upon by Buyer and Bank.

Section 6.16 Notification of Certain Changes. Buyer and Bank shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article IV and Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by Bank or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 6.17 Current Information. During the period from the date of this Agreement to the Effective Time, Bank will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of Bank. Without limiting the foregoing, Bank agrees to provide Buyer (i) a copy of each report filed by Bank with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Bank Disclosure Schedule 4.14.

Section 6.18 Board Packages. Bank shall distribute a copy of the Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such packages to the Bank Board; provided, however, that Bank shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Bank or any other matter that the Bank Board has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 6.19 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Bank shall use their reasonable best efforts to facilitate the integration of Bank with the business of Buyer following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of Bank’s its Subsidiaries’ data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Buyer and its Subsidiaries, which planning shall include, but not be limited to, (a) discussion of Bank’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Bank in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Bank shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Buyer shall indemnify Bank for any reasonable out-of-pocket fees, expenses or charges that Bank may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Buyer and/or Bank in accordance with Section 8.01(a), 8.01(b), 8.01(c) or 8.01(f), or by Bank only in accordance with Section 8.01(d), 8.01(e) or 8.01(g), Buyer shall indemnify Bank for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Bank and Buyer to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Buyer Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. Buyer shall have received a letter setting forth the written opinion of Thacher Proffitt & Wood LLP, in and form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, and Bank shall have received a letter setting forth the written opinion of Murtha Cullina LLP, in form and substance reasonably satisfactory to Bank, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a)(i)(A) of the Code.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Bank or the Surviving Bank. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Bank by the Chief Executive Officer of Bank to such effect.

(b) Performance of Obligations of Bank. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Bank by the Chief Executive Officer of Bank to such effect.

(c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 7.01(b) hereof shall contain any condition, restriction or requirement which the Board of Directors of Buyer reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Buyer would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of Bank concurrently with Bank’s execution and delivery of this Agreement.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Bank Stock.

(f) Other Actions. Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Buyer may reasonably request.

Section 7.03 Conditions to Obligations of Bank. The obligations of Bank to consummate the Merger also are subject to the fulfillment or written waiver by Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Buyer. Bank shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Bank may reasonably request.

Section 7.04 Frustration of Closing Conditions. Neither Buyer nor Bank may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Section 7.04.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Bank or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By Buyer or Bank (provided, in the case of Bank, that it shall not be in material breach of any of its obligations under Section 6.05), if the approval of the shareholders of Bank required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 7.02(a) (in the case of a breach of a representation or warranty by Buyer) or Section 7.03(a) (in the case of a breach of a representation or warranty by Bank).

(e) Breach of Covenants. By either Buyer or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) (in the case of a breach of a covenant or agreement by Bank) or Section 7.03(b) in the case of a breach of a representation or warranty by Buyer).

(f) Delay. By either Buyer or Bank if the Merger shall not have been consummated on or before October 31, 2007 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Buyer or Bank, if (i) Bank shall have breached its obligations under Section 6.12, (ii) the Bank Board shall have failed to make its recommendation referred to in Section 6.05, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, (iii) the Bank Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary of Buyer or (iv) Bank shall have materially breached its obligations under Section 6.05 by failing to call, give notice of, convene and hold the Bank Meeting in accordance with Section 6.05.

(h) Price Decline. By Bank, if the Bank Board so determines by a majority vote of the members of the entire Bank Board, at any time during the five business-day period commencing on the Regulatory Approval Date if both of the following conditions are satisfied:

(i) The Buyer Market Value on the Regulatory Approval Date is less than $12.84, adjusted as indicated in the last sentence of this Section 8.01(h); and

(ii) the number obtained by dividing the Buyer Market Value on the Regulatory Approval Date by the Initial Buyer Market Value shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15; subject, however, to the following three sentences. If Bank elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt written notice thereof to Buyer. During the five Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Bank Stock who elect to receive Buyer Stock hereunder by adjusting the Exchange Ratio to one of the following quotients at its sole discretion: (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Buyer Market Value on the Regulatory Approval Date; or (y) the quotient determined by dividing $16.05 by the Buyer Market Value on the Regulatory Approval Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .80. If Buyer so elects, it shall give, within such five business-day period, written notice to Bank of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(h), the following terms shall have the meanings indicated below:

“Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Stock as reported on the Nasdaq Global Market for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price” means, with respect to any company belonging to the Index Group, the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

“Index Group” means the NASDAQ Bank Index.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Stock, as reported on the Nasdaq Global Market, for the twenty consecutive trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 8.01(h).

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

“Regulatory Approval Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

If Buyer or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Regulatory Approval Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(h).

Section 8.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, the parties hereto agree that Bank shall pay to Buyer a termination fee of $625,000 within three (3) Business Days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(a) Buyer or Bank terminates this Agreement pursuant to Section 8.01(g); or

(b) Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Bank within eighteen (18) months following the termination of this Agreement by Buyer pursuant to Section 8.01(d) or Section 8.01(e) because of a willful breach by Bank after an Acquisition Proposal has been publicly announced or otherwise made known Bank.

Section 8.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 8.02 or this Section 8.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.10(b), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Bank Meeting no amendment shall be made which by law requires further approval by the shareholders of Bank without obtaining such approval.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and Bank; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, New Hampshire 03773

Attention:   Stephen W. Ensign

                   Chairman, President and Chief Executive Officer

Fax:            (603) 863-9571

With a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW

Suite 800

Washington, DC 20006

Attention: Richard A. Schaberg, Esq.

Fax:          (202) 626-1930

If to Bank:

First Community Bank

One Bond Street

Woodstock, Vermont 05091

Attention:   Charles M. Petersen

                    President and Chief Executive Officer

Fax:             (802) 457-4605

With a copy to:

Murtha Cullina LLP

CityPlace I

185 Asylum Street, 29th Floor

Hartford, CT 06103

Attention: Willard F. Pinney, Jr., Esq.

Fax:          (860) 240-6150

Section 9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Buyer’s obligation under Section 6.12, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ STEPHEN R. THEROUX
Name:	Stephen R. Theroux
Title:	Vice Chairman, Executive Vice President, Chief Financial Officer and Corporate Secretary

FIRST COMMUNITY BANK

By:	/s/ CHARLES M. PETERSEN
Name:	Charles M. Petersen
Title:	President and Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of April 16, 2007, by and between the undersigned holder (“Shareholder”) of Class A common stock, par value $1.00 per share (“Bank Common Stock”), of First Community Bank, a Vermont-chartered commercial bank (“Bank”), and New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer and Bank are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Bank shall merge with and into Lake Sunapee Bank, fsb, a federal stock savings bank and wholly-owned subsidiary of Buyer, and in connection therewith, each outstanding share of Bank Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder owns the shares of Bank Common Stock identified on Exhibit A hereto (such shares, together with all shares of Bank Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement and Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Bank, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Bank contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Bank other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Bank, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Bank taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Bank, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Bank or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Bank’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Bank that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Bank, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Bank or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Bank.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:
Name:	Stephen R. Theroux
Title:	Vice Chairman, Executive Vice President, Chief Financial Officer and Corporate Secretary

SHAREHOLDER

Name:

EXHIBIT B

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of April 16, 2007 by and between Lake Sunapee Bank, fsb, a federally-chartered stock savings bank whose main office is located in Newport, New Hampshire (“Buyer Bank”), and First Community Bank, a Vermont-chartered commercial bank whose main office is located in Woodstock, Vermont (“Bank”).

WHEREAS, Buyer Bank is the wholly-owned subsidiary of New Hampshire Thrift Bankshares, Inc., a Delaware corporation (“Buyer”);

WHEREAS, Buyer desires that Bank merge with and into Buyer Bank pursuant to the Agreement and Plan of Merger, dated as of April 16, 2007, by and between Buyer and Bank (the “Merger Agreement”); and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bank and Buyer Bank hereto agree as follows:

Section 1. The Merger. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable federal laws and regulations, at the Effective Time (as defined herein), Bank shall merge with and into Buyer Bank (the “Merger”). Buyer Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a stock savings bank chartered and regulated by the Office of Thrift Supervision (the “OTS”) following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of Bank shall cease.

(a) Effective Time; Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Thacher Proffitt & Wood LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as Buyer Bank shall designate, which date shall be the Effective Date.

(b) Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Lake Sunapee Bank, fsb.” The purpose of the Surviving Bank shall be to exist as a federally-chartered stock savings bank and to engage in activities incidental thereto in a manner consistent with federal law.

(c) Charter. From and after the Effective Time, the charter of Buyer Bank, a federal stock savings bank, and as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d) Bylaws. From and after the Effective Time, the bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e) Capital Stock. From and after the Effective Time, (i) each share of Bank Stock issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the Merger Consideration, and (ii) each share of common stock, par value $1.00 per share, of Buyer Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f) Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Buyer Bank in office immediately prior to the Effective Time. In addition, the number of persons constituting the Board of Directors of the Surviving Bank shall be increased by one member and one individual to be selected by Buyer and agreed to by Bank shall be appointed to the Board of Directors of the Surviving Bank and shall serve as a member of the Board of Directors of the Surviving Bank until at least the third anniversary of the Effective Date. Each of the directors of the Surviving Bank immediately after the Effective Time, as set forth on Exhibit A hereto, shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g) Officers. The officers of the Surviving Bank shall consist of the officers of Buyer Bank, in office immediately prior to the Effective Time. Each of the officers of the Surviving Bank immediately after the Effective Time, as set forth on Exhibit A hereto, shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the regulations of the OTS.

(a) Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Bank and Buyer Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of Bank and of Buyer Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Bank and of Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of Bank or Buyer Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of Bank or Buyer Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Bank or Buyer Bank if the Merger had not occurred.

(b) Deposits. All deposit accounts of Bank shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of Bank, as necessary, after consummation of the Merger. All deposit accounts of Buyer Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c) Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Newport, New Hampshire. The former offices of Bank and all existing offices of Buyer Bank, as set forth on Exhibit B hereto, shall be operated as offices of the Surviving Bank immediately following the Effective Time.

Section 3. Approvals Required. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including, but not limited to, the approval of the OTS pursuant to 12 C.F.R. § 563.22(a), and the expiration of all applicable waiting periods with respect to the Merger. The shareholders of Bank and of Buyer Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

Section 4. Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; and (ii) the approval of this Agreement by the shareholders of Bank and the approval of this Agreement by Buyer in its capacity as sole shareholder of Buyer Bank.

Section 5. Representations. Each of Bank and Buyer Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6. Effective Date and Effective Time. The Merger provided for herein shall become effective upon the acceptance by the OTS of the filing of articles of combination as provided in 12 C.F.R. § 552.13(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OTS on the articles of combination.

Section 7. Amendments. To the extent permitted by applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8. Termination. Consummation of the Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth in Article VII of the Merger Agreement. This Agreement shall terminate and forthwith become void automatically and without any action on the part of Bank or Buyer Bank immediately upon the termination of the Merger Agreement in accordance with Article VIII thereof and, except as set forth in Article VIII of the Merger Agreement, there shall be no further liability on the part of Bank or Buyer Bank upon such termination.

Section 9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Successors. This Agreement shall be binding on the successors of Bank and Buyer Bank.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, except to the extent Delaware law governs, without regard for conflict of law provisions.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LAKE SUNAPEE BANK, fsb

By:	/s/ STEPHEN R. THEROUX
Name:	Stephen R. Theroux
Title:	Executive Vice President and Chief Operating Officer

FIRST COMMUNITY BANK

By:	/s/ CHARLES M. PETERSEN
Name:	Charles M. Petersen
Title:	President and Chief Executive Officer

EXHIBIT C

AFFILIATE AGREEMENT

 April 16, 2007

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, New Hampshire 03773

Ladies and Gentlemen:

I have been advised that I might be considered to be an “affiliate” of First Community Bank, a Vermont-chartered commercial bank (“Bank”), for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated by Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

New Hampshire Thrift Bancshares, Inc. (“Buyer”) and Bank have entered into an Agreement and Plan of Merger, dated as of April 16, 2007 (the “Merger Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of Buyer (“Buyer Common Stock”) in exchange for my shares of Class A common stock, par value $1.00 per share, of Bank (“Bank Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.” Terms that are undefined herein shall have the meaning set forth in the Merger Agreement.

Accordingly, I hereby represent, warrant and covenant to Buyer that in the event that I receive any shares of Buyer Common Stock as a result of the Merger:

1.	I shall not make any sale, transfer or other disposition of shares of Buyer Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder.

2.	I have read this Letter Agreement and the Merger Agreement and have discussed the requirements of such documents and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the Buyer Common Stock that I may receive pursuant to the Merger, to the extent that I believe necessary with my counsel or counsel for Buyer.

3.	I have been advised that any issuance of shares of the Buyer Common Stock to me pursuant to the Merger will be registered with the SEC pursuant to a registration statement on Form S-4. I have also been advised, however, that because I may be an “affiliate” of Bank at the time that the Merger will be submitted for a vote of the shareholders of Bank and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (3), or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Buyer, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

4.	I understand and agree that stop transfer instructions will be given to the transfer agent of Buyer with respect to the shares of Buyer Common Stock that I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

5.	Unless a transfer of my shares of the Buyer Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, Buyer reserves the right to put an appropriate legend on the certificate issued to my transferee.

6.	I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

7.	I understand and agree that Buyer is under no obligation to register under the Securities Act the sale, transfer or other disposition of the shares of Buyer Common Stock that I receive as a result of the Merger.

8.	I further recognize that in the event that I become a director of officer of Buyer upon consummation of the Merger, any sale of Buyer Common Stock by me may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Buyer of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Buyer, or other evidence reasonably satisfactory to Buyer, to the effect that a transfer of my shares of the Buyer Common Stock will not violate the Securities Act or any of the rules and regulations promulgated thereunder. In addition, it is understood and agreed that at my request the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the Buyer Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as Buyer is then in compliance with SEC Rule 144(c), or if Buyer shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Buyer, or other evidence satisfactory to Buyer that a transfer of my shares of the Buyer Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act, or made pursuant to an exemption from registration under the Securities Act.

Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Bank as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

This Letter Agreement shall be binding on my heirs, legal representatives and successors and shall inure to the benefit of Buyer’s successors and assigns.

Very truly yours,

[NAME]

Accepted as of the date first written above.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:
Name:
Title:

APPENDIX B

April 16, 2007

CONFIDENTIAL

The Board of Directors

First Community Bank

One Bond Street

Woodstock, VT 05091

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First Community Bank, a Vermont-chartered commercial bank (the “Company”), of the Per Share Merger Consideration (as defined below) to be paid pursuant to the terms of the proposed Agreement and Plan of Merger dated as of April 16, 2007 (the “Agreement”), by and between the Company and New Hampshire Thrift Bancshares, Inc. (the “Buyer”), a Delaware corporation and a savings and loan holding company. Capitalized terms used herein shall have the meanings used in the Agreement, unless otherwise defined herein.

Pursuant to the Agreement, the Company will merge with and into a wholly-owned subsidiary of the Buyer (the “Merger”). Pursuant to the Agreement, each shareholder of the Company may, with respect to each share of Company common stock owned by such shareholder, elect (i) to receive a cash payment of $12.00 (the “Per Share Cash Consideration”), or (ii) to receive 0.7477 shares of Buyer common stock (the “Per Share Stock Consideration”), or (iii) to receive the Per Share Cash Consideration with respect to some of such shareholder’s shares of Company common stock, and the Per Share Stock Consideration with respect to the remainder of such shareholder’s shares of Company common stock (in each case, the “Per Share Merger Consideration”). Each shareholder’s election is subject to the provisions of the Agreement, including but not limited to the requirement that any such elections may be modified through an allocation formula set forth in the Agreement such that, in the aggregate, shareholders of the Company will receive the Per Share Stock Consideration with respect to 80% of the aggregate shares of Company common stock issued and outstanding at the time of the Merger, and the Per Share Cash Consideration with respect to 20% of the aggregate shares of Company common stock issued and outstanding at the time of the Merger. Additionally, holders of Company common stock options will be entitled to receive in cash, with respect to each share of company common stock subject to such options, the excess of $12.00 over the exercise price per share of such option. Per Share Merger Consideration shall be paid to the holders of Company common stock, and holders of Company common stock options shall be paid, based on terms specified in the Agreement. The transaction is intended to be, and we have assumed it will qualify as, a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), a member company of RBC Financial Group, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the Company, its shareholders or other holders of its securities, or any other third party. We have acted as financial advisor to the Company in connection with the Merger, and we expect to receive a fee for our services as financial advisor to the Company in this transaction, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for

First Community Bank

April 16, 2007

providing this opinion. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Buyer and receive customary compensation in connection therewith, and also may actively trade securities of the Buyer for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In its capacity as a broker of publicly traded securities, RBC may, for its own account or for the accounts of its customers, hold a long or short position in the securities of the Buyer. This opinion has been approved by our fairness opinion committee.

In connection with our review of the Merger, and in arriving at our opinion, we have undertaken such review and enquiries as we deemed necessary or appropriate under the circumstances, including the following:

(i)	Reviewed and analyzed the financial terms in the draft Agreement dated as of April 16, 2007, including the draft disclosure schedules thereto;

(ii)	Solicited interest, with your consent, from certain prospective candidates selected by the Company in respect of an alternative transaction to the Merger, and analyzed the responses of such parties;

(iii)	Reviewed and analyzed certain publicly available financial and other data with respect to the Company and the Buyer and certain other historical operating data relating to the Company and the Buyer made available to us from published sources and from the internal records of the Company and the Buyer;

(iv)	Conducted discussions with members of the management of the Company with respect to the business prospects and financial outlook of the Company as a stand-alone entity and as combined with the Buyer;

(v)	Conducted discussions with members of the management of the Buyer with respect to the business prospects, financial outlook and regulatory compliance of the Buyer as a stand-alone entity and as combined with the Company, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

(vi)	Received and reviewed financial forecasts prepared by the Company’s management on the potential future performance of the Company as a stand-alone entity;

(vii)	Received and reviewed financial forecasts prepared by the Buyer’s management team on the potential current year performance of the Buyer as a stand-alone entity;

(viii)	Reviewed publicly available materials with respect to the business and financial outlook of the Buyer;

(ix)	Reviewed the reported prices and trading activity for the Buyer common stock;

(x)	Compared the financial performance of the Company with that of certain other publicly traded companies that we have deemed relevant;

(xi)	Compared the financial performance of the Buyer and the price of the Buyer common stock with those of certain other publicly traded companies and their securities that we have deemed relevant; and

(xii)	Reviewed the financial terms, to the extent publicly available, of certain merger transactions that we have deemed relevant.

In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

First Community Bank

April 16, 2007

With respect to the data and discussions relating to the business prospects and financial outlook of the Buyer and the Company, upon advice of the Company, we have assumed that such data have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Buyer and the Company as to the future financial performance of the Buyer and the Company, and that the Buyer and the Company will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

In arriving at our opinion and with your consent, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, regulatory and other information provided to us by the Company and the Buyer (including, without limitation, the financial statements and related notes thereto of the Company and the Buyer, as well as other publicly available information with respect to the Company and the Buyer), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities, contingent or other, of the Company or the Buyer, and we have not been furnished with any such valuations or appraisals. We express no opinion regarding the liquidation value of any entity. In addition and with your consent, we (i) have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Buyer, (ii) have not made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer, and (iii) have not reviewed the individual credit files relating to the Company or the Buyer. We have assumed, with your consent, that the respective allowances for loan losses are adequate for each of the Company and the Buyer as stand-alone entities, and will be adequate on a pro forma basis for the combined entity. Additionally, we have not been asked to, and did not, consider the possible effects of any litigation or other legal claims. With respect to all legal matters relating to the Company and the Buyer, we have relied on the advice of legal counsel to the Company.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any conditions or obligations thereunder. We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, and that each party will timely perform all of the covenants and agreements required to be performed by it under the Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained in a timely manner and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the respective business or operations of either the Company or the Buyer, or on their contemplated operations as a combined entity, or on the contemplated benefits of the Merger.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which has been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. It should be understood that although subsequent developments may affect our opinion, unless mutually agreed by the Company and RBC, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. We are not expressing any opinion herein as to the prices at which the Buyer common stock has traded or will trade following the announcement or consummation of the Merger.

First Community Bank

April 16, 2007

This opinion is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger. It does not constitute a recommendation as to how any member of the Board of Directors of the Company should vote with respect to the Merger. This opinion shall not be otherwise published or otherwise used, nor shall any public references to us be made without our prior written approval, except as set forth in our engagement letter with you dated March 23, 2007. Our opinion does not constitute a recommendation to any shareholder of the Company to take any action in connection with the Merger or otherwise.

Our opinion addresses solely the fairness of the Per Share Merger Consideration to be paid in the Merger, from a financial point of view, to the shareholders of the Company. We have not reviewed, nor does our opinion in any way address, other Merger terms or arrangements, including without limitation the financial or other terms of any employment or non-competition agreement with Company management or any break-up or termination fee. Further, our opinion does not address, nor should it be construed to address, the relative merits of the underlying decision by the Company to engage in the Merger compared to any alternative business strategies or transaction in which the Company might engage. We have assumed that in conducting the process leading up to the Agreement, the Board of Directors of the Company has complied with its fiduciary duties and that the decision of the Board of Directors to enter negotiations and execute the Agreement with the Buyer was based on the exercise of appropriate business judgment.

Based on our experience as investment bankers and subject to the foregoing, including the various qualifications, assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/s/ RBC Capital Markets Corporation

RBC CAPITAL MARKETS CORPORATION

APPENDIX C

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter I. Right to Dissent and Obtain Payment for Shares

§ 13.01. Definitions

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.02. Right to dissent

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger. Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.20. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 13.22 of this title.

§ 13.21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter.

§ 13.22. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 13.23. Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this chapter.

§ 13.24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 13.25. Payment

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under section 13.28 of this title; and

(5) a copy of this chapter.

§ 13.26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 13.22 of this title and repeat the payment demand procedure.

§ 13.27. After-acquired shares

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 13.28 of this title.

§ 13.28. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation’s offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

Subchapter III. Judicial Appraisal of Shares

§ 13.30. Court action

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

§ 13.31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help you understand the financial performance of First Community Bank through a discussion of the factors affecting its financial condition at March 31, 2007, December 31, 2006 and 2005 and its results of operations for the quarters ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005. This section should be read in conjunction with the Financial Statements and accompanying Notes to Financial Statements beginning on page D-16 of this Appendix D.

General

First Community Bank is a Vermont-chartered commercial bank incorporated in 1989 and headquartered in Woodstock, Vermont. First Community Bank operates four full-service retail bank branches in Woodstock, Killington and Rutland, Vermont and a limited service drive-up facility located in Woodstock, Vermont.

First Community Bank’s results of operations depend primarily on net interest income. Net interest income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities. Interest-earning assets consist primarily of real estate mortgage loans, commercial loans, installment loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit, money market deposit accounts, savings accounts, NOW accounts, and borrowings from the Federal Home Loan Bank of Boston. The results of operations are also affected by provisions for loan losses, non-interest income and non-interest expense. Non-interest income primarily includes service charges, loan commissions and gains on the sale of loans. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses.

Overview

First Community Bank recorded net income of $7,000, or $0.01 per basic share, for the quarter ended March 31, 2007. This compares to net income of $72,000, or $0.06 per basic share for the quarter ended March 31, 2006. Results in 2007 have been negatively affected by a 65 basis point decline in net yield on average earning assets, to 3.72%, from 4.37% in 2006. Additionally, the opening of two new branch offices in the third and fourth quarters of 2006 resulted in significant increases in staff and occupancy costs.

First Community Bank recorded net income of $153,000, or $0.12 per basic share, for the year ended December 31, 2006, compared to net income of $632,000, or $0.51 per basic share for the year ended December 31, 2005. Results for 2006 were negatively impacted by a declining net yield on average earning assets, an increase in non-interest expense, offset in part, by an increase in non-interest income. Results for 2005 were positively impacted by a $228,000 income tax benefit, the result of changes in the Bank’s tax valuation analysis and the tax treatment of accumulated operating loss carry forwards.

Summary of Critical Accounting Policies

Management’s discussion and analysis of First Community Bank’s financial condition is based on the financial statements that are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While First Community Bank bases its estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ materially from those estimates.

First Community Bank considers the following accounting policies to be most critical in their potential effect on its financial position or results of operation: the allowance for loan losses, other than temporary impairment of securities, and accounting for income taxes.

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of an amount deemed adequate to provide for probable losses that may be incurred on loans currently outstanding. The allowance is increased by provisions charged to expense and reduced by net charge-offs.

The level of the allowance, including charge-offs, is based on management’s evaluation of probable losses in the portfolio after consideration of prevailing economic conditions, the volume and nature of the loan portfolio, historical loan loss experience and individual credit situations.

The allowance for loan losses is comprised of specific allocations for individual loans plus a general allocation which is determined by loss factors associated with homogenous loan types (i.e. commercial, consumer or mortgage) and allocated accordingly. At a minimum, the allowance for loan losses is calculated quarterly to determine adequacy.

Other Than Temporary Impairment of Securities. First Community Bank evaluates all of its investment securities on an individual basis no less frequently than quarterly for “other-than-temporary” impairment. Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of First Community Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in value.

Income Taxes. First Community Bank recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which the differences are expected to be settled. The determination of whether deferred tax assets will be realizable is predicated on estimates of future taxable income. Such estimates are subject to management’s judgment. A valuation reserve is established when management is unable to conclude that is more likely than not that it will realize deferred tax assets based on the nature and timing of these items.

Average Balance Sheet and Analysis of Net Interest Income and Rates

The following tables set forth certain information for the quarters ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. Average balances are period average balances.

	For the Quarter Ended March 31,
	2007			2006
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans	$62,703	$1,129	7.20%	$60,451	$1,041	6.89%
Investment securities	4,510	49	4.35%	5,370	54	4.02%
Other interest-earning assets	8,865	114	5.14%	3,412	37	4.34%

Total interest-earning assets	76,078	1,292	6.79%	69,233	1,132	6.54%

Non-interest earning assets	5,171			3,922

Total Assets	$81,249			$73,155

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
NOW	$8,056	$9	0.45%	$7,247	$9	0.50%
Money market accounts	7,055	21	1.19%	10,789	26	0.96%
Regular savings accounts	8,837	68	3.08%	4,399	13	1.18%
Time deposits	39,296	442	4.50%	32,224	271	3.36%

Total interest-bearing deposits	63,244	540	3.41%	54,659	319	2.33%
Federal Home Loan Bank advances	4,861	44	3.62%	6,270	56	3.57%

Total interest-bearing liabilities	68,105	584	3.43%	60,929	375	2.46%

Demand deposits	4,576			3,939
Other liabilities	442			437

Total liabilities	73,123			65,305
Stockholders’ Equity	8,126			7,850

Total Liabilities and Stockholders’ Equity	$81,249			$73,155

Net interest income		$708			$757

Interest rate spread			3.36%			4.08%
Net yield on earning assets			3.72%			4.37%

	For the Year Ended December 31,
	2006			2005
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans	$62,588	$4,488	7.17%	$60,676	$3,972	6.55%
Investment securities	5,020	205	4.08%	4,517	143	3.17%
Other interest-earning assets	3,566	172	4.82%	3,111	93	2.99%

Total interest-earning assets	71,174	4,865	6.84%	68,304	4,208	6.16%

Non-interest earning assets	4,718			2,858

Total Assets	$75,892			$71,162

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
NOW	$7,421	$34	0.46%	$7,691	$37	0.48%
Money market accounts	8,754	98	1.12%	11,531	107	0.93%
Regular savings accounts	5,518	115	2.08%	3,633	20	0.55%
Time deposits	35,924	1,444	4.02%	30,615	870	2.84%

Total interest-bearing deposits	57,617	1,691	2.93%	53,470	1,034	1.93%
Federal Home Loan Bank advances	5,602	206	3.68%	5,821	208	3.57%

Total interest-bearing liabilities	63,219	1,897	3.00%	59,291	1,242	2.09%

Demand deposits	4,173			4,023
Other liabilities	436			364

Total liabilities	67,828			63,678
Stockholders’ Equity	8,064			7,484

Total Liabilities and Stockholders’ Equity	$75,892			$71,162

Net interest income		$2,968			$2,966

Interest rate spread			3.84%			4.07%
Net yield on earning assets			4.17%			4.34%

Rate/Volume Analysis. The following table shows how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected First Community Bank’s net interest income for the quarters ended March 31, 2007 and 2006, and the years ended December 31, 2006 and 2005. Information is provided in each category with respect to (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) interest changes attributable to changes in rate (changes multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Quarter ended March 31, 2007 Compared to Quarter Ended March 31, 2006 Increase/(Decrease) Due to			Year ended December 31, 2006 Compared to Year Ended December 31, 2005 Increase/(Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
ASSETS:
Interest-earning assets:
Loans	$40	$48	$88	$128	$388	$516
Investment securities	(10)	5	(5)	17	45	62
Other interest-earning assets	69	8	77	16	63	79

Total interest-earning assets	99	61	160	161	496	657

Interest-bearing liabilities:
NOW	1	(1)	—	(1)	(2)	(3)
Money market accounts	(14)	9	(5)	(60)	51	(9)
Regular savings accounts	21	34	55	15	80	95
Time deposits	67	104	171	169	405	574

Total interest-bearing deposits	75	146	221	123	534	657
Federal Home Loan Bank advances	(13)	1	(12)	(9)	7	(2)

Total interest-bearing liabilities	62	147	209	114	541	655

Change in net interest income	$37	$(86)	$(49)	$47	$(45)	$2

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

At March 31, 2007, assets totaled $82.2 million, a 1.3% decrease from the $83.3 million in total assets at December 31, 2006. Total loans, net of allowance for loan losses, equaled $61.4 million, a decrease of $2.5 million from year end 2006. Total investment securities available-for-sale equaled $3.9 million, representing a decrease of $200,000 compared to $4.1 million at December 31, 2006. Total deposits declined to $68.8 million at March 31, 2007, representing a decrease of 1.4% over the $69.8 million in total deposits at December 31, 2006. Stockholders’ equity increased $14,000, remaining at $8.1 million at March 31, 2007.

Loans. Total loans, net of allowance for loan losses, totaled $61.4 million at March 31, 2007, a decrease of $2.5 million from year end 2006. The decrease was primarily attributable to a reduction in residential real estate construction loans.

The following table summarizes total loans outstanding by loan category and amount at March 31, 2007 and December 31, 2006:

	At March 31, 2007	At December 31, 2006
	(In thousands)
Loan Type:
Commercial	$6,321	$7,298
Commercial real estate	31,291	30,425
Residential real estate	18,703	20,941
Consumer	5,735	5,919

	62,050	64,583
Allowance for loan losses	(724)	(723)
Deferred loan costs, net	39	38

Net loans	$61,365	$63,898

Deposits. Total deposits decreased to $68.8 million at March 31, 2007, representing a decrease of 1.4% over the $69.8 million in total deposits at December 31, 2006. The decrease in deposits was principally the result of the withdrawal of $1.9 million in temporary deposits, offset, in part, by ongoing deposit acquisition efforts. Time deposits decreased $1.7 million to $38.1 million at March 31, 2007 from $39.8 million at December 31, 2006. Non-interest bearing accounts decreased $504,000 to $4.6 million at March 31, 2007 from $5.1 million at December 31, 2006. Interest-bearing demand deposits decreased $1.8 million to $8.1 million at March 31, 2007 from $9.9 million at December 31, 2006 that was attributable to seasonal balance variations, consistent with prior years. Savings accounts increased $3.2 million to $10.8 million at March 31, 2007 from $7.6 million at December 31, 2006, with much of the growth attributable to the successful marketing of the Bank’s Prime Savings Account, an account that has its rate of interest tied to the Prime Rate.

The following table summarizes categories of First Community Bank’s deposits at March 31, 2007 and December 31, 2006:

	At March 31, 2007		At December 31, 2006
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Demand deposits	$4,610	6.7%	$5,114	7.3%
NOW	8,060	11.7%	9,901	14.2%
Money Market	7,224	10.5%	7,352	10.6%
Savings	10,806	15.7%	7,558	10.8%
Time Deposits	38,085	55.4%	39,833	57.1%

TOTAL	$68,785	100.0%	$69,758	100.0%

Stockholders’ Equity. Stockholders’ equity at each of March 31, 2007 and December 31, 2006 was $8.1 million which represented 9.85% of total assets at March 31, 2007 and 9.72% at December 31, 2006. Other comprehensive loss, attributable to the fair value adjustment recorded for the available-for-sale investment securities portfolio, decreased by $6,000 to $49,000 at March 31, 2007, compared to $55,000 at December 31, 2006.

First Community Bank’s book value per common share at March 31, 2007 increased 0.2% to $6.49 compared to $6.48 at December 31, 2006. This increase in book value per share was due to retained net income plus the change in other comprehensive loss noted above.

Non-performing Assets. Non-performing assets are defined as loans on non-accrual status and other real estate acquired through foreclosure. As of March 31, 2007 and December 31, 2006, there were no loans classified as non-performing. A loan is placed on non-accrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection) or First Community Bank does not expect the loan to be fully repaid according to the terms of the loan agreement. Interest is not accrued on loans 90 days or more past due, except on certain residential first mortgage loans that contain adequate equity. A non-accrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid or it otherwise becomes well secured. At March 31, 2007 and at December 31, 2006, First Community Bank did not own or hold any other real estate acquired through foreclosure.

Allowance for Loan Losses and Related Provision. The allowance for loan losses equaled $724,000 at March 31, 2007 or 1.17% of total loans, compared to $723,000 or 1.12% of total loans at December 31, 2006.

Comparison of Operating Results for Quarters Ended March 31, 2007 and 2006

General. Net income was $7,000, or $0.01 per basic share, for the quarter ended March 31, 2007 compared to $72,000 or $0.06 per basic share, for the quarter ended March 31, 2006. Net interest and dividend income was $708,000 for the quarter ended March 31, 2007, compared to $757,000 for the quarter ended March 31, 2006.

Interest and Dividend Income. Interest and dividend income increased $160,000, or 14.1% to $1.3 million for the quarter ended March 31, 2007, compared to $1.1 million for the quarter ended March 31, 2006. The most significant component contributing to the increase in interest income was a $6.8 million increase in the volume of average earning assets augmented by a high percentage mix of variable rate loans and Federal Funds sold that were re-priced upwards under the rising rate environment that existed during much of 2006.

The yield on average earning assets increased 25 basis points to 6.79% for the quarter ended March 31, 2007, from 6.54% for the quarter ended March 31, 2006. The increase was attributable to higher rates on Federal Funds sold and the re-pricing of variable rate loans.

Interest Expense. Interest expense for the quarter ended March 31, 2007 increased $209,000 to $584,000 from the quarter ended March 31, 2006. This was attributable to an increase of 97 basis points in the cost of average interest-bearing liabilities to 3.43% for the quarter ended March 31, 2007, from 2.46% for the quarter ended March 31, 2006. First Community Bank operates in a highly competitive market and marketing promotions used to both increase market share and as a deposit retention tool caused an increase in interest expense.

As the rates paid on time deposits increased, customers shifted funds out of lower cost core deposits into higher cost time deposits. Management believes that in a period of rising rates, rate sensitive customers will continue to move funds into time deposits, resulting in a higher cost of funds.

Net Interest and Dividend Income. Net interest and dividend income was $708,000 for the quarter ended March 31, 2007, compared to $757,000 for the quarter ended March 31, 2006. The net yield on average earning assets was 3.72% for the quarter ended March 31, 2007 compared to 4.37% for the quarter ended March 31, 2006. This decrease in net yield was the result of a higher cost of funds tied to the rise in the level of general market interest rates during 2006.

Non-interest Income. Non-interest income increased $51,000 to $134,000 for the quarter ended March 31, 2007, compared to $83,000 for the quarter ended 2006.

Service charges on deposit accounts were essentially unchanged at $27,000 and $28,000 for the quarters ended March 31, 2007 and 2006, respectively.

Other income, consisting of miscellaneous loan fee income, safe deposit fees, loan origination commissions, and gains on the sale of loans, increased to $107,000 for the quarter ended March 31, 2007, from $55,000 for the quarter ended 2006. This increase was attributable to $56,000 in higher loan origination commissions and gains on the sale of loans under First Community Bank’s secondary market mortgage loan program offset, in part, by lower commercial loan prepayment fees.

Non-interest Expense. Non-interest expense for the quarter ended March 31, 2007 was $843,000, compared to $736,000 for 2006. The increase was experienced in salaries and employee benefits, occupancy expense, and data processing expense, which increased by a total of $114,000. These increases were partially offset by a $10,000 decline in other expenses.

The largest component of non-interest expense was salary and benefit costs. For the quarter ended March 31, 2007, this category equaled $484,000 compared to $412,000 for the quarter ended 2006, due primarily to increased staffing levels required to operate the two new branches opened in May and August of 2006. In addition, annual merit increases, higher payroll taxes, and increased employee benefit costs contributed to the rise in salary and benefits costs. Salaries and benefit costs equaled 57.4% of total non-interest expense for the quarter ended March 31, 2007 compared to 56.0% for the quarter ended March 31, 2006.

Occupancy expense for the quarter ended March 31, 2007 increased $32,000, to $90,000, over the $58,000 for 2006, due to operating costs associated with the two branches opened in May and August of 2006. Equipment expense remained relatively unchanged for the quarters ended March 31, 2007 and 2006, at $37,000 and $36,000, respectively.

Data processing costs for the quarter ended March 31, 2007 were up $11,000 when compared to the quarter ended March 31, 2006. The increase resulted from increased costs in contracted services, the addition of the two new branches, as well as from two off-site ATMs located at the Killington Resort.

Other expense consists mainly of corporate insurance, regulatory examination expense, Vermont franchise taxes, professional services and marketing expenses. Such expenses for the quarter ended March 31, 2007 equaled $165,000, compared to $174,000 for the quarter ended March 31, 2006, due primarily to reduced marketing expenses in 2007.

Income Taxes. For the quarter ended March 31, 2007, First Community Bank recorded a tax benefit of $8,000 representing an over accrual of taxes due at December 31, 2006, compared to a provision of $32,000 for the quarter ended March 31, 2006.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

At December 31, 2006, assets totaled $83.3 million, an 11.4% increase from the $74.8 million in total assets at December 31, 2006. Total loans, net of allowance for loan losses, equaled $63.9 million, an increase of $3.1 million from year end 2005. Total investment securities available-for-sale equaled $4.1 million, representing a decrease of $900,000 compared to $5.0 million at December 31, 2005. Total deposits increased to $69.8 million at December 31, 2006, representing an increase of 16.3% over the $60.0 million in total deposits at December 31, 2005. Stockholders’ equity increased $191,000 or 2.4%, to $8.1 million at December 31, 2006.

Loans. Total loans, net of allowance for loan losses, totaled $63.9 million, an increase of $3.1 million from year end 2005. The increase was experienced in commercial loans and residential real estate loans, offset, in part, by decreases in home equity lines of credit.

The following table summarizes total loans outstanding by loan category and amount at December 31, 2006 and December 31, 2005:

	At December 31, 2006	At December 31, 2005
	(In thousands)
Loan Type:
Commercial	$7,298	$6,473
Commercial real estate	30,425	30,266
Residential real estate	20,941	18,278
Consumer	5,919	6,482

	64,583	61,499
Allowance for loan losses	(723)	(716)
Deferred loan costs, net	38	18

Net Loans	$63,898	$60,801

The primary driver of loan growth during 2006 was an increase in residential construction lending, where several large loans were active during the year. Modest portfolio growth was also evident in commercial loans as increased marketing efforts bore fruit.

Investment Securities. At December 31, 2006, the total investment portfolio available-for-sale equaled $4.1 million, representing a decrease of $900,000 compared to $5.0 million at December 31, 2005. The decline resulted from amortization of the mortgage-backed securities held in the portfolio. Funds received were invested in Federal Funds sold and made available to fund future loan growth.

Deposits. Total deposits increased to $69.8 million at December 31, 2006, representing an increase of 16.3% over the $60.0 million in total deposits at December 31, 2005. Time deposits increased $7.0 million to $39.8 million at December 31, 2006 from $32.8 million at December 31, 2005, principally as a result of marketing efforts made to support branch openings in May and August 2006. Non-interest bearing accounts increased $614,000 to $5.1 million at December 31, 2006, from $4.5 million at December 31, 2005, and interest-bearing demand deposits increased $2.4 million to $9.9 million at December 31, 2006 from $7.5 million at December 31, 2005. Growth in these balances was due primarily to the new branch offices mentioned above, along with continued growth in Woodstock, VT market. Money market deposit accounts declined $3.8 million to $7.4 million at December 31, 2006 from $11.2 million at December 31, 2005 as a result of aggressive pricing by local competition and, to a lesser degree, the migration of balances into the First Community Bank’s prime savings account. Total savings accounts increased $3.5 million, to $7.6 million at December 31, 2006 from $4.1 million at December 31, 2005, with much of the growth coming from internal transfers to and marketing of prime savings accounts.

The following table summarizes categories of First Community Bank’s deposits at December 31, 2006 and December 31, 2005:

	At December 31, 2006		At December 31, 2005
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Demand deposits	$5,114	7.3%	$4,500	7.5%
NOW	9,901	14.2%	7,480	12.4%
Money Market	7,352	10.6%	11,158	18.6%
Savings	7,558	10.8%	4,132	6.9%
Time Deposits	39,833	57.1%	32,766	54.6%

TOTAL	$69,758	100.0%	$60,036	100.0%

Borrowed Funds. First Community Bank raises funds through a variety of sources including retail deposits, certificates of deposits, and Federal Home Loan Bank advances. This funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds. In making funding decisions, management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet. At December 31, 2006, Federal Home Loan Bank advances equaled $4.9 million compared to $6.3 million at December 31, 2005, representing a reduction of $1.4 million in long-term advance repayments.

Stockholders’ Equity. Stockholders’ equity at December 31, 2006 and 2005 was $8.1 million and $7.9 million, respectively, which represented 9.7% of total assets at December 31, 2006 and 10.6% at December 31, 2005. The change of $191,000 is comprised of net income of $153,000, $6,000 from the exercise of stock options, and a decrease of $32,000 in other comprehensive loss, the fair value adjustment recorded for the available-for-sale investment securities portfolio.

First Community Bank’s book value per common share at December 31, 2006 increased 2.2% to $6.48 compared to $6.34 at December 31, 2005. This increase in book value per share was due to retained net income and the change in other comprehensive loss noted above. No dividends have ever been paid.

Non-performing Assets. Non-performing assets are defined as loans on non-accrual status and other real estate acquired through foreclosure. As of December 31, 2006 and December 31, 2005, there were no loans classified as non-performing. A loan is placed on non-accrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection) or First Community Bank does not expect the loan to be fully repaid according to the terms of the loan agreement. Interest is not accrued on loans 90 days or more past due, except on certain residential first mortgage loans that contain adequate equity. A non-accrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid or it otherwise becomes well secured. At December 31, 2006 and 2005, First Community Bank did not own or hold any other real estate acquired through foreclosure.

Allowance for Loan Losses and Related Provision. The allowance for loan losses equaled $723,000 at December 31, 2006 or 1.12% of total loans, compared to $716,000 or 1.16% of total loans at December 31, 2005. During the year ended December 31, 2006, a provision of $10,000 was added to the loss reserve, as compared to a provision of $72,000 during the year ended December 31, 2005. During 2006, uncollectible loans in the amount of $2,000 were charged to the allowance for loan losses. There were no losses in 2005.

Comparison of Operating Results for Years Ended December 31, 2006 and 2005

General. Net income was $153,000, or $0.12 per basic share, for the year ended December 31, 2006 compared to $632,000, or $0.51 per basic share, for the year ended December 31, 2005. Net interest and dividend income was $3.0 million for both years ended December 31, 2006 and 2005.

Interest and Dividend Income. Interest and dividend income increased $657,000, or 15.6% to $4.9 million, for the year ended December 31, 2006, compared to $4.2 million for the year ended December 31, 2005. The increase was primarily due to a $2.9 million increase in the average balance of earning assets, enhanced by a 68 basis point increase in the yield on average earning assets, from 6.16% for the year ended December 31, 2005, to 6.84% for the year ended December 31, 2006.

Interest Expense. Interest expense increased $655,000, to $1.9 million for the year ended December 31, 2006, from $1.2 million at year end December 31, 2005. This increase can be attributed to a $3.9 million increase in the volume of average interest-bearing liabilities, to $63.2 million for the year ended December 31, 2006, from $59.3 million for the year ended December 31, 2005. The cost of average interest-bearing liabilities increased 91 basis points, from 2.09% for the year ended December 31, 2005, to 3.00% for the year ended December 31, 2006, primarily due to rate increases in certificates of deposit and prime savings accounts.

Net Interest and Dividend Income. Net interest and dividend income was $3.0 million for both years ended December 31, 2006 and 2005. The net yield on average earning assets decreased slightly to 4.17% for the year ended December 31, 2006, from 4.34% for the year ended December 31, 2005. The decrease in the net yield was the result of interest costs rising faster than interest income.

Non-interest Income. Non-interest income increased $57,000 to $363,000 for the year ended December 31, 2006, compared to $306,000 for the year ended December 31, 2005. The increase was partially attributable to a 10.1% increase in service charges on deposits, to $109,000 for the year ended December 31, 2006, from $99,000 for the year ended December 31, 2005, and a 16.5% increase in loan origination commissions and gains on the sale of loans under First Community Bank’s secondary market mortgage loan program, to $134,000 for the year ended December 31, 2006 from $115,000 for the year ended December 31, 2005. Other income consisting of miscellaneous loan fee income, income from bank owned life insurance, and safe deposit fees increased by $27,000 to $119,000 for the year ended December 31, 2006, up from $92,000 for the year ended December 31, 2005. The increase was due primarily to income earned from Bank owned life insurance polices purchased to offset, in part, the anticipated expense associated with the Bank’s Supplemental Employee Retirement Plan.

Non-interest Expense. Non-interest expense increased 11.2%, or $314,000, to $3.1 million for the year ended December 31, 2006, from $2.8 million for the year ended December 31, 2005. Non-interest expense for 2006 increased in all sectors with the exception of equipment expense which declined due to a reduction in depreciation expense for fully depreciated items.

Salaries and employee benefits for the year ended December 31, 2006 amounted to $1.7 million, compared to $1.5 million for the year ended December 31, 2005, due to additional staffing needed for two new branch offices, increased benefits expense, as well as for customary annual staff salary adjustments. Occupancy expense for the year ended December 31, 2006 increased $58,000 to $283,000, from $225,000 for the year ended December 31, 2005, due to increased building depreciation, overhead and expenses relative to the opening of new branch offices. Equipment expense for the year ended December 31, 2006 amounted to $143,000, compared to $167,000 for the year ended December 31, 2005, due to lower depreciation costs from fully depreciated items. Data processing expense for the year ended December 31, 2006 amounted to $253,000, compared to $227,000 for the year ended December 31, 2005, due to an increase in costs for software and maintenance contracts and the addition of two new offices and two new free-standing ATMs.

Other expense consists mainly of corporate insurance, regulatory examination expense, Vermont franchise tax, professional services, and marketing expenses. These expenses for the year ended December 31, 2006 equaled $726,000, compared to $658,000 for the year ended December 31, 2005, due primarily to increased marketing expenditures made in support of the openings of the two new offices and ATMs mentioned above.

Income Taxes. For the year ended December 31, 2006, First Community Bank recorded a tax provision of $58,000, compared to a $228,000 tax benefit for the year ended December 31, 2005. The effective tax rate was 27.4% for the year ended December 31, 2006. The tax benefit for the year ended December 31, 2005 was partial realization of accumulated tax loss carry-forwards reported in past years.

Liquidity and Capital Resources

Liquidity represents First Community Bank’s ability to generate funds to support asset growth, meet deposit withdrawals, maintain reserve requirements and otherwise operate on an ongoing basis. It is important to maintain an adequate level of liquidity to meet the needs of First Community Bank’s customers and the requirements of creditors. Deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace, thereby reducing the predictability of these sources of funds.

Liquidity needs are primarily met by growing deposits, advances from the Federal Home Loan Bank of Boston, and cash flows from the loan and investment portfolios. First Community Bank maintains a level of cash and short-term cash equivalents which management believes is adequate. At March 31, 2007, cash and cash equivalents equaled $11.7 million, compared to $10.2 million and $4.4 million at December 31, 2006 and 2005, respectively.

Changes in cash and cash equivalents are measured by the three major classifications of cash defined as operating, investing and financing activities.

For the quarter ended March 31, 2007, net cash utilized by operating activities equaled $119,000, consisting of net income adjusted for non-cash charges and the net change in other assets and other liabilities. Net cash provided by investing activities equaled $2.7 million and represented $203,000 in proceeds of maturities of investment securities and $2.5 million of cash received from net loan originations and principal collections, offset by $61,000 of incremental capital expenditures. Net cash used in financing activities equaled $1.1 million and consisted mainly of a $1.7 million decrease in time deposits and a $99,000 repayment of Federal Home Loan Bank advances, offset, in part, by a $776,000 increase in all other deposits.

For the year ended December 31, 2006, net cash provided by operating activities equaled $715,000, consisting of net income adjusted for non-cash charges, a $475,000 decrease in loans held-for-sale, and the net change in other assets and other liabilities. Net cash used in investing activities consumed $3.2 million, consisting of $3.1 million of net loan originations and principal collections and $961,000 of incremental capital expenditures, offset by $851,000 of cash received from proceeds of maturities of investment securities. Net cash provided by financing activities equaled $8.3 million, consisting mainly of a $7.1 million increase in time deposits and a $2.7 million increase in all other deposits, offset in part, by a $1.4 million repayment of long-term advances from the Federal Home Loan Bank of Boston.

For the year ended December 31, 2005, net cash provided by operating activities equaled $244,000, consisting of net income adjusted for non cash charges, a $475,000 increase in loans held-for-sale, and the net change in other assets and other liabilities. Net cash used in investing activities consumed $5.3 million, consisting principally of $1.3 million of cash received from proceeds of maturities of investment securities, offset by the purchase of investment securities in the amount of $2.0 million, $1.5 million of net loan originations and principal collections, the $1.5 million purchase of loan participations, the $1.2 million purchase of insurance policies on the lives of the Bank’s senior management, and $414,000 of incremental capital expenditures. Net cash provided by financing activities equaled $5.8 million, consisting mainly of a $4.8 million increase in time deposits, a $297,000 increase in all other deposits, and a $1.0 million increase long-term advances from Federal Home Loan Bank of Boston, offset in part, by the $374,000 repayment of long-term advances from the Federal Home Loan Bank.

First Community Bank was contractually obligated to make payments as of December 31, 2006 as follows:

	Within 1 Year	After 1 Year But Within 3 Years	After 3 Years But within 5 Years	After 5 Years	Total
	(In thousands)
Lease Obligations
Premises leases	$62	$57	$—	$—	$119
Other operating leases	3	3	—	—	6

Total lease obligations	$65	$60	$—	$—	$125

Borrowings
Federal Home Loan Bank	$2,153	$1,774	$—	$1,000	$4,927

Credit Commitments
Available lines of credit	$9,016	$—	$—	$—	$9,016
Other loan commitments	3,025	—	—	—	3,025
Letters of credit	165	—	—	—	165

Total credit commitments	$12,206	$—	$—	$—	$12,206

TOTAL	$14,424	$1,834	$—	$1,000	$17,258

Capital Adequacy

First Community Bank reviews capital adequacy on an ongoing basis in conjunction with regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base supports growth and expansion and protects against unexpected losses that cannot be covered by current year earnings. Capital is generated through retained earnings and the issuance, from time to time, of common stock.

Regulations of the Federal Deposit Insurance Corporation, (the “FDIC”) require banks to maintain adequate levels of regulatory capital. Under the regulations in effect, First Community Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to average quarterly assets of 4.0 percent and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0 percent and 8.0 percent, respectively. Under its prompt corrective action regulations, the FDIC is required to take certain regulatory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of institutions into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage Tier 1 capital ratio of 5.0 percent; a Tier 2 risk-based capital ratio of at least 6.0 percent; and a total risk-based capital ratio of at least 10.0 percent.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors. Management believes that the Bank meets all capital adequacy requirements to which it is subject.

The following is a summary of First Community Bank’s actual capital accounts and ratios as of March 31, 2007 and December 31, 2006 and 2005, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution.

	Bank Actual		FDIC Requirements
			Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
March 31, 2007
Leverage (Tier I Capital)	$8,196	10.09%	$3,250	4.00%	$4,062	5.00%
Risk-based capital:
Tier I	8,196	12.96%	2,529	4.00%	3,793	6.00%
Tier II	8,920	14.11%	5,058	8.00%	6,322	10.00%

December 31, 2006
Leverage (Tier I Capital)	$8,188	10.27%	$3,190	4.00%	$3,988	5.00%
Risk-based capital:
Tier I	8,188	12.64%	2,591	4.00%	3,887	6.00%
Tier II	8,911	13.76%	5,182	8.00%	6,478	10.00%

December 31, 2005
Leverage (Tier I Capital)	$8,029	10.78%	$2,979	4.00%	$3,724	5.00%
Risk-based capital:
Tier I	8,029	13.62%	2,357	4.00%	3,536	6.00%
Tier II	8,745	14.84%	4,715	8.00%	5,893	10.00%

Off-Balance Sheet Arrangements

In the normal course of meeting the financing needs of its customers, First Community Bank is a party to financial instruments with off-balance sheet risk. These financial instruments, which consist of commitments to originate loans, standby letters of credit, and unadvanced funds on loans, include elements of credit risk in excess of the amount recognized in the consolidated financial statements included in this proxy statement/prospectus. These financial instruments do not have, nor are they reasonably likely to have, a current or future material effect on First Community Bank’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Management of Market Risk

As a financial institution, First Community Bank’s primary market risk is interest rate risk since all transactions are denominated in U.S. dollars with no foreign exchange or changes in commodity price exposure. The primary objective of First Community Bank’s asset/liability management activities is to increase net interest income while undertaking acceptable levels of interest rate risk. The Asset/Liability Committee actively manages interest rate risk by establishing policies to limit its exposure to interest rate risk. These policies require the use of sophisticated risk analysis tools in order to understand, measure, and monitor interest rate risk positions and to ensure compliance with policy guidelines. These policies are reviewed and approved annually by the Board of Directors.

Interest rate risk can be defined either by the effect it has on profits or how it affects the value of capital. Profits are affected by changes in interest rates and net interest income due to the re-pricing characteristics and maturity structure of interest-sensitive assets and liabilities. Changes in the value of capital are measured by calculating the economic value of assets and liabilities under various rate environments. To maintain consistent profit performance and acceptable levels of economic capital in changing interest rate environments, First Community Bank actively monitors and manages the re-pricing characteristics and maturity structure of assets and liabilities within established policy guidelines.

Historically, the most common method of analyzing interest rate risk was to measure the maturity and re-pricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as “Gaps”. A bank is considered liability-sensitive when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets.

However, assets and liabilities with similar re-pricing and maturity characteristics may not re-price at the same time or to the same degree. Although the Gap position does give a measure of the magnitude of risk, it cannot accurately predict the impact of changes in prevailing interest rates on net income.

The following table reflects First Community Bank’s Interest Sensitivity Gap at December 31, 2006:

	90 Days or less	91 to 180 Days	181 to 365 Days	1 to 5 Years	Thereafter	Total
	(Dollars in Thousands)
Assets:
Cash and Due From Banks	$—	$—	$—	$—	$1,501	$1,501
Federal funds sold and Interest bearing deposits	8,715	—	—	—	—	8,715
Investment Securities	969	449	91	3,091	—	4,600
Loans, net	23,463	4,863	4,466	29,832	1,960	64,584
Other Assets	—	—	—	—	3,913	3,913

Total Assets	$33,147	$5,312	$4,557	$32,923	$7,374	$83,313

Liabilities:
Deposits:
Demand deposits	$256	85	170	2,557	2,046	$5,114
NOWs	494	165	330	4,456	4,456	9,901
MMDAs	368	245	490	4,411	1,838	7,352
Savings	272	199	398	4,780	1,909	7,558
Time	11,869	15,226	7,073	5,665	—	39,833
Borrowed Funds	1,099	100	1,953	1,775	—	4,927
Other Liabilities	—	—	—	—	495	495
Stockholders’ Equity	—	—	—	—	8,133	8,133

Total Liabilities and Stockholders’ Equity	$14,358	$16,020	$10,414	$23,644	$18,877	$83,313

Period Gap	$18,789	$(10,708)	$(5,857)	$9,279	$(11,503)	$—

Cumulative gap	$18,789	$8,081	$2,224	$11,503	$—	$—

Cumulative gap to total assets	22.6%	9.7%	2.7%	13.8%	0.0%	0.0%

First Community Bank believes that the simulation of net interest income and the economic value of capital over varying interest rate cycles provides a more meaningful measure of interest rate risk.

First Community Bank uses simulation modeling techniques to analyze the sensitivity of net interest income and the value of capital to movements in interest rates. First Community Bank projects net interest income based on a flat rate scenario (base case) and then against varying rate scenarios over a rolling twelve-month time period. First Community Bank’s modeling assumptions include contractual maturity and re-pricing characteristics of rate-sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds and other imbedded options of certain assets and liabilities.

Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.

Based on First Community Bank’s modeling results, an immediate, parallel shift in interest rates, up or down 200 basis points over a one year time horizon may reduce net interest income by approximately $309,000, or 10.0%, or increase net interest income by approximately $300,000, or 9.7%, respectively. If rates rise, an immediate and permanent change of 200 basis points results in a 0.6% reduction in the value of capital. If rates fall, an immediate and permanent change of 200 basis points results in a 3.7% decrease in the value of capital. At December 31, 2006, test results were acceptable under First Community Bank’s policy guidelines. First Community Bank cannot provide any assurance about the actual effect of changes in interest rates on net interest income or the value of capital.

The income simulation analysis was based upon a variety of assumptions. These assumptions include but are not limited to balance sheet growth, asset mix, prepayment speeds, the timing and level of interest rates, and the shape of the yield curve. As market conditions vary from the assumptions in the income simulation analysis, actual results will differ. As a result, the income simulation analysis does not serve as a forecast of net interest income, nor do the calculations represent any actions that management may undertake in response to changes in interest rates.

The Board of Directors

First Community Bank

Woodstock, Vermont

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying balance sheets of First Community Bank as of December 31, 2006 and 2005 and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Community Bank as of December 31, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

April 20, 2007

FIRST COMMUNITY BANK

BALANCE SHEETS

	March 31, 2007	December 31,
		2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$1,114,425	$1,500,502	$1,763,307
Federal funds sold and Federal Home Loan Bank overnight deposits	10,474,000	8,601,000	2,448,000
Interest-bearing deposits	113,084	114,477	147,155

Cash and cash equivalents	11,701,509	10,215,979	4,358,462
Investments in available-for-sale securities (at fair value)	3,948,545	4,148,394	4,974,668
Federal Home Loan Bank Stock, at cost	367,700	367,700	367,700
Loans, net	61,364,958	63,898,346	60,800,781
Loans held for sale	—	—	475,000
Premises and equipment	2,570,941	2,560,995	1,763,437
Accrued interest receivable	313,098	282,334	259,502
Cash surrender value of life insurance policies	1,278,192	1,266,013	1,215,928
Other assets	615,756	573,212	544,717

Total assets	$82,160,699	$83,312,973	$74,760,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$4,610,374	$5,113,623	$4,500,044
Interest bearing	64,175,015	64,644,522	55,536,182

Total deposits	68,785,389	69,758,145	60,036,226
Federal Home Loan Bank advances	4,827,506	4,926,914	6,314,885
Other liabilities	400,597	494,797	467,457

Total liabilities	74,013,492	75,179,856	66,818,568

Stockholders’ equity:
Class A common stock, par value $1.00 per share; authorized 2,650,000 shares; issued and outstanding 1,168,843 shares as of March 31, 2007 (unaudited), 1,168,693 shares in 2006 and 1,130,188 shares in 2005	1,168,843	1,168,693	1,130,188
Class B common stock, par value $1.00 per share; authorized 123,310 shares; issued and outstanding 85,655 shares as of March 31, 2007 (unaudited), 85,655 shares in 2006 and 123,310 shares in 2005	85,655	85,655	123,310
Paid-in capital	7,419,007	7,418,182	7,412,418
Accumulated deficit	(476,824)	(483,955)	(636,839)
Accumulated other comprehensive loss	(49,474)	(55,458)	(87,450)

Total stockholders’ equity	8,147,207	8,133,117	7,941,627

Total liabilities and stockholders’ equity	$82,160,699	$83,312,973	$74,760,195

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK

STATEMENTS OF INCOME

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$1,129,432	$1,041,391	$4,487,848	$3,971,818
Interest and dividends on securities	48,752	53,642	205,452	143,209
Other interest	113,687	36,750	171,807	93,231

Total interest and dividend income	1,291,871	1,131,783	4,865,107	4,208,258

Interest expense:
Interest on deposits	539,571	318,720	1,691,197	1,033,505
Interest on Federal Home Loan Bank advances and other borrowed funds	44,538	56,274	205,734	208,203

Total interest expense	584,109	374,994	1,896,931	1,241,708

Net interest and dividend income	707,762	756,789	2,968,176	2,966,550
Provision for loan losses	—	—	10,000	72,000

Net interest and dividend income after provision for loan losses	707,762	756,789	2,958,176	2,894,550

Non-interest income:
Service charges on deposit accounts	26,803	28,480	109,388	99,390
Loan commissions	77,425	17,648	102,317	83,872
Gain on sales of loans, net	4,223	8,261	31,514	31,142
Other income	25,453	28,812	119,463	91,709

Total non-interest income	133,904	83,201	362,682	306,113

Non-interest expense:
Salaries and employee benefits	484,024	412,216	1,704,767	1,519,221
Occupancy expense	90,276	58,179	282,749	224,766
Equipment expense	36,933	35,546	143,114	167,151
Data processing expense	66,675	56,293	253,480	226,728
Other expense	164,593	174,001	726,164	657,977

Total non-interest expense	842,501	736,235	3,110,274	2,795,843

(Loss) income before income tax
(benefit) expense	(835)	103,755	210,584	404,820
Income tax (benefit) expense	(7,966)	31,800	57,700	(227,633)

Net income	$7,131	$71,955	$152,884	$632,453

Basic earnings per common share	$.01	$.06	$.12	$.51

Earnings per common share, assuming dilution	$.01	$.06	$.12	$.50

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three Months Ended March 31, 2007 (unaudited) and the Years Ended December 31, 2006 and 2005

	Class A Common Stock	Class B Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2004	$1,123,588	$123,310	$7,376,118	$(1,269,292)	$(62,700)	$7,291,024
Comprehensive income:
Net income				632,453
Change in net unrealized holding loss on available-for-sale securities, net of tax effect					(24,750)
Comprehensive income						607,703
Sale of 6,600 shares of common stock on exercise of stock options	6,600		36,300			42,900

Balance, December 31, 2005	1,130,188	123,310	7,412,418	(636,839)	(87,450)	7,941,627
Exchange of Class B common stock for Class A common stock	37,655	(37,655)
Comprehensive income:
Net income				152,884
Change in net unrealized holding loss on available-for-sale securities, net of tax effect					31,992
Comprehensive income						184,876
Stock-based compensation			634			634
Sale of 850 shares of common stock on exercise of stock options	850		5,130			5,980

Balance, December 31, 2006	1,168,693	85,655	7,418,182	(483,955)	(55,458)	8,133,117
Comprehensive income:
Net income				7,131
Change in net unrealized holding loss on available-for-sale securities, net of tax effect					5,984
Comprehensive income						13,115
Sale of 150 shares of common stock on exercise of stock options	150		825			975

Balance, March 31, 2007 (unaudited)	$1,168,843	$85,655	$7,419,007	$(476,824)	$(49,474)	$8,147,207

Reclassification disclosure:

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Net unrealized holding gains (losses) on available-for-sale securities	$9,066	$(12,800)	$48,472	$(37,500)

Other comprehensive income (loss) before income tax effect	9,066	(12,800)	48,472	(37,500)
Income tax (expense) benefit	(3,082)	4,350	(16,480)	12,750

Other comprehensive income (loss), net of tax	$5,984	$(8,450)	$31,992	$(24,750)

Accumulated other comprehensive loss as of March 31, 2007 (unaudited) and December 31, 2006 and 2005 consists of net unrealized holding losses on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Cash flows from operating activities:
Net income	$7,131	$71,955	$152,884	$632,453
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization, net of accretion of securities	6,200	5,407	23,722	29,384
Provision for loan losses	—	—	10,000	72,000
Net change in deferred loan costs, net	(596)	(6,207)	(20,140)	(3,419)
Decrease (increase) in loans held-for-sale	—	475,000	475,000	(475,000)
Depreciation and amortization	50,812	39,339	163,236	181,069
Write-off of leasehold improvements	—	—	—	26,110
Increase in accrued interest receivable	(30,764)	(11,781)	(22,832)	(36,452)
Increase in cash surrender value of life insurance policies	(12,179)	(12,710)	(50,085)	(15,928)
Increase in other assets	(45,626)	(90,687)	(40,083)	(38,580)
Deferred tax expense (benefit)	—	—	42,811	(229,284)
(Decrease) increase in accrued interest payable and other liabilities	(94,200)	(117,179)	29,248	102,068
Stock-based compensation	—	—	634	—
Increase in prepaid taxes	—	—	(47,703)	—
Increase (decrease) in accrued taxes	—	28,800	(1,908)	—

Net cash (used in) provided by operating activities	(119,222)	381,937	714,784	244,421

Cash flows from investing activities:
Purchases of available-for-sale securities	—	—	—	(1,995,960)
Proceeds from maturities of available-for-sale securities	202,715	236,670	851,024	1,339,506
Purchases of Federal Home Loan Bank stock	—	—	—	(28,200)
Loan originations and principal collections, net	2,533,284	(53,620)	(3,087,425)	(1,520,761)
Purchases of loans	—	—	—	(1,498,828)
Recoveries of loans previously charged off	700	—	—	—
Capital expenditures	(60,758)	(397,195)	(960,794)	(413,981)
Purchase of life insurance policies	—	—	—	(1,200,000)

Net cash provided by (used in) investing activities	2,675,941	(214,145)	(3,197,195)	(5,318,224)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW and savings accounts	776,263	(81,485)	2,654,611	297,172
Net (decrease) increase in time deposits	(1,749,019)	(1,970,031)	7,067,308	4,827,386
Long-term advances from Federal Home Loan Bank	—	—	—	1,000,000
Payments on long-term Federal Home Loan
Bank advances	(99,408)	(95,824)	(1,387,971)	(373,791)
Proceeds from exercise of stock options	975	650	5,980	42,900

Net cash (used in) provided by financing activities	(1,071,189)	(2,146,690)	8,339,928	5,793,667

Net increase (decrease) in cash and cash equivalents	1,485,530	(1,978,898)	5,857,517	719,864
Cash and cash equivalents at beginning of period	10,215,979	4,358,462	4,358,462	3,638,598

Cash and cash equivalents at end of period	$11,701,509	$2,379,564	$10,215,979	$4,358,462

FIRST COMMUNITY BANK

STATEMENTS OF CASH FLOWS

(continued)

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Supplemental disclosures:
Interest paid	$573,003	$413,522	$1,932,708	$1,236,648
Income taxes (received) paid	(7,966)	3,000	64,500	—

The accompanying notes are an integral part of these financial statements.

FIRST COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2007 and 2006 (unaudited) and Years Ended December 31, 2006 and 2005

NOTE 1—NATURE OF OPERATIONS

First Community Bank (the Bank) is a Vermont-chartered commercial bank offering a broad range of banking services. The Bank began operations in Woodstock, Vermont in January 1989 and has expanded to the Rutland and Killington Vermont communities. The Bank currently serves its customers from two locations in Woodstock, including a drive-up branch added in 2001; from two full service offices in Rutland opened in early 2003 and 2006; and from a full service branch opened in Killington in 2006. The Bank accepts deposits and invests the funds in commercial, residential and consumer loans, as well as in money market instruments and U.S. government and government agency debt securities.

NOTE 2—ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The financial statements of the Bank were prepared using the accrual basis of accounting. The significant accounting policies of the Bank are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The data presented for the three months ended March 31, 2007 and 2006 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2007.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, federal funds sold, Federal Home Loan Bank overnight deposits and interest-bearing deposits.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Bank classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. Security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•

Held-to-maturity securities are measured at amortized cost in the balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the financial statements.

•

Available-for-sale securities are carried at fair value on the balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

•	Trading securities are carried at fair value on the balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual life of the related loans.

Residential real estate loans are generally placed on non-accrual when reaching 90 days past due or in the process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on non-accrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on non-accrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on non-accrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans (as defined below under ALLOWANCE FOR LOAN LOSSES) are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

IMPAIRMENT OF LONG-LIVED ASSETS:

The Bank reviews the carrying value of premises and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (SFAS) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

ADVERTISING:

The Bank directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

STOCK-BASED COMPENSATION:

At March 31, 2007 (unaudited) and December 31, 2006, the Bank has two stock-based employee compensation plans which are described more fully in Note 10. The Bank accounts for these plans under SFAS No. 123(R) “Share-based payment.” During the year ended December 31, 2006, $634 in stock-based employee compensation was recognized. Prior to January 1, 2006, the Bank accounted for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost was reflected in net income, as all options granted under these plans prior to January 1, 2006 had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” to stock-based employee compensation for the year ended December 31, 2005.

Net income, as reported	$632,453
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(23,198)

Pro forma net income	$609,255

Earnings per share:
Basic—as reported	$.51
Basic—pro forma	$.49
Diluted—as reported	$.50
Diluted—pro forma	$.48

RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS No. 133. The statement is effective as of January 1, 2007. The adoption of SFAS 155 is not expected to have a material impact on the Bank’s financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140” (SFAS 156). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The Bank does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Bank’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The Bank does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective at the beginning of the Bank’s fiscal year beginning January 1, 2008, and early application may be elected in certain circumstances. The Bank does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Investments in available-for-sale securities have been classified in the balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2007 (unaudited):
Mortgage-backed securities	$2,023,507	$—	$64,332	$1,959,175
U.S. government agency securities	2,000,000	—	10,630	1,989,370

	$4,023,507	$—	$74,962	$3,948,545

December 31, 2006:
Mortgage-backed securities	$2,232,422	$206	$68,924	$2,163,704
U.S. government agency securities	2,000,000	—	15,310	1,984,690

	$4,232,422	$206	$84,234	$4,148,394

December 31, 2005:
Mortgage-backed securities	$3,109,772	$—	$121,674	$2,988,098
U.S. government agency securities	1,997,396	—	10,826	1,986,570

	$5,107,168	$—	$132,500	$4,974,668

The scheduled maturities of debt securities were as follows:

	March 31, 2007	December 31, 2006
	Fair Value	Fair Value
	(unaudited)
Due after one year through five years	$1,989,370	$1,984,690
Mortgage-backed securities	1,959,175	2,163,704

	$3,948,545	$4,148,394

There were no sales of available-for-sale securities for the three months ended March 31, 2007 and 2006 (unaudited) and the years ended December 31, 2006 and 2005.

As of March 31, 2007 (unaudited) and December 31, 2006 and 2005, securities with carrying amounts totaling $3,948,545, $4,148,394 and $4,974,668, respectively, were pledged to secure borrowings from the Federal Home Loan Bank.

There were no securities of issuers with an amortized cost basis and fair value which exceeded 10% of stockholders’ equity as of March 31, 2007 (unaudited) and December 31, 2006.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2007 (unaudited):
Mortgage-backed securities	$—	$—	$1,959,175	$64,332	$1,959,175	$64,332
U.S. government agency securities	—	—	1,989,370	10,630	1,989,370	10,630

Total temporarily impaired securities	$—	$—	$3,948,545	$74,962	$3,948,545	$74,962

December 31, 2006:
Mortgage-backed securities	$—	$—	$1,753,294	$68,924	$1,753,294	$68,924
U.S. government agency securities	—	—	1,984,690	15,310	1,984,690	15,310

Total temporarily impaired securities	$—	$—	$3,737,984	$84,234	$3,737,984	$84,234

The above securities have unrealized losses at March 31, 2007 (unaudited) and December 31, 2006 that are attributable to changes in market interest rates since the Bank acquired the securities. The unrealized losses on those securities are considered to be temporary because the securities are either guaranteed or issued by government corporations and agencies with strong credit ratings. The principal is not at risk at this point. As management has the ability to hold these debt securities until maturity, or for the foreseeable future, no declines are deemed to be other than temporary.

NOTE 4—LOANS

Loans consisted of the following:

		December 31,
	March 31, 2007	2006	2005
	(unaudited)
Commercial	$6,320,944	$7,298,384	$6,473,154
Commercial real estate	31,290,426	30,424,606	30,266,092
Residential real estate	18,703,415	20,941,134	18,278,041
Consumer	5,735,408	5,919,353	6,481,263

	62,050,193	64,583,477	61,498,550
Deferred loan costs, net	38,822	38,226	18,086
Allowance for loan losses	(724,057)	(723,357)	(715,855)

Net loans	$61,364,958	$63,898,346	$60,800,781

Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during the three months ended March 31, 2007. Total loans to such persons and their companies amounted to $1,245,940 (unaudited) as of March 31, 2007. During the three months ended March 31, 2007, principal payments totaled $101,445 (unaudited) and principal advances amounted to $107,326 (unaudited).

Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 2006. Total loans to such persons and their companies amounted to $1,322,384 as of December 31, 2006. During 2006, principal payments totaled $312,053 and principal advances amounted to $452,326.

Changes in the allowance for loan losses were as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Balance at beginning of period	$723,357	$715,855	$715,855	$643,855
Provision for loan losses	—	—	10,000	72,000
Recoveries	700	—	—	—
Loans charged-off	—	—	(2,498)	—

Balance at end of period	$724,057	$715,855	$723,357	$715,855

There were no non-accrual loans and accruing loans 90 days or more overdue as of March 31, 2007 (unaudited), December 31, 2006 and 2005.

As of March 31, 2007 (unaudited) and December 31, 2006 and 2005, there were no loans outstanding that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. During the three month period ended March 31, 2007 (unaudited), there were no loans that met the definition of an impaired loan. During the year ended December 31, 2006, the average recorded investment in impaired loans was $38,233 and the related amount of interest income recognized during the time that the loans were impaired was $3,649 all on a cash basis. As of December 31, 2005, and during the year then ended, there were no loans that met the definition of an impaired loan.

NOTE 5—PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

		December 31,
	March 31, 2007	2006	2005
	(unaudited)
Land	$408,956	$408,956	$308,956
Building	1,441,680	1,441,680	637,409
Building improvements	645,712	642,912	528,000
Vehicles	63,450	63,450	63,450
Furniture and equipment	1,061,178	1,008,365	907,458
Construction in process	44,959	39,814	360,520

	3,665,935	3,605,177	2,805,793
Accumulated depreciation and amortization	(1,094,994)	(1,044,182)	(1,042,356)

	$2,570,941	$2,560,995	$1,763,437

NOTE 6—DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of March 31, 2007 and December 31, 2006 and 2005 was $13,385,444 (unaudited), $13,344,503 and $10,272,148, respectively.

For time deposits as of March 31, 2007, the scheduled maturities for each of the following five years ended March 31 are as follows:

(unaudited)
2008	$33,880,625
2009	2,990,652
2010	653,487
2011	485,504
2012	74,495

$38,084,763

For time deposits as of December 31, 2006, the scheduled maturities for each of the following five years are as follows:

2007	$34,168,323
2008	4,518,128
2009	481,103
2010	578,843
2011	87,385

$39,833,782

Deposits from related parties held by the Bank as of March 31, 2007 and December 31, 2006 and 2005 amounted to $2,544,595 (unaudited), $3,213,575 and $1,552,644, respectively.

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

As of March 31, 2007, there were outstanding advances with maturities during the fiscal years ended March 31 as follows:

(unaudited)
2008	$2,156,193
2009	1,421,946
2010	249,367
2015	1,000,000

$4,827,506

As of December 31, 2006, there were outstanding advances with maturities as follows:

2007	$2,152,535
2008	1,418,064
2009	356,315
2015	1,000,000

$4,926,914

Amortizing advances are being repaid monthly and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of certain unencumbered investment securities, loans with first mortgages secured by one to four family properties, and other qualified assets.

At March 31, 2007 and December 31, 2006, the interest rates on FHLB advances ranged from 3.50% to 4.13% (unaudited) and 3.36% to 4.13%, respectively. At March 31, 2007 and December 31, 2006, the weighted average interest rate on FHLB advances was 3.67% (unaudited) and 3.67%, respectively.

As of March 31, 2007, the Bank has a $1,000,000 (unaudited) Knock-out Advance with a Strike Rate. If the three month LIBOR equals or exceeds the Strike Rate on the next strike date (and quarterly thereafter), the FHLB will require that this borrowing become due immediately upon the Strike Date as defined in the contract. As of March 31, 2007, the three month LIBOR was 5.34% (unaudited). The Knock-out advance outstanding as of March 31, 2007 is as follows (unaudited):

Next Strike Date	Amount	Current Rate	Strike Rate	Maturity Date
June 1, 2007	$1,000,000	4.13%	6.75%	September 1, 2015

As of December 31, 2006, the Bank has a $1,000,000 Knock-out Advance with a Strike Rate. If the three month LIBOR equals or exceeds the Strike Rate on the next strike date (and quarterly thereafter), the FHLB will require that this borrowing become due immediately upon the Strike Date as defined in the contract. As of December 31, 2006, the three month LIBOR was 5.36%. The Knock-out advance outstanding as of December 31, 2006 is as follows:

Next Strike Date	Amount	Current Rate	Strike Rate	Maturity Date
March 1, 2007	$1,000,000	4.13%	6.75%	September 1, 2015

NOTE 8—INCOME TAX (BENEFIT) EXPENSE

The components of income tax (benefit) expense are as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Current federal taxes	$(7,966)	$30,800	$41,569	$177,602
Current state taxes	—	1,000	1,000	1,651
Deferred federal taxes	—	27,680	42,811	133,831
Change in valuation allowance	—	—	—	(363,115)
Benefit of operating loss carryforward	—	(27,680)	(27,680)	(177,602)

Total income tax (benefit) expense	$(7,966)	$31,800	$57,700	$(227,633)

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
	% of	%of	%of	% of
	Income	Income	Income	Income
Federal income tax (benefit) expense at statutory rate	(34.0)%	34.0%	34.0%	34.0%
Change in valuation allowance	—	—	—	(89.7)
Tax exempt income	(484.3)	(4.2)	(8.1)	(1.3)
Other, net	(435.7)	.8	1.5	.8

Effective tax rates	(954.0)%	30.6%	27.4%	(56.2)%

The Bank had gross deferred tax assets and a gross deferred tax liability as follows:

		December 31,
	March 31, 2007	2006	2005
	(unaudited)
Deferred tax assets:
Accelerated depreciation	$—	$—	$17,133
Allowance for loan losses	217,830	217,830	214,431
Deferred compensation	23,989	23,989	6,627
Contribution carryover	—	—	3,413
Federal net operating loss carry forward	—	—	27,680
Net unrealized holding loss on available-for-sale securities	25,488	28,570	45,050

Gross deferred tax asset	267,307	270,389	314,334

Deferred tax liability:
Accelerated depreciation	(15,346)	(15,346)	—

Gross deferred tax liability	(15,346)	(15,346)	—

Net deferred tax asset	$251,961	$255,043	$314,334

A valuation allowance is provided when it is more likely than not that some portion of the gross deferred tax asset will not be realized. As of March 31, 2007 (unaudited) and December 31, 2006 and 2005, management has determined that a valuation allowance is not required.

NOTE 9—DEFINED CONTRIBUTION PLAN

The Bank sponsors a 401(k) plan (the Plan) whereby each employee attaining the age of 21 and having completed six months of full time service, defined as 1,000 hours or more per year are eligible to participate in the Plan. Employees may contribute a percentage of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 50 percent of the first 6 percent of an employee’s compensation contributed to the Plan. Employees are 100% vested in their own contributions to the Plan and become fully vested in any Bank contributions to the Plan after six years of service. For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, contribution expense attributable to the Plan amounted to $7,727 (unaudited), $24,318 and $20,977, respectively.

NOTE 10—STOCK COMPENSATION PLANS

The Bank offers an incentive stock option plan entitled 1998 Stock Incentive Plan (the Plan) to reward directors and employees for past performance and to encourage them to continue their association with the Bank. The Plan provides favorable opportunities for directors and employees to participate in the ownership and future growth of the Bank through the granting of Class A stock options with varying vesting schedules at a share value determined at the date of grant. The total number of shares that may be subject to stock options under the Plan is 200,000 shares of the Bank’s Class A common stock. Under the Plan, the Executive Committee may also grant stock appreciation rights either separately or in connection with options and may make outright grants or awards of shares of common stock. Incentive stock options must be granted with an exercise price equal to at least one hundred percent of the fair market value of the stock at grant date. No options or other rights under the Plan may be granted after the close of business on June 30, 2008. If and when exercised, vested stock options could dilute both the book value and earnings of each share outstanding.

In 2004, the Bank adopted the First Community Bank 2004 Stock Incentive Plan (“2004 Plan”). Under the terms of the 2004 Plan, the Bank can grant options to purchase up to 100,000 shares of the Bank’s Class A common stock to employees and Directors. No option may be exercised after 10 years from the date it is granted, and stock appreciation rights and stock grants may also be issued. Incentive stock options must be granted with an exercise price equal to at least one hundred percent of the fair market value of the stock at grant date.

A summary of the status of the Bank’s stock option plans as of the dates indicated and changes during the periods then ended is presented below:

			December 31,
	March 31, 2007		2006		2005
	(unaudited)
Fixed Options	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of period	193,250	$6.35	193,950	$6.35	194,450	$6.35
Granted	450	6.50	450	6.50	6,250	6.50
Exercised	(150)	6.50	(850)	7.04	(6,600)	6.50
Forfeited	—		(300)	6.50	(150)	6.50

Outstanding at end of period	193,550	6.35	193,250	6.35	193,950	6.35

Options exercisable at period-end	193,050	$6.35	192,950	$6.35	193,950	$6.35
Weighted-average fair value of options granted during the period	$2.40		$2.58		$2.31

The following table summarizes information about fixed stock options outstanding as of March 31, 2007:

Options Outstanding (unaudited)			Options Exercisable (unaudited)
Number Outstanding as of 3/31/07	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable as of 3/31/07	Weighted-Average Exercise Price
58,200	2.09 years	$6.00	58,200	$6.00
135,350	4.68 years	6.50	134,850	6.50

193,550	3.90 years	6.35	193,050	6.35

The following table summarizes information about fixed stock options outstanding as of December 31, 2006:

Options Outstanding			Options Exercisable
Number Outstanding as of 12/31/06	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable as of 12/31/06	Weighted-Average Exercise Price
58,200	2.34 years	$6.00	58,200	$6.00
135,050	4.91 years	6.50	134,750	6.50

193,250	4.14 years	6.35	192,950	6.35

As of March 31, 2007 and December 31, 2006, there was $1,607 (unaudited) and $527 of total unrecognized compensation cost related to non-vested share-based arrangements granted under the Plans. That cost is expected to be recognized over a weighted average period of 1.7 years. Upon a change in control, as defined in the Plans, unrecognized compensation cost will be recognized and all outstanding options will become fully vested. The total value of shares that vested during the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005 was $543 (unaudited), $634 and $23,198, respectively.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants under the stock option plans:

		December 31,
	March 31, 2007	2006	2005
Risk-free interest rate	4.66%	5.11%	4.46%
Expected dividend yields	N/A	N/A	N/A
Expected lives	10 years	10 years	10 years
Expected volatility	0%	0%	0%

NOTE 11—FINANCIAL INSTRUMENTS

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of March 31, 2007 and December 31, 2006 and 2005, the maximum potential amount of the Bank’s obligation was $165,000 (unaudited), $165,000 and $41,000, respectively, for financial and standby letters of credit. The Bank’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Bank may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows:

		December 31,
	March 31, 2007	2006	2005
	(unaudited)
Commitments to originate loans	$8,156,500	$3,025,000	$1,084,000
Standby letters of credit	165,000	165,000	41,000
Unadvanced portions of construction loans	2,288,691	1,839,853	2,578,847
Unused lines of credit	6,421,608	7,176,279	6,166,636

	$17,031,799	$12,206,132	$9,870,483

NOTE 12—COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is the lessee under certain noncancellable operating leases for bank premises with terms expiring between September 2008 and March 2009. The following is a schedule by year of future minimum rental payments required under all lease agreements.

Year Ended March 31,	(unaudited)
2008	$62,904
2009	41,052

Total	$103,956

Year Ended December 31,
2007	$62,304
2008	52,578
2009	4,200

Total	$119,082

Total rental expense amounted to $15,725 (unaudited), $13,232 (unaudited), $61,144 and $47,799 for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005, respectively. Included in the above amounts is a lease for buildings from a company owned by a director of the Bank. The lease, which was originated in August of 2002 and expires on September 30, 2008, adjusts based on the consumer price index; the final adjustment date was January 1, 2006. The lease also states that the Bank has the option to extend the term of the lease for four additional terms of six years each. Expense related to this lease amounted to $12,125 (unaudited), $12,125 (unaudited), $48,499 and $44,400 for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005, respectively.

NOTE 13—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank’s business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the state of Vermont.

NOTE 14—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines, and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of March 31, 2007 (unaudited) and December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2007 (unaudited) and December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollar amounts in thousands)
As of March 31, 2007 (unaudited):
Total Capital (to Risk-Weighted Assets)	$8,920	14.11%	$5,058	≥	8.0%	$6,322	≥	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	8,196	12.96	2,529	≥	4.0	3,793	≥	6.0
Tier 1 Capital (to Average Assets)	8,196	10.09	3,250	≥	4.0	4,062	≥	5.0

As of December 31, 2006:
Total Capital (to Risk-Weighted Assets)	8,911	13.76	5,182	≥	8.0	6,478	≥	10.0
Tier 1 Capital (to Risk-Weighted Assets)	8,188	12.64	2,591	≥	4.0	3,887	≥	6.0
Tier 1 Capital (to Average Assets)	8,188	10.27	3,190	≥	4.0	3,988	≥	5.0

As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)	8,745	14.84	4,715	≥	8.0	5,893	≥	10.0
Tier 1 Capital (to Risk-Weighted Assets)	8,029	13.62	2,357	≥	4.0	3,536	≥	6.0
Tier 1 Capital (to Average Assets)	8,029	10.78	2,979	≥	4.0	3,724	≥	5.0

NOTE 15—CAPITAL STOCK

Holders of Class B common stock are not entitled to vote their Class B common stock. In all other respects Class A and Class B common stock are identical.

The non-voting Class B common stock is convertible into shares of the voting Class A common stock, on a share for share basis, at such time as the holder of such Class B common stock has complied with the approval provisions of the Vermont Interstate Banking Act, or amendments to such Act permit voting rights in excess of 5 percent of the issued and outstanding voting stock of the Bank.

NOTE 16—EARNINGS PER SHARE

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Three months ended March 31, 2007 (unaudited)
Basic earnings per share
Net income and income available to common stockholders	$7,131	1,254,348	$0.01
Effect of dilutive securities, options	—	4,477

Diluted earnings per share
Income available to common stockholders and assumed conversions	$7,131	1,258,825	$0.01

Three months ended March 31, 2006 (unaudited)
Basic earnings per share
Net income and income available to common stockholders	$71,955	1,253,581	$0.06
Effect of dilutive securities, options	—	4,477

Diluted earnings per share
Income available to common stockholders and assumed conversions	$71,955	1,258,058	$0.06

Year ended December 31, 2006
Basic earnings per share
Net income and income available to common stockholders	$152,884	1,253,610	$0.12
Effect of dilutive securities, options	—	4,477

Diluted earnings per share
Income available to common stockholders and assumed conversions	$152,884	1,258,087	$0.12

Year ended December 31, 2005
Basic earnings per share
Net income and income available to common stockholders	$632,453	1,249,283	$0.51
Effect of dilutive securities, options	—	4,477

Diluted earnings per share
Income available to common stockholders and assumed conversions	$632,453	1,253,760	$0.50

NOTE 17—CHANGE-IN-CONTROL

The Bank entered into employment agreements with its President and its two Senior Vice Presidents. Each employment agreement provides that in the event of a change in control of the Bank during the term of the employment agreement, the Executive, if his responsibilities and authority change as a result, will be entitled to a severance payment. Severance payments will be equal to two year’s base salary for the President and one year’s base salary for the Senior Vice Presidents.

NOTE 18—RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

NOTE 19—MERGER AGREEMENT

On April 16, 2007, the Bank entered into an Agreement and Plan of Merger (“Merger Agreement”) under which the Bank is to be acquired by New Hampshire Thrift Bancshares, Inc. (“NHTB”). The agreement provides for the merger of the Bank with and into NHTB’s subsidiary Bank, Lake Sunapee Bank, fsb.

The terms of the Merger Agreement call for each outstanding share of First Community Bank common stock to be converted into the right to receive $12.00 in cash or 0.7477 shares of NHTB common stock. First Community shareholders will have the right to elect either cash or stock with the constraint that the overall transaction must be consummated with 80% of the First Community shares being exchanged for NHTB stock and 20% being exchanged for cash. If there is an imbalance in elections, there will be a proration of proceeds to achieve the 80/20 split.

The Merger agreement has been approved by the Boards of Directors of both NHTB and First Community Bank. The transaction is subject to approval by the shareholders of First Community Bank, as well as customary regulatory approvals and notifications including the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Vermont Department of Banking, Insurance, Securities and Health Care Administration. The transaction is expected to close early in the fourth quarter of 2007.

APPENDIX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For The Quarter Ended March 31, 2007

Commission File Number 0-17859

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	02-0430695
(State of Incorporation)	(IRS Employer I.D. Number)

9 Main St., PO Box 9, Newport, NH	03773
(Address of principal executive offices)	(Zip Code)

603-863-0886

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares outstanding of the issuer’s common stock, $.01 par value per share, as of May 4, 2007, was 4,060,878.

E-i

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

E-ii

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2007 AND DECEMBER 31, 2006

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash and due from banks	$13,536,761	$17,146,780
Federal Home Loan Bank overnight deposit	11,700,000	17,800,000

Cash and cash equivalents	25,236,761	34,946,780
Securities available-for-sale	84,489,858	91,522,303
Federal Home Loan Bank stock	6,781,100	7,540,600
Loans held-for-sale	1,328,400	1,770,500
Loans receivable, net	493,097,068	492,711,797
Accrued interest receivable	2,302,033	2,381,693
Premises and equipment, net	13,378,730	12,830,316
Investments in real estate	3,217,974	3,236,784
Goodwill	12,140,016	12,140,016
Investment in partially owned Charter Holding Corp., at equity	3,193,177	3,140,320
Other assets	9,425,126	9,809,921

Total assets	$654,590,243	$672,031,030

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Checking accounts (noninterest-bearing)	$33,549,921	$38,663,553
Savings and interest-bearing checking accounts	235,640,018	241,772,835
Time deposits	200,709,124	185,069,432

Total deposits	469,899,063	465,505,820
Securities sold under agreements to repurchase	9,241,154	8,881,864
Federal Home Loan Bank advances	100,000,000	120,000,000
Subordinated debentures	20,620,000	20,620,000
Accrued expenses and other liabilities	7,761,374	8,613,940

Total liabilities	607,521,591	623,621,624

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value per share: 2,500,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value per share: 10,000,000 shares authorized, 4,329,190 issued and 4,060,878 shares outstanding at March 31, 2007, and 10,000,000 authorized, 4,293,580 issued, and 4,180,080 shares outstanding at December 31, 2006	43,292	42,936
Paid-in capital	18,172,551	17,930,597
Retained earnings	34,422,928	33,941,729
Accumulated other comprehensive loss	(1,451,837)	(1,707,556)
Treasury Stock, 268,312 shares at March 31, 2007 and 113,500 shares as of December 31, 2006	(4,118,282)	(1,798,300)

Total shareholders’ equity	47,068,652	48,409,406

Total liabilities and shareholders’ equity	$654,590,243	$672,031,030

The accompanying notes are an integral part of these unconsolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2007 and 2006

(Unaudited)

	March 31, 2007	March 31, 2006
Interest and dividend income
Interest and fees on loans	$7,435,538	$6,638,656
Interest on debt investments:
Taxable	1,035,864	1,178,464
Dividends	128,294	73,598
Other	210,938	76,784

Total interest and dividend income	8,810,634	7,967,502

Interest expense
Interest on deposits	2,612,559	1,483,248
Interest on advances and other borrowed money	1,866,962	1,515,641

Total interest expense	4,479,521	2,998,889

Net interest and dividend income	4,331,113	4,968,613
Provision for loan losses	7,000	40,276

Net interest and dividend income after provision for loan losses	4,324,113	4,928,337

Noninterest income
Customer service fees	977,636	880,117
Income on other investments	142,739	—
Net gain on sales of loans	158,225	101,923
Rental income	155,414	123,631
Income from equity interest in Charter Holding Corp.	52,857	71,748
Brokerage service income	43,278	67,530
Other income	—	33,224

Total noninterest income	1,530,149	1,278,173

Noninterest expenses
Salaries and employee benefits	2,241,731	2,219,456
Occupancy expenses	740,768	659,682
Advertising and promotion	78,841	77,145
Depositors’ insurance	13,931	15,076
Outside services	174,558	168,903
Professional services	140,223	125,692
ATM processing fees	109,708	93,900
Supplies	86,936	78,164
Amortization of mortgage servicing rights in excess of mortgage servicing income	33,300	81,944
Other expenses	704,317	596,406

Total noninterest expenses	4,324,313	4,116,368

Income before provision for income taxes	1,529,949	2,090,142
Provision for income taxes	505,340	719,429

Net income	$1,024,609	$1,370,713

Comprehensive net income	$1,448,055	$725,612

Earnings per common share, basic	$0.25	$0.32

Average Number of Shares, basic	4,118,221	4,226,751
Earnings per common share, assuming dilution	$0.24	$0.32

Average Number of Shares, assuming dilution	4,224,403	4,335,885
Dividends declared per common share	$0.1300	$0.1250

The accompanying notes are an integral part of these consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2007 and 2006

(Unaudited)

	March 31, 2007	March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,024,609	$1,370,713
Depreciation and amortization	367,356	317,386
Amortization of securities, net	50,400	110,570
Net decrease in mortgage servicing rights	101,551	175,613
Net decrease in loans held-for-sale	442,100	1,236,300
Provision for loan losses	7,000	40,276
Decrease in accrued interest receivable and other assets	362,904	70,691
Income from equity interest in Charter Holding Corp.	(52,857)	(71,748)
Change in deferred loan origination fees and cost, net	(37,355)	(14,219)
(Decrease) increase in accrued expenses and other liabilities	(995,329)	1,887,093
Recognition of stock-based compensation expense	—	28,050

Net cash provided by operating activities	1,270,379	5,150,725

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(896,960)	(879,038)
Proceeds from maturities of securities available-for-sale	7,405,491	9,459,227
Redemptions (purchases) of Federal Home Loan Bank stock	759,500	(450,000)
Loan originations and principal collections, net	(354,916)	(2,945,098)

Net cash provided by investing activities	6,913,115	5,185,091

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	4,393,243	(18,278,409)
Net increase (decrease) in securities sold under agreements to repurchase	359,290	(1,151,853)
Net (decrease) increase in advances from Federal Home Loan Bank	(20,000,000)	5,000,000
Dividends paid	(543,410)	(527,873)
Payments to acquire treasury stock	(2,319,982)	(488,031)
Proceeds from exercise of stock options	217,346	454,694

Net cash used in financing activities	(17,893,513)	(14,991,472)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,710,019)	(4,655,656)
CASH AND CASH EQUIVALENTS, beginning of period	34,946,780	26,345,434

CASH AND CASH EQUIVALENTS, end of period	$25,236,761	$21,689,778

The accompanying notes are an integral part of these consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(continued)

For the Three Months Ended March 31, 2007 and 2006

(Unaudited)

	March 31, 2007	March 31, 2006
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest on deposit accounts	$2,759,871	$1,607,255
Interest on advances and other borrowed money	1,966,789	1,398,128

Total interest paid	$4,726,660	$3,005,383

Income taxes, net	$261,117	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2007

(Unaudited)

Note A—Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and, accordingly, do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The December 31, 2006 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of the management of New Hampshire Thrift Bancshares, Inc. (the “Company”), all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Note B—Accounting Policies

The accounting principles followed by New Hampshire Thrift Bancshares, Inc. and Subsidiaries and the methods of applying these principles which materially affect the determination of financial position, results of operations, or changes in financial position are consistent with those used for the year 2006.

The consolidated financial statements include the accounts of the Company, Lake Sunapee Bank, fsb (the “Bank”), Lake Sunapee Group, Inc. (“LSGI”) which owns and maintains all buildings, and Lake Sunapee Financial Services Corp. (“LSFSC”), which was formed to handle the flow of funds from the brokerage services. LSGI and LSFSC are wholly-owned subsidiaries of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

NHTB Capital Trust II and NHTB Capital Trust III, affiliates of the Company, were formed to sell capital securities to the public through a third party trust pool. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46(R)”), these affiliates have not been included in the consolidated financial statements.

Note C—Impact of New Accounting Standards

In March 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No. 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. Adoption of this statement did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company’s consolidated financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The adoption of this statement did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and other Postretirement Plans—an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires (1) the recognition of an asset or liability for the over-funded or under-funded status of a defined benefit plan, (2) the recognition of actuarial gains and losses and prior service costs and credits in other comprehensive income, (3) measurement of plan assets and benefit obligations as of the employer’s balance sheet date, rather than at interim measurement dates as currently allowed, and (4) disclosure of additional information concerning actuarial gains and losses and prior service costs and credits recognized in other comprehensive income. This statement is effective for financial statements with fiscal years ending after December 15, 2006. Adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective at the beginning of the Company’s fiscal year beginning January 1, 2008, and early application may be elected in certain circumstances. The Company is currently evaluating and has not yet determined the impact the new standard is expected to have on its financial position, results of operations or cash flows.

Note D—Stock-based Compensation

At March 31, 2007, the Company has three stock-based employee compensation plans. The Company accounts for those plans under SFAS 123R. $28,050 in stock-based employee compensation cost was recognized for its fixed stock option plans during the quarter ended March 31, 2006, and no costs were recognized for the quarter March 31, 2007. Prior to January 1, 2006, the Company accounted for the plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” No stock-based employee compensation cost had been recognized prior to January 1, 2006, for its fixed stock option plans.

Note E—Pension Benefits

The following summarizes the net periodic benefit cost for the three months ended March 31:

	Three months ended March 31,
	2007	2006
Service cost	$—	$116,865
Interest cost	76,170	85,234
Expected return on plan assets	(139,948)	(125,201)
Amortization of prior service cost	—	(52)
Amortization of unrecognized net loss	6,921	27,641

Net periodic benefit cost	$(56,857)	$104,487

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

New Hampshire Thrift Bancshares, Inc. (the “Company”), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (the “Bank”), a federally-chartered savings bank. The Bank is a member of the Federal Deposit Insurance Corporation (“FDIC”) and its deposits are insured through the Deposit Insurance Fund (“DIF”). The Bank is regulated by the Office of Thrift Supervision (“OTS”).

The Company’s profitability is derived primarily from the Bank. The Bank’s earnings in turn are generated from the net income from the earnings on its loan and investment portfolios less the cost of its deposit accounts and borrowings. These core revenues are supplemented by gains on sales of loans originated for sale, retail banking service fees, gains on the sale of investment securities, and brokerage fees. The Bank passes on its earnings to the Company to the extent allowed by OTS regulations. As of March 31, 2007, the Company had $2,624,999 available which it plans to use along with its dividends from the Bank to continue its annual quarterly payout of $0.13 per share and pay its subordinated debenture interest payments.

Overview

•	Total assets stood at $654,590,243 at March 31, 2007, a decrease of $17,440,787, from December 31, 2006.

•	Net loans outstanding increased $385,271 to $493,097,068 at March 31, 2007 from December 31, 2006.

•	The Company earned $1,024,609, or $.24 per diluted common share, for the quarter ended March 31, 2007, compared to $1,370,713, or $.32 per diluted common share, for the same period in 2006.

•	During the first three months of 2007, the Bank originated $37.1 million in loans, compared to $40.6 million in originated loans for the quarter ended March 31, 2006.

•	The Bank’s servicing portfolio totaled $299.8 million at March 31, 2007, compared to $305.9 million at March 31, 2006.

•

The Bank’s interest rate margin decreased to 2.88% at March 31, 2007, from 3.41% at March 31, 2006, as the rise in short-term interest rates caused the Bank’s liabilities to re-price faster than its assets.

Forward-looking Statements

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice; (10) NHTB may fail to successfully integrate the business of First Brandon Financial Corporation and/or First Community Bank, or to integrate them in a timely manner; (11) NHTB may fail to achieve anticipated cost savings of the proposed mergers with First Brandon Financial Corporation and First Community Bank, or to achieve savings in a timely manner; (12) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (13) NHTB, First Brandon Financial Corporation and/or First Community Bank may fail to obtain governmental approvals without adverse regulatory conditions; and (14) First Community Bank may fail to obtain required shareholder approval. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Critical Accounting Policies

The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses

The allowance for loan losses is established through a charge to the provision for loan losses. Provisions are made to reserve for estimated losses in outstanding loan balances. The allowance for loan losses is an estimate and is regularly reviewed by the Company for adequacy by assessing such factors as changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower’s ability to repay. The Company’s methodology with respect to the assessment of the adequacy of the allowance for loan losses is more fully discussed on pages 13-15 of this report.

Income Taxes

The Company must estimate income tax expense for each period for which a statement of operations is presented. This involves estimating the Company’s actual current tax exposure as well as assessing temporary differences resulting from differing treatment of items, such as timing of the deduction of expenses, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets. The Company must also assess the likelihood that any deferred tax assets will be recovered from future taxable income and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining income tax expense, and deferred tax assets and liabilities. As of March 31, 2007, there were no valuation allowances set aside against any deferred tax assets.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Interest Income Recognition

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due. Interest is not accrued on other loans when management believes collection is doubtful. All loans considered impaired are nonaccruing. Interest on non-accruing loans is recognized as payments are received when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current-period interest income.

Capital Securities

On March 30, 2004, NHTB Capital Trust II (“Trust II”), a Connecticut statutory trust formed by the Company, completed the sale of $10.0 million of 6.06%, 5 Year Fixed-Floating Capital Securities (“Capital Securities II”). Trust II also issued common securities to the Company and used the net proceeds from the offering to purchase a like amount of 6.06% Junior Subordinated Deferrable Interest Debentures (“Debentures II”) of the Company. Debentures II are the sole assets of Trust II. The Company used the proceeds to redeem the securities issued by NHTB Capital Trust I (“Trust I”), which were callable on September 30, 2004. Total expenses associated with the offering of $160,402 are included in other assets and are being amortized on a straight-line basis over the life of Debentures II.

Capital Securities II accrue and pay distributions quarterly at an annual rate of 6.06% for the first 5 years of the stated liquidation amount of $10 per Capital Security. The Company has fully and unconditionally guaranteed all of the obligations of the Trust. The guaranty covers the quarterly distributions and payments on liquidation or redemption of Capital Securities II, but only to the extent that the Trust has funds necessary to make these payments.

Capital Securities II are mandatorily redeemable upon the maturing of Debentures II on March 30, 2034 or upon earlier redemption as provided in the Indenture. The Company has the right to redeem Debentures II, in whole or in part on or after March 30, 2009 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

On March 30, 2004, NHTB Capital Trust III (“Trust III”), a Connecticut statutory trust formed by the Company, completed the sale of $10.0 million of Floating Capital Securities, adjustable every three months at LIBOR plus 2.79% (“Capital Securities III”). Trust III also issued common securities to the Company and used the net proceeds from the offering to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (“Debentures III”) of the Company. Debentures III are the sole assets of Trust III. The Company used a portion of the proceeds to redeem the balance of securities issued by Trust I, which were callable on September 30, 2004. The balance of the proceeds of Trust III are being used for general corporate purposes. Total expenses associated with the offering of $160,402 are included in other assets and are being amortized on a straight-line basis over the life of Debentures III.

Capital Securities III accrue and pay distributions quarterly based on the stated liquidation amount of $10 per Capital Security. The Company has fully and unconditionally guaranteed all of the obligations of Trust III. The guaranty covers the quarterly distributions and payments on liquidation or redemption of Capital Securities III, but only to the extent that Trust III has funds necessary to make these payments.

Capital Securities III are mandatorily redeemable upon the maturing of Debentures III on March 30, 2034 or upon earlier redemption as provided in the Indenture. The Company has the right to redeem Debentures III, in whole or in part on or after March 30, 2009 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Debentures II and III are included on the Company’s consolidated balance sheet as “Subordinated debentures.”

Brandon Acquisition

On December 15, 2006, NHTB announced that it had entered into a definitive agreement to acquire First Brandon Financial Corporation, Brandon, VT, (OTCBB: FBDN) (“First Brandon”) for approximately $21.2 million in cash and stock (the “First Brandon Merger”). Immediately following the First Brandon Merger, First Brandon’s subsidiary bank, First Brandon National Bank, will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb, but will operate under the name “First Brandon Bank, a division of Lake Sunapee Bank, fsb” (hereinafter referred to as the “First Brandon Division”).

The terms of the merger agreement call for each outstanding share of First Brandon common stock to be converted into the right to receive $44.01 in cash or 2.67 shares of NHTB common stock. First Brandon shareholders will have the right to elect either cash or stock with the constraint that the overall transaction must be consummated with 80% of the First Brandon shares being exchanged for NHTB stock and 20% being exchanged for cash. If there is an imbalance in elections, there will be a proration of proceeds to achieve the 80/20 split.

The definitive merger agreement has been approved by the Boards of Directors and shareholders of both NHTB and First Brandon. The transaction is subject to customary regulatory approvals and nonobjections including the Office of Thrift Supervision, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The transaction is expected to close in the early June, 2007.

First Community Acquisition

On April 16, 2007, NHTB announced that it had entered into a definitive agreement to acquire First Community Bank (“First Community”) for approximately $15.5 million in cash and stock. The terms of the merger agreement call for each outstanding share of First Community common stock to be converted into the right to receive $12.00 in cash or 0.7477 shares of NHTB common stock. First Community shareholders will have the right to elect either cash or stock with the constraint that the overall transaction must be consummated with 80% of the First Community shares being exchanged for NHTB stock and 20% being exchanged for cash. If there is an imbalance in elections, there will be a proration of proceeds to achieve the 80/20 split.

The definitive merger agreement has been approved by the Boards of Directors of both NHTB and First Community. The transaction is subject to approval by the shareholders of First Community, as well as customary regulatory approvals and notifications including the Office of Thrift Supervision and the Vermont Department of Banking, Insurance, Securities and Health Care Administration. The transaction is expected to close early in the fourth quarter of 2007.

Charter Holding Corp.

On October 2, 2000, the Bank and two other New Hampshire banks acquired Charter Holding Corp. (“CHC”) and Phoenix New England Trust Company (“PNET”) from Phoenix Home Life Mutual Insurance Company of Hartford, Connecticut. Contemporaneous with the acquisition, CHC and PNET merged under the continuing name of Charter Holding Corp. with assets of approximately $1.7 billion under management. As a result of the acquisitions and merger, the Bank and each of the other two banks own one-third of CHC at a cost of $3,003,337 each. Headquartered in Concord, New Hampshire, CHC provides trust and investment services from

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

more than a dozen offices across New Hampshire, as well as one in Norwich, Vermont. The Bank purchased CHC as a means to provide trust and investments services as well as insurance products to the Bank’s customers. By doing so, the Bank anticipates non-interest income to be enhanced. For the three-month period ended March 31, 2007, the Bank realized $52,857 in undistributed income, compared to undistributed income of $71,748 for the same period in 2006.

The Bank has entered into an agreement with Charter New England Agency (“CNEA”), a subsidiary of CHC, which enables the Bank to sell brokerage, securities, and insurance products. For the three-months ended March 31, 2007, the Bank generated commissions in the amount of $43,278, as compared to $67,530, for the same period in 2006.

Financial Condition and Results of Operations

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

During the quarter ended March 31, 2007, total assets decreased by $17,440,787, or 2.60%, from $672,031,030 at December 31, 2006 to $654,590,243 at March 31, 2007. Cash, cash equivalents, and securities available-for-sale decreased $16,742,464 from December 31, 2006, as the Bank used cash and the proceeds from maturing securities to pay off advances from the Federal Home Loan Bank of Boston (FHLBB).

Net loans increased $385,271, or 0.08%, from $492,711,797 at December 31, 2006 to $493,097,068 at March 31, 2007. During the first three months of 2007, the Bank originated $37.1 million in loans, compared to $40.7 million in originated loans for the quarter ended March 31, 2006. The decrease was caused by a slow-down in the residential housing market. At March 31, 2007, the Bank had $299,795,160 in its servicing portfolio compared to $305,944,988 at March 31, 2006. The Bank expects to continue to sell fixed rate loans into the secondary market in order to manage interest rate risk. Market risk exposure during the production cycle is managed through the use of secondary market forward commitments. At March 31, 2007, adjustable rate mortgages comprised approximately 77% of the Bank’s real estate mortgage loan portfolio. This is consistent with prior periods.

As of March 31, 2007, securities available-for-sale decreased by $7,032,445 to $84,489,858 compared to $91,522,303 as of December 31, 2006. The Bank’s net unrealized loss (after tax) on its investment portfolio was $1,451,837 at March 31, 2007 compared to an unrealized loss (after tax) of $1,707,556 at December 31, 2006. This slight change was the result of stable interest rates.

Real estate owned (“OREO”) and property acquired in settlement of loans remained at zero. There was no activity in the OREO account during the first quarter of 2007.

Deposits increased by $4,393,243, or 0.94%, to $469,899,063 at March 31, 2007, from $465,505,820, at year-end December 31, 2006. Non-interest bearing checking accounts decreased $5,113,632, or 13.23%. Savings and interest-bearing checking accounts decreased $6,132,817, or 2.54%, as customers moved funds into higher yielding time deposits. Time deposits increased $15,639,692, or 8.45%.

Securities sold under agreements to repurchase increased by $359,290, or 4.05%, to $9,241,154 at March 31, 2007 from $8,881,864 at December 31, 2006.

The Bank had $100,000,000 in short-term advances from the Federal Home Loan Bank (“FHLB”) as of March 31, 2007, a decrease of $20,000,000 from December 31, 2006. The Bank used the proceeds from maturing securities and cash to pay off maturing advances.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Allowance for Loan Losses

The Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. Adjustments to the allowance are charged to income through the provision for loan losses. The Bank considers many factors in determining the appropriate amount of the allowance and tests the adequacy at least quarterly by preparing a worksheet applying loss factors to outstanding loans by type. In determining the loss factors, the Bank considers historical losses, market conditions, and qualitative factors that, in management’s judgment, affect the collectibility of the portfolio. The bank enhanced adequacy testing through further stratification of the loan portfolio and by establishing acceptable ranges for the loss factors applicable to each loan type.

The allowance for loan losses incorporates the results of measuring impairment for specifically identified non-homogeneous problem loans in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” In accordance with SFAS No.’s 114 and 118 the specific allowance reduces the carrying amount of the impaired loans to their estimated fair value. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. Measurement of impairment is based on the present value of expected cash flows, market price of the loan, or the fair value of collateral. Measurement of impairment does not apply to large groups of smaller balance homogeneous loans such as residential mortgages, home equity loans, or consumer loans.

The Bank’s commercial loan officers review the financial condition of commercial loan customers on a regular basis and perform visual inspections of facilities and inventories. The Bank also has an internal loan review, audit, and compliance program. Results of the internal loan reviews, audit and compliance reviews are reported directly to the Audit Committee of the Bank’s Board of Directors.

The allowance for loan losses at March 31, 2007 was $3,993,714 compared to $3,975,122 at December 31, 2006. The increase is a result of $8,096 of loan charge-offs and $26,491 of recoveries during the first quarter. The change in the allowance is also due to the combined impact of $53,137 of checking overdraft charge-offs, $46,334 of overdraft recoveries and a provision of $7,000 applicable to the overdraft portion of the allowance. For purposes of financial reporting, the allowance for losses associated with the overdraft program is consolidated with the allowance for loan and lease losses. Most of the activity in the consolidated allowance account comes from the overdraft segment. The $7,000 provision made in the first quarter was entirely attributable to the overdraft program where the bank seeks to maintain an allowance equal to 100% of the aggregate balance of overdrawn accounts that have remained negative for 30 days or more and have not been charged-off. At March 31, 2007 the portion of the allowance allocated to overdrafts was $24,333, an amount equal to 128% of the aggregate negative balance of deposits accounts that have remained negative for 30 days or more. On a consolidated basis, including the allowance for the overdraft program, charge-offs were $61,233 and recoveries were $72,825 for the three months ended March 31, 2007. That compares with charge-offs, recoveries and provisions for the year ended December 31, 2006 of $467,018, $189,788 and $230,011 respectively. Like the first quarter of 2007, the majority of the activity in the allowance account in 2006 was attributable to the fee for service overdraft privilege program. At March 31, 2007 and December 31, 2006 the total allowance for loan loss represented 0.81% and 0.80% of loans respectively.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The following is a summary of activity in the allowance for loan losses account for the periods indicated:

	For the Three Months Ended March 31, 2007	For the year ended December 31,
		2006	2005	2004	2003	2002
Balance, beginning of period	$3,975,122	4,022,341	$4,019,450	$3,898,650	$3,875,708	$4,405,385
Charged-off loans	(61,233)	(467,018)	(123,885)	(14,737)	(86,642)	(687,899)
Recoveries	72,825	189,788	38,276	60,540	9,588	38,222
Provision charged to income	7,000	230,011	88,500	74,997	99,996	120,000

Balance, end of period	$3,993,714	$3,975,122	$4,022,341	$4,019,450	$3,898,650	$3,875,708

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention do not result from trends or uncertainties, which the Bank reasonably expects will materially impact future operating results, liquidity, or capital resources. As of March 31, 2007, there were no other loans not included in the tables below or discussed where known information about the possible credit problems of the borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms, or to repay the loan through liquidation of collateral, which may result in disclosure of such loans in the future.

Classified loans include non-performing loans and performing loans that have been adversely classified. Total classified loans were $3,837,086 on March 31, 2007 compared to $4,063,615 at December 31, 2006. The Bank had no OREO at March 31, 2007 or December 31, 2006. The decrease in classified loans comes from the reduction of loans over 90 days past due. Loans 90 days or more past due, including impaired loans, were $570,844 at March 31, 2007 compared to $753,992 at December 31, 2006. Loans 30 to 89 days past due were $4,519,817 at the end of March 2007 compared to $1,511,770 at year-end 2006. A review of classified loans for possible loan losses, combined with the results of adequacy testing, contributed to the determination that, except for provisions pertaining to the overdraft program, no additional provision was needed during the first quarter of 2007.

The following table shows the breakdown of non-performing loans and non-performing assets (dollars in thousands):

	March 31, 2007	December 31, 2006
90 day delinquent loans (1)	$117	$449
Nonaccrual impaired loans	454	305
Other real estate owned	—	—

Total non-performing assets	$571	$754

(1)	All loans 90 days or more delinquent are placed on non-accruing status.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The following table sets forth the allocation of the loan loss valuation allowance and the percentage of loans in each category to total loans (dollars in thousands):

	March 31, 2007		December 31, 2006
Real estate loans-
Conventional	$2,522	88%	$2,592	78%
Construction	365	5%	357	3%
Collateral and consumer	128	3%	130	13%
Commercial and municipal	910	4%	850	6%
Impaired Loans	69	0%	46	0%

Total valuation allowance	$3,994	100%	$3,975	100%

Total valuation allowance as percentage of total loans	0.81%		0.80%

The Bank believes the allowance for loan losses is at a level sufficient to cover inherent losses, given the current level of risk in the loan portfolio. At the same time, the Bank recognizes that the determination of future loss potential is intrinsically uncertain. Future adjustments to the allowance may be necessary if economic, real estate, and other conditions differ substantially from the current operating environment resulting in increased levels of non-performing loans and substantial differences between estimated and actual losses. Adjustments to the allowance are charged to income through the provision for loan losses.

Comparison of the Operating Results for the Three Months Ended March 31, 2007 and March 31, 2006

Net income for the three months ended March 31, 2007 was $1,024,609, or $0.24 per common share (assuming dilution), compared to $1,370,713, or $0.32 per common share (assuming dilution), for the same period in 2006, a decrease of $346,104, or 25.25%. The decrease in net income for the first quarter of 2007 reflects a before tax decrease of $637,500 in net interest and dividend income, due primarily to continuing margin compression and a slowing housing market. Net interest and dividend income decreased to $4,331,113 for the quarter ended March 31, 2007 from $4,968,613 for the quarter ended March 31, 2006, as sharp increases in short-term interest rates reduced the Bank’s interest rate margin. The Bank’s net interest rate margin declined to 2.88% at March 31, 2007, as compared to 3.41% at March 31, 2006, reflecting a more rapid rise in the Bank’s cost of funds. Total loan production for the quarter ended March 31, 2007 was $37,117,272 compared to $40,645,546 for the quarter ended March 31, 2006.

Interest and fees on loans increased $796,882, or 12.00%, for the three-month period ended March 31, 2007. The increase in interest and fees on loans was generated by the increase in the amount of $27,027,491 in net loans outstanding during the twelve months ended March 31, 2007. Interest on investments increased $46,250, or 3.48%, for the three-month period ended March 31, 2007.

For the three months ended March 31, 2007, total interest expense increased by $1,480,632, or 49.37%, to $4,479,521 from $2,998,889 for the same period in 2006. Interest on deposits increased $1,129,311, or 76.14%, due to a rising interest rate environment which resulted in customers shifting their deposits to higher yielding time deposits. Interest on advances and other borrowed money increased by $351,321, or 23.18%, to $1,866,962. In addition, advances from the FHLB have been re-pricing during this period of rising rates, which has increased the Bank’s cost on these borrowings.

The allowance for loan losses was $3,993,714 on March 31, 2007 compared to $4,007,676 on March 31, 2006. The allowance for loan losses represented 0.81% of total loans at March 31, 2007, down from 0.85% at

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

March 31, 2006. The lower percentage is primarily due to loan portfolio growth. During the first quarter of 2007 a provision of $7,000 was made to the allowance for the overdraft program compared to a provision of $40,276 for the overdraft program during the same period in 2006. Except for the provisions allocated to the fee for service overdraft program, no additional provisions for loan losses were made in the first quarter of 2007 or 2006. Net recoveries, including activity associated with the overdraft program, were $11,592 in the first quarter of 2007. That compares to net charge-offs of $54,941 during the first quarter of 2006. The favorable change comes from a $25,000 recovery on a previously charged-off commercial loan and from fewer charge-offs from the overdraft program.

For the three months ended March 31, 2007, total noninterest income increased by $251,976, or 19.71%, from $1,278,173 in 2006 to $1,530,149 for the same period in 2007. Customer service fees increased $97,519, or 11.08%, due to increases in fees on deposit accounts. The issuer of a debt instrument elected to pay the Company under the debt agreement for the value of stock warrants resulting in additional income of $142,739. Net gain on sale of loans increased by $56,302, or 55.24%, for the quarter ended March 31, 2007. Income from the Bank’s equity interest in Charter Holding Corp. decreased by $18,891 to $52,857 for the quarter ended March 31, 2007 from $71,748 for the quarter ended March 31, 2006. Brokerage service income decreased in the amount of $24,252, or 35.91%, to $43,278 for the quarter ended March 31, 2007 due to the reduction from three brokers to one.

Total noninterest expenses increased $207,945, or 5.05%, to $4,324,313 for the three months ended March 31, 2007 compared to $4,116,368 for the three months ended March 31, 2006.

For the three-month period ended March 31, 2007:

•

Salaries and employee benefits increased by $22,275 or 1.00%, compared to the three months ended March 31, 2006. Gross salaries and benefits paid increased $13,584, or 0.57%, from $2,391,789 for the three months ended March 31, 2006, to $2,405,373 for the three months ended at March 31, 2007. The slight increase in salaries and benefits resulted from the Bank’s change to a High Deductible Consumer Driven (HDCD) group health plan which reduced premiums paid for the program and the Bank’s decision to freeze its Defined Benefit Pension Plan. Salaries and benefits also changed by a decrease in the recognition of deferred expenses on loan originations to a level of $163,642 for the three months ended March 31, 2007, as compared to $172,333, for the same period in 2006.

•

Occupancy expense increased by $81,086, or 12.29%, to $740,768 for the three months ended March 31, 2007, compared to $659,682 for the three months ended March 31, 2006, due in part to expenses associated with operating two new branch offices.

•	Advertising and promotion increased by $1,696, or 2.20%, to $78,841 for the three months ended March 31, 2007, compared to $77,145 for the three months ended March 31, 2006.

•	Outside services increased by $5,655, or 3.35%, to $174,558 for the three months ended March 31, 2007, compared to $168,903 for the three months ended March 31, 2006.

•

Amortization of mortgage servicing rights in excess of mortgage servicing income decreased in the amount of $48,644, or 59.36% due to in part to lower amortization expenses resulting from a slowdown in early payoffs from the Bank’s loan servicing portfolio.

•

Other expenses increased by $107,911, or 18.09%, to $704,317 for the three months ended March 31, 2007, compared to $596,406 for the three months ended March 31, 2006, due in part to an increase in check charge-offs, increases on ATM and Debit Card interchange fees, and postage.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Interest Rate Sensitivity

The principal objective of the Bank’s interest rate management function is to evaluate the interest rate risk inherent in certain balance sheet accounts and determine the appropriate level of risk given the Bank’s business strategies, operating environment, capital and liquidity requirements and performance objectives and to manage the risk consistent with the Board of Directors’ approved guidelines.

The Bank’s Board of Directors has established an Asset/Liability Committee (“ALCO”) to review its asset/liability policies and interest rate position. Trends and interest rate positions are reported to the Board of Directors monthly.

Gap analysis is used to examine the extent to which assets and liabilities are “rate sensitive”. An asset or liability is said to be interest rate sensitive within a specific time-period if it will mature or reprice within that time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specified period of time and the amount of interest-bearing liabilities maturing or repricing within the same specified period of time. The strategy of matching rate sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations.

The Bank’s one-year gap at March 31, 2007, was negative 18%, compared to the December 31, 2006 gap of negative 21%. The Bank continues to hold in portfolio many adjustable rate mortgages, which reprice at one, three, and five-year intervals. The Bank sells certain fixed-rate mortgages into the secondary market in order to minimize interest rate risk. The Bank’s gap, of approximately negative eighteen percent at March 31, 2007, means net interest income would increase if interest rates trended downward. The opposite would occur if interest rates were to rise. Management feels that maintaining the gap within ten points of the parity line provides adequate protection against severe interest rate swings. In an effort to maintain the gap within ten points of parity, the Bank may utilize the FHLB advance program to control the repricing of a segment of liabilities.

As another part of its interest rate risk analysis, the Bank uses an interest rate sensitivity model, which generates estimates of the change in the Bank’s net portfolio value (“NPV”) over a range of interest rate scenarios. The OTS produces the data quarterly using its own model and data submitted by the Bank. In addition, the Bank employs outside consultants in an effort to measure and monitor interest rate risk.

NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Modeling changes require making certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to the changes in market interest rates. In this regard, the NPV model assumes that the composition of the Bank’s interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market rates on the Bank’s net interest income and will likely differ from actual results.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The following table sets forth the Bank’s NPV as of December 31, 2006 (the latest NPV analysis prepared by the OTS), as calculated by the OTS.

Change In Rates	Net Portfolio Value			NPV as % of PV Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
+300bp	62,106	-19,637	-24%	9.38%	-255	bp
+200bp	69,979	-11,764	-14%	10.43%	-150	bp
+100bp	79,634	-5,109	-6%	11.29%	-64	bp
0bp	81,743	—	—	11.93%	—
-100bp	83,521	1,778	+2%	12.13%	+20	bp
-200bp	84,310	2,567	+3%	12.21%	+28	bp

Liquidity and Capital Resources

The Bank is required to maintain sufficient liquidity for safe and sound operations. The Bank’s source of funds comes primarily from net deposit inflows, loan amortizations, principal pay downs from loans, sold loan proceeds, and advances from the FHLB. At March 31, 2007, the Bank had approximately $80,000,000 in borrowing capacity from the FHLB.

At March 31, 2007, the Company’s shareholders’ equity totaled $47,068,652, or 7.19% of total assets, compared to $48,409,406, or 7.20% of total assets at year-end 2006. The Company’s Tier I core capital was 8.29% at March 31, 2007 compared to 8.12% at year-end 2006. The decrease in shareholders’ equity in the amount of $1,340,754 reflects net income of $1,024,609, the payment of $543,410 in common stock dividends, proceeds of $217,346 from the exercise of stock options, a tax benefit from the exercise of stock options in the amount of $24,964, payments in the amount of $2,319,982 to acquire treasury stock, and a decrease in the amount of $255,719 in accumulated other comprehensive loss.

On February 22, 2001 (“2001 Plan”), the Company announced a stock repurchase program. Repurchases will be made from time to time at the discretion of management. The stock repurchase program will continue until the repurchase of 248,000 shares is complete. As of March 31, 2007, 248,000 shares of common stock had been repurchased. During the quarter ended March 31, 2007, 15,500 shares were repurchased under the 2001 Plan, which completed the repurchase of 248,000 shares. On January 25, 2007 (“2007 Plan”), the Company announced a stock repurchase program. This stock repurchase program will continue until the repurchase of 209,004 shares is complete. During the quarter ended March 31, 2007, 126,400 shares were repurchased under the 2007 Plan. The Board has determined that a share buyback is appropriate to enhance shareholder value; such repurchases generally increase earnings per share, return on average assets and on average equity, three performing benchmarks against which bank and thrift holding companies are often measured. The Company buys stock in the open market whenever the price of the stock is deemed reasonable and the Company has funds available for the purchase.

As of March 31, 2007, the Company had $2,624,999 in cash available, which it plans to use to continue its annual dividend payout of $.52 per share, pay the interest on its capital securities, and from time to time repurchase shares of the Company stock. The interest and dividend payments are approximately $3,500,000 per year. The Bank pays dividends to the Company as its sole stockholder within guidelines set forth by the OTS. Since the Bank is well-capitalized and has capital in excess of regulatory requirements, funds will be available to cover the Company’s future dividend, interest, and stock repurchase needs.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

For the three months ended March 31, 2007, net cash provided by operating activities decreased by $3,880,346 to $1,270,379 for the quarter ended March 31, 2007, compared to $5,150,725 for the same period in 2006, in part due to decreases in the amount of $794,200 in loans held-for-sale and $2,882,422 in accrued expenses and other liabilities.

Net cash provided by investing activities amounted to $6,913,115 for the three months ended March 31, 2007, compared to net cash provided by investing activities of $5,185,091 for the same period in 2006, an increase of $1,728,024. A decrease in the amount of $2,053,736 from proceeds from maturities of securities available-for-sale was offset by a decrease in the amount of $2,590,182 in loan originations and principal activities. In addition, redemptions of FHLB stock increased by $1,209,500.

For the three months ended March 31, 2007, net cash flows used in financing activities increased by $2,902,041 to $17,893,513, compared to $14,991,472 for the three months ended March 31, 2006. The Bank used an increase in deposits and securities sold under agreements to repurchase in the amount of $24,182,795 to partially fund a net decrease in FHLB advances in the amount of $25,000,000 and funds in the amount of $1,831,951 to acquire treasury stock.

The Bank expects to be able to fund loan demand and other investments during 2007 by continuing to use funds provided from customer deposits and the FHLB’s advance program. At March 31, 2007, the Bank had approximately $22,000,000 in loan commitments. Of these commitments, approximately $10,000,000 were fixed rate mortgages scheduled to be sold to the secondary market. Management is not aware of any trends, events, or uncertainties that will have or that are reasonably likely to have a material effect in the Company’s liquidity, capital resources or results of operations.

Banks are required to maintain tangible capital, core leverage capital, and total risk based capital of 1.50%, 4.00%, and 8.00%, respectively. As of March 31, 2007, the Bank’s ratios were 8.29%, 8.29%, and 11.95%, respectively, well in excess of the regulators’ requirements.

Book value per share was $11.59 at March 31, 2007, versus $11.11 per share at March 31, 2006.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Part I. Item 3. Quantitative and Qualitative Disclosures About Market Risk

In management’s opinion, there has been no material change in market risk since disclosure in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Part I. Item 4. Controls and Procedures

Management, including the Company’s President and Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this report. Based upon that evaluation, the Company’s President and Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective to ensure that information required to be disclosed in the reports the

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Company files and submits under the Exchange Act is (i) recorded, processed, summarized and reported as and when required; and (ii) accumulated and communicated to the Company’s management, including its President and Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

There have been no changes in the Company’s internal control over financial reporting identified in connection with the evaluation that occurred during the Company’s last fiscal quarter that has materially affected, or that is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part I. Item 4T. Controls and Procedures

Not Applicable.

Part II.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

OTHER INFORMATION

Item 1.	Legal Proceedings

There is no material litigation pending to which the Company or its subsidiaries are a party or to which the property of the Company or its subsidiaries are subject, other than ordinary routine litigation incidental to business.

Item 1A.	Risk Factors

There have been no material changes to the risk factors previously disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

The following table provides information with respect to purchases made by or on behalf of the Company or any “affiliated purchaser” (as defined in Rule 10b-18(a)(3) under the Securities Exchange Act of 1934), of the Company’s common stock during the three months ended March 31, 2007.

Period	(a) Total Number of Shares (or Units) Purchased	(b) Average Price Paid per Share (or Unit)	(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that may yet be Purchased under the Plans or Programs
January 1, 2007 through January 31, 2007 (1)	47,500	$16.050	47,500	182,679
February 1, 2007 through February 28, 2007	64,400	$15.350	111,900	118,279
March 1, 2007 through March 31, 2007	32,000	$15.851	143,900	86,279
Total	143,900	$16.122	143,900	86,279

(1)	The Company announced a stock repurchase program on February 22, 2001. The program was completed with the repurchase of 15,500 shares in January 2007 bringing the repurchased total for this program to 248,000 shares. The Company announced a stock repurchase program on January 19, 2007. The program will continue until the repurchase of 214,679 shares is complete.

Item 3.	Defaults Upon Senior Securities

None

Item 4.	Submission of Matters to a Vote of Common Shareholders

None

Item 5.	Other Information

None

Item 6.	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of July 26, 1996, by and among New Hampshire Thrift Bancshares, Inc. (“NHTB”), Lake Sunapee Bank, fsb (the “Bank”) and Landmark Bank. (“Landmark”), including Annex A, Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark and the Bank, and joined in by NHTB (previously filed as Appendix A to the Company’s Form S-4 (No. 333-12645) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 1996 (the “November 5, 1996 S-4”)).

2.2	Acquisition Agreement, dated April 12, 1999, by and among Sun Life Assurance Company of Canada (U.S.); New London Trust, FSB, a federally-chartered savings bank in stock form; PM Trust Holding Company, a Connecticut corporation; Cargill Bank, a state-chartered savings and loan association; Mascoma Savings Bank, a federally-chartered savings bank and Lake Sunapee Bank, fsb. (previously filed as an exhibit to the Company’s March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999 (the “March 31, 1999 10-Q”)).

2.3	Purchase and Assumption Agreement, dated April 12, 1999, among PM Trust Holdings, Inc., a Connecticut corporation; PM Trust Holding Company, a Connecticut corporation; Cargill Bank, a state-chartered savings and loan association; Mascoma Savings Bank, a federally-chartered savings bank and Lake Sunapee Bank, fsb. (previously filed as an exhibit to March 31, 1999 10-Q).

2.4	Asset and Liability Allocation Agreement dated April 12, 1999, by and among Cargill Bank, a state-chartered savings and loan association; Mascoma Savings Bank, a federally chartered savings bank and Lake Sunapee Bank, fsb. (previously filed as an exhibit to the March 31, 1999 10-Q).

2.5	Agreement and Plan of Merger by and between NHTB and First Brandon Financial Corporation dated as of December 14, 2006 (previously filed as an Exhibit to NHTB’s Form 8-K filed with the Commission on December 15, 2006).

2.6	Agreement and Plan of Merger by and between NHTB and First Community Bank dated as of April 16, 2007 (previously filed as an Exhibit to NHTB’s Form 8-K filed with the Commission on April 16, 2007).

3.1.1	Amended and Restated Certificate of Incorporation of the Company (previously filed as an exhibit to the November 5, 1996 S-4).

3.1.2	Certificate of Amendment of the Certificate of Incorporation of the Company (previously filed as an exhibit to the Company’s June 30, 2005 Form 10-Q filed with the Commission on August 15, 2005).

3.2.1	Amended and Restated Bylaws of the Company (previously filed as an exhibit to the November 5, 1996 S-4).

3.2.2	Amendment to Bylaws of the Company (previously filed as an exhibit to the Company’s Form 8-K filed with the Commission on March 11, 2004).

4.1	Stock Certificate of the Company (previously filed as an exhibit to the Company’s Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989 (the “March 1, 1989 S-4”)).

4.2	Indenture by and between New Hampshire Thrift Bancshares, Inc., as Issuer and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Floating Rate Junior Subordinated Deferrable Interest Debentures (previously filed as an exhibit to the Company’s December 31, 2004 Form 10-K filed with the Commission on March 29, 2005 (the “December 31, 2004 10-K”)).

4.3	Form of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by New Hampshire Thrift Bancshares, Inc. to U.S. Bank National Association dated March 30, 2004 (see Exhibit A to Exhibit 4.2).

Exhibit No.	Description
4.4	Indenture by and between New Hampshire Thrift Bancshares, Inc., as Issuer, and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (previously filed as an exhibit to the December 31, 2004 10-K).

4.5	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures issued by New Hampshire Thrift Bancshares, Inc. to U.S. Bank National Association dated March 30, 2004 (see Exhibit A to Exhibit 4.4).

10.1	Profit Sharing-Stock Ownership Plan of Lake Sunapee Bank, fsb (previously filed as an exhibit to the November 5, 1996 S-4).

10.2	New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan (previously filed as an exhibit to the November 5, 1996 S-4).

10.3	Lake Sunapee Bank, fsb 1987 Incentive Stock Option Plan (previously filed as an exhibit to the March 1, 1989 S-4).

10.4	New Hampshire Thrift Bancshares, Inc. 1986 Incentive Stock Option Plan (previously filed as an exhibit to the March 1, 1989 S-4).

10.5	Employment Agreement between the Company and Stephen W. Ensign (previously filed as an exhibit to the November 5, 1996 S-4).

10.6	Employment Agreement between the Bank and Stephen R. Theroux (previously filed as an exhibit to the November 5, 1996 S-4).

10.7	Guarantee Agreement by and between New Hampshire Thrift Bancshares, Inc. and U.S. Bank National Association dated March 30, 2004 (previously filed as an Exhibit to the December 31, 2004 10-K).

10.8	Guarantee Agreement by and between New Hampshire Thrift Bancshares, Inc. and U.S. Bank National Association dated March 30, 2004 (previously filed as an Exhibit to the December 31, 2004 10-K).

10.9	New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan (previously filed as Appendix A to the Company’s Proxy Statement filed with the Commission on March 6, 1998).

10.10	New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan (previously filed as Appendix B to the Company’s Proxy Statement filed with the Commission on April 8, 2004).

10.11	Amended and Restated Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to the Company’s Form 8-K filed with the Commission on December 14, 2005).

10.12	Amendment to the Amended and Restated Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to the Company’s form 8-K filed with the Commission on March 14, 2006).

10.13	Amendment to the Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an Exhibit to NHTB’s Form 8-K filed with the Commission on April 2, 2007).

14	Code of Ethics (previously filed as an exhibit to the Company’s December 31, 2003 Form 10-K filed with the Commission on March 30, 2004).

31.1	Rule 13a-14(a)/15d-14(a) Certification of the Chief Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of the Chief Financial Officer

32.1	Section 1350 Certification of the Chief Executive Officer

32.2	Section 1350 Certification of the Chief Financial Officer

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.
(Registrant)

Date: May 14, 2007	/s/ STEPHEN W. ENSIGN
Stephen W. Ensign
Vice Chairman of the Board, President and Chief Executive Officer

Date: May 14, 2007	/s/ STEPHEN R. THEROUX
Stephen R. Theroux
Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Accounting Officer)

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

New Hampshire Thrift Bancshares’ bylaws provide that New Hampshire Thrift Bancshares shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of New Hampshire Thrift Bancshares) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of New Hampshire Thrift Bancshares, or is or was serving at the request of New Hampshire Thrift Bancshares as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of New Hampshire Thrift Bancshares, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification will be provided by New Hampshire Thrift Bancshares with respect to actions by or in the right of New Hampshire Thrift Bancshares as stated above, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which the person to be indemnified shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to New Hampshire Thrift Bancshares or against amounts paid in settlement unless and only to the extent that there is a determination that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

Expenses incurred in connection with a threatened or pending action, suit or proceeding, and any appeal therein, may be paid by New Hampshire Thrift Bancshares in advance of the final disposition of such action, suit or proceeding, and any appeal therein, as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer trustee, employee or agent to repay such amount unless it shall be determined that he is entitled to be indemnified by New Hampshire Thrift Bancshares as authorized by the bylaws.

First Community Bank’s bylaws provide that First Community Bank shall indemnify its officers and directors, and by the affirmative vote of a majority of its directors, may indemnify its employees and agents to the fullest extent permitted by and in accordance with the laws of the State of Vermont. Such indemnification shall continue after such person has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Pursuant to the merger agreement, New Hampshire Thrift Bancshares has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of First Community Bank against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Community Bank if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under New Hampshire Thrift Bancshares’ bylaws.

New Hampshire Thrift Bancshares has further agreed to use its reasonable best efforts to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of First Community Bank immediately prior to the effective date continue to be covered by First Community Bank’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to First Community

Bank’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will New Hampshire Thrift Bancshares be required to expend more than 150% of the annual cost currently expended by First Community Bank with respect to such insurance.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits and financial statements filed as part of this Registration Statement are as follows:

2.1	Agreement and Plan of Reorganization, dated as of July 26, 1996, by and among New Hampshire Thrift Bancshares, Inc., Lake Sunapee Bank, fsb and Landmark Bank, including Annex A, Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark Bank and Lake Sunapee Bank, and joined in by New Hampshire Thrift Bancshares (previously filed as Appendix A to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 1996)

2.2	Acquisition Agreement, dated April 12, 1999, by and among Sun Life Assurance Company of Canada (U.S.); New London Trust, FSB, PM Trust Holding Company, Cargill Bank, Mascoma Savings Bank, and Lake Sunapee Bank, fsb. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999)

2.3	Purchase and Assumption Agreement, dated April 12, 1999, among PM Trust Holdings, Inc., PM Trust Holding Company, Cargill Bank, Mascoma Savings Bank, and Lake Sunapee Bank, fsb. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999)

2.4	Asset and Liability Allocation Agreement dated April 12, 1999, by and among Cargill Bank, Mascoma Savings Bank, and Lake Sunapee Bank, fsb. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ March 31, 1999 Form 10-Q filed with the Commission on May 14, 1999)

2.5	Agreement and Plan of Merger by and between New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation dated as of December 14, 2006 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Commission on December 15, 2006)

2.6	Agreement and Plan of Merger by and between New Hampshire Thrift Bancshares, Inc. and First Community Bank dated as of April 16, 2007 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Commission on April 16, 2007)

3.1.1	Amended and Restated Certificate of Incorporation of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

3.1.2	Certificate of Amendment of the Certificate of Incorporation of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ June 30, 2005 Form 10-Q filed with the Commission on August 15, 2005)

3.2.1	Amended and Restated Bylaws of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 10-KSB filed with the Commission on March 5, 1998)

3.2.2	Amendment to Bylaws of New Hampshire Thrift Bancshares (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Commission on March 11, 2004)

3.3	Amended and Restated Articles of Association of First Community Bank (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-143498) filed with the Commission on June 4, 2007)

3.4	Amended and Restated Bylaws of First Community Bank (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-143498) filed with the Commission on June 4, 2007)

4.1	Stock Certificate of the Company (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989)

4.2	Indenture by and between New Hampshire Thrift Bancshares, Inc., as Issuer and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Floating Rate Junior Subordinated Deferrable Interest Debentures (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

4.3	Form of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by New Hampshire Thrift Bancshares, Inc. to U.S. Bank National Association dated March 30, 2004 (see Exhibit A to Exhibit 4.2)

4.4	Indenture by and between New Hampshire Thrift Bancshares, Inc., as Issuer, and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

4.5	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures issued by New Hampshire Thrift Bancshares, Inc. to U.S. Bank National Association dated March 30, 2004 (see Exhibit A to Exhibit 4.4)

5.1	Opinion of Thacher Proffitt & Wood LLP as to the legality of the securities being issued (previously filed as an exhibit to New Hampshire Thrift Bancshares’ initial filing on Form S-4 (file No. 333-143498) filed with the Commission on June 4, 2007)

8.1	Tax opinion of Thacher Proffitt & Wood LLP (previously filed as an exhibit to New Hampshire Thrift Bancshares’ initial filing on Form S-4 (file No. 333-143498) filed with the Commission on June 4, 2007)

8.2	Tax opinion of Murtha Cullina LLP (previously filed as an exhibit to New Hampshire Thrift Bancshares’ initial filing on Form S-4 (file No. 333-143498) filed with the Commission on June 4, 2007)

10.1	Profit Sharing-Stock Ownership Plan of Lake Sunapee Bank, fsb (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.2	New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.3	Lake Sunapee Bank, fsb 1987 Incentive Stock Option Plan (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989)

10.4	New Hampshire Thrift Bancshares, Inc. 1986 Incentive Stock Option Plan (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989)

10.5	Employment Agreement between the Company and Stephen W. Ensign (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.6	Employment Agreement between the Bank and Stephen R. Theroux (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 (file No. 333-12645) filed with the Commission on November 5, 1996)

10.7	Guarantee Agreement by and between New Hampshire Thrift Bancshares, Inc. and U.S. Bank National Association dated March 30, 2004 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

10.8	Guarantee Agreement by and between New Hampshire Thrift Bancshares, Inc. and U.S. Bank National Association dated March 30, 2004 (previously filed as an exhibit to New Hampshire Thrift Bancshares’ December 31, 2004 Form 10-K filed with the Commission on March 29, 2005)

10.9	New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan (previously filed as Appendix A to New Hampshire Thrift Bancshares’ Proxy Statement filed with the Commission on March 6, 1998)

10.10	New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan (previously filed as Appendix B to New Hampshire Thrift Bancshares’ Proxy Statement filed with the Commission on April 8, 2004)

10.11	Amended and Restated Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ Form 8-K filed with the Commission on December 14, 2005)

10.12	Amendment to the Amended and Restated Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to New Hampshire Thrift Bancshares’ form 8-K filed with the Commission on March 14, 2006)

21	Subsidiaries of New Hampshire Thrift Bancshares, Inc. (previous filed as an exhibit to New Hampshire Thrift Bancshares’ Form S-4 filed with the Commission on March 21, 2007)

23.1	Consent of Shatswell, MacLeod & Co., P.C. with respect to New Hampshire Thrift Bancshares’ financial statements

23.2	Consent of Shatswell, MacLeod & Co., P.C. with respect to First Community Bank’s financial statements

23.3	Consent of RBC Capital Markets

23.5	Consent of Thacher Proffitt & Wood LLP (set forth in Exhibits 5.1 and 8.1)

23.6	Consent of Murtha Cullina LLP (set forth in Exhibit 8.2)

99.1	Form of Proxy Card for Special Meeting of Stockholders of First Community Bank

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver of cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipts of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registrations statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of New Hampshire, on June 20, 2007.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ STEPHEN W. ENSIGN
Stephen W. Ensign
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN W. ENSIGN Stephen W. Ensign	Chairman, President and Chief Executive Officer	June 20, 2007

/S/ STEPHEN R. THEROUX Stephen R. Theroux	Vice Chairman, Executive Vice President, Chief Financial Officer and Secretary	June 20, 2007

/S/ LEONARD R. CASHMAN Leonard R. Cashman	Director	June 20, 2007

/S/ SCOTT A. COOPER Scott A. Cooper	Director	June 21, 2007

/S/ WILLIAM C. HORN William C. Horn	Director	June 21, 2007

/S/ PETER R. LOVELY Peter R. Lovely	Director	June 20, 2007

/S/ JACK H. NELSON Jack H. Nelson	Director	June 20, 2007

/S/ PETER D. TERWILLIGER Peter D. Terwilliger	Director	June 21, 2007

Director
Joseph B. Willey